As filed with the Securities and Exchange Commission on April 1, 2014
Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

QUICKSILVER RESOURCES INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1311	75-2756163
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
801 Cherry Street
Fort Worth, TX 76102
(817) 665-5000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
John C. Regan
Chief Financial Officer
Quicksilver Resources Inc.
801 Cherry Street
Fort Worth, TX 76102
(817) 665-5000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
Copies to:
Richard D. Truesdell Jr., Esq.
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
(212) 450-4000
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. __________________________________
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount Of Registration Fee
11.000% Senior Notes due 2021	$325,000,000	100%	$325,000,000	$41,860
Guarantees of 11.000% Senior Notes due 2021	(2)	(2)	(2)	(2)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933.

(2)
No separate consideration will be received for the Guarantees of 11.000% Senior Notes due 2021 being registered hereby. In accordance with Rule 457(n) under the Securities Act, no registration fee is payable with respect to the guarantees.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Registrant as Specified in Its Charter*	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Cowtown Pipeline Funding, Inc.	Delaware	1311	42-1639774
Cowtown Pipeline Management, Inc.	Texas	1311	42-1639771
Cowtown Pipeline L.P.	Texas	1311	42-1639769
Cowtown Gas Processing L.P.	Texas	1311	20-2391404
Barnett Shale Operating LLC	Delaware	1311	45-4110257
Silver Stream Pipeline Company LLC	Delaware	1311	45-4669384
QPP Parent LLC	Delaware	1311	45-5498748
QPP Holdings LLC	Delaware	1311	45-5510057

*	The address, including zip code and telephone number, for each additional registrant is 801 Cherry Street, Forth Worth, TX 76102, 817-665-5000.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.
PROSPECTUS (SUBJECT TO COMPLETION)

Quicksilver Resources Inc.

Offer to Exchange

11.000% Senior Notes due 2021
for
New 11.000% Senior Notes Due 2021
We are offering to exchange up to $325,000,000 of our new 11.000% Senior Notes due 2021 (the “notes”) for up to $325,000,000 of our existing 11.000% Senior Notes due 2021 (the “old notes”). The terms of the notes are identical in all material respects to the terms of the old notes, except that the notes have been registered under the Securities Act, and the transfer restrictions and registration rights relating to the old notes do not apply to the notes.
To exchange your old notes for notes:

•	you are required to make the representations described on page 89 to us; and

•	you should read the section called “The Exchange Offer” for further information on how to exchange your old notes for notes.
The exchange offer will expire at 5:00 p.m., New York City time, on , 2014 unless it is extended.
See “Risk Factors” beginning on page 7 for a discussion of risk factors that should be considered by you prior to tendering your old notes in the exchange offer.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the exchange offer or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.
, 2014

i

Rather than repeat certain information in this prospectus that we have already included in reports filed with the Securities and Exchange Commission, this prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. See “Where You Can Find More Information.” We will provide this information to you at no charge upon written or oral request directed to the Secretary, Quicksilver Resources In., 801 Cherry Street, Fort Worth, TX 76102, telephone (817) 665-5000. In order to ensure timely delivery of the information, any request should be made no later than five business days before the expiration date of the exchange offer, or , 2014.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This document may only be used where it is legal to sell these notes. The information contained or incorporated by reference in this prospectus may only be accurate on the date of this document.

NOTICE TO NEW HAMPSHIRE RESIDENTS
NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES ANNOTATED, 1995, AS AMENDED, WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

INDUSTRY AND MARKET DATA
We obtained the market and competitive position data used throughout this prospectus from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified such data and do not make any representation as to the accuracy of such information. Similarly, we believe our internal research is reliable but it has not been verified by any independent sources.

INCORPORATION BY REFERENCE
We are “incorporating by reference” information filed with the SEC into this prospectus, which means that we are disclosing important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the termination of this offering, and such documents form an integral part of this prospectus:

•
our Annual Report on Form 10-K for the year ended December 31, 2013 (the “2013 Annual Report”), filed with the SEC on March 17, 2014 (including the information specifically incorporated by reference therein from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 5, 2013), and any amendments thereto; and

•	our Current Report on Form 8-K filed with the SEC on March 21, 2014.
Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC or any other document or information deemed to have been furnished and not filed with the SEC will be incorporated by reference into, or otherwise included in, this prospectus.
Any statement contained in this prospectus or in a document (or part thereof) incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document (or part thereof) that is or is considered to be incorporated by reference in this prospectus modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. Any statement so modified or superseded shall not be considered, except as so modified or superseded, to constitute any part of this prospectus.
You may obtain at no cost copies of each of the Quicksilver documents incorporated by reference into this prospectus (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) by writing or telephoning us at:
Quicksilver Resources Inc.
801 Cherry Street, Suite 3700, Unit 19
Fort Worth, Texas
Phone: (817) 665-5000
Attention: Treasurer

SUMMARY
This summary highlights the more detailed information in this prospectus or incorporated by reference herein. This summary may not contain all of the information that may be important to you. You should read the entire prospectus carefully before making a decision to exchange your old notes for notes, including the section entitled “Risk Factors” beginning on page 7 of this prospectus.
Unless otherwise indicated or required by the context, as used in this prospectus, the terms “Quicksilver,” “we,” “our” and “us” refer to Quicksilver Resources Inc. and all of its subsidiaries that are consolidated under accounting principles generally accepted in the United States (“GAAP”). Some of the oil, gas and other terms we use are defined under “Definitions” in our Annual Report on Form 10-K for the year ended December 31, 2013, as amended.
Our Business
We are an independent oil and gas company engaged in the acquisition, exploration, development and production of onshore oil and natural gas in North America and are based in Fort Worth, Texas. We focus primarily on unconventional reservoirs where hydrocarbons may be found in challenging geological conditions, such as fractured shales and coalbeds.
Our total revenues and net income for 2013 were $561.6 million and $161.6 million, respectively. The total book value of our assets as of December 31, 2013 was $1.4 billion. Our producing oil and natural gas properties in the United States are principally located in Texas and in Canada in Alberta and British Columbia.
We had total proved reserves of approximately 1.3 trillion cubic feet of natural gas equivalents (“Tcfe”) at December 31, 2013. Our three core areas include:

•	Barnett Shale;

•	Horn River; and

•	Horseshoe Canyon.
Additionally, we have an oil exploration opportunity in the Delaware basin in western Texas. This exploration project provides opportunity to grow our oil portfolio in the future. We actively study the above basins and other basins in North America, which may result in future oil and natural gas acquisitions.
We were organized as a Delaware corporation in 1997 and became a public company in 1999.
Our principal executive offices are located at 801 Cherry Street, Suite 3700, Unit 19, Fort Worth, Texas, 76102. Our telephone number is (817) 665-5000. We maintain a website at www.qrinc.com; however, the information on our website is not part of this document, and you should rely only on the information contained in this document and in the documents we incorporate by reference when making a decision as to whether to invest in the notes.
Our common stock trades under the symbol “KWK” on the New York Stock Exchange.

THE EXCHANGE OFFER

Securities Offered	We are offering up to $325,000,000 aggregate principal amount of new 11.000% Senior Notes due 2021 (the “notes”), which have been registered under the Securities Act.
The Exchange Offer
We are offering to issue the notes in exchange for a like principal amount of your old notes. We are offering to issue the notes to satisfy our obligations contained in the registration rights agreement entered into when the old notes were sold in transactions permitted by Rule 144A and Regulation S under the Securities Act and therefore not registered with the SEC. For procedures for tendering, see “The Exchange Offer.”

Tenders, Expiration Date, Withdrawal
The exchange offer will expire at 5:00 p.m., New York City time, on            , 2014 unless it is extended. If you decide to exchange your old notes for notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the notes. If you decide to tender your old notes in the exchange offer, you may withdraw them at any time prior to                , 2014. If we decide for any reason not to accept any old notes for exchange, your old notes will be returned to you without expense to you promptly after the exchange offer expires.

Federal Income Tax Consequences
Your exchange of old notes for notes in the exchange offer will not result in any income, gain or loss to you for federal income tax purposes. See “Material United States Federal Income Tax Consequences of the Exchange Offer.”

Use of Proceeds	We will not receive any proceeds from the issuance of the notes in the exchange offer.
Exchange Agent	The Bank of New York Mellon Trust Company, N.A. is the exchange agent for the exchange offer.
Failure to Tender Your Old Notes
If you fail to tender your old notes in the exchange offer, you will not have any further rights under the registration rights agreement, including any right to require us to register your old notes or to pay you additional interest.

You will be able to resell the notes without registering them with the SEC if you meet the requirements described below
Based on interpretations by the SEC’s staff in no-action letters issued to third parties, we believe that notes issued in exchange for old notes in the exchange offer may be offered for resale, resold or otherwise transferred by you without registering the notes under the Securities Act or delivering a prospectus, unless you are a broker-dealer receiving securities for your own account, so long as:

◦	you are not one of our “affiliates”, which is defined in Rule 405 of the Securities Act;

◦	you acquire the notes in the ordinary course of your business;

◦	you do not have any arrangement or understanding with any person to participate in the distribution of the notes; and

◦	you are not engaged in, and do not intend to engage in, a distribution of the notes.
If you are an affiliate of Quicksilver, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of notes acquired in the exchange offer, you (1) should not rely on our interpretations of the position of the SEC’s staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.
If you are a broker-dealer and receive notes for your own account in the exchange offer:

◦	you must represent that you do not have any arrangement with us or any of our affiliates to distribute the notes;

◦
you must acknowledge that you will deliver a prospectus in connection with any resale of the notes you receive from us in the exchange offer; the letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act; and

◦
you may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of notes received in exchange for old notes acquired by you as a result of market-making or other trading activities.

For a period of 180 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale described above.

SUMMARY DESCRIPTION OF THE SECURITIES
The terms of the notes and the old notes are identical in all material respects, except that the notes have been registered under the Securities Act, and the transfer restrictions and registrations rights relating to old notes do not apply to the notes.

Issuer	Quicksilver Resources Inc.
Maturity	July 1, 2021.
Interest rate
11.000% per annum.
No interest will be paid on either the notes or the old notes at the time of the exchange. The holders of old notes that are accepted for exchange will not receive accrued but unpaid interest on such old notes at the time of the exchange. Rather, that interest will be payable on the notes delivered in exchange for the old notes on the first interest payment date after the expiration date of the exchange offer.

Interest Payment Dates	January 1 and July 1, commencing January 1, 2014.
Optional Redemption
The notes will be redeemable at our option, in whole or in part, at any time on and after July 1, 2019 at the redemption prices described in this prospectus, together with accrued and unpaid interest, if any, to, but not including, the date of redemption.
At any time prior to July 1, 2019, we may redeem the notes, in whole but not in part, at a price equal to 100% of the principal amount of the notes plus a “make-whole” premium set forth in this prospectus, together with accrued and unpaid interest, if any, to, but not including, the date of redemption.
Additionally, at any time prior to July 1, 2016, we may redeem up to 35% of the aggregate principal amount of the notes (including additional notes) with the proceeds of certain equity offerings of our shares of common stock at a redemption price of 111.000% of the principal amount of the notes, together with accrued and unpaid interest, if any, to, but not including, the date of redemption.

Change of Control
If a change of control occurs, subject to certain conditions, we must give holders of the notes an opportunity to sell us the notes at a purchase price of 101% of the principal amount of the notes, plus accrued and unpaid interest to, but not including, the date of the purchase. See “Description of Notes—Change of control.”

Guarantees
The payment of the principal, premium, if any, and interest on the notes will be fully and unconditionally guaranteed on a senior unsecured and joint and several basis by certain of our current and future domestic subsidiaries. See “Description of Notes—Subsidiary guarantees”.

Ranking
The notes will be our senior unsecured obligations. The notes and the subsidiary guarantees will rank:
•equally in right of payment with any of our and our subsidiary guarantors’ existing and future senior indebtedness;
•    effectively junior to our and our subsidiary guarantors' secured indebtedness with respect to the collateral securing such indebtedness;
•    senior in right of payment to any of our and our subsidiary guarantors' existing and future subordinated obligations; and
•    structurally junior in right of payment to the existing and future indebtedness and other liabilities of our non-guarantor subsidiaries
As of December 31, 2013, the notes would have been structurally subordinated to approximately $481.9 million of indebtedness of our non-guarantor subsidiaries (which, for the year ended and as of December 31, 2013, along with our non-guarantor consolidating entities, represented approximately 26% of our total revenue and approximately 35% of our total assets) and would have been equal in rank to approximately $1.4 billion of our other senior indebtedness (subject to the prior rights of the holders of approximately $1.1 billion of our secured indebtedness with respect to the collateral securing such indebtedness, which includes letters of credit under our Canadian senior secured revolving credit facility and our U.S. senior secured revolving credit facility (together, the “Combined Credit Agreements”)), and would have been senior in rank to $350.0 million of our senior subordinated indebtedness. In addition, we have unused commitments of $97.6 million under our Combined Credit Agreements. See “Description of Notes—Ranking.”

Covenants
We will issue the notes under an indenture with the Trustee. The indenture will, among other things, limit our ability and the ability of our subsidiary guarantors to:
•    incur additional debt;
•    pay dividends on our capital stock or redeem, repurchase or retire our capital stock or subordinated debt;
•    make investments;
•    create liens on our assets or engage in sale/leaseback transactions;
•    create restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us;
•    engage in transactions with our affiliates;
•    transfer or sell assets; and
•    consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries.
These covenants are subject to important exceptions and qualifications, which are described under the caption “Description of Notes—Certain covenants.”

Use of Proceeds	We will not receive any proceeds from the exchange of notes for old notes.

RISK FACTORS
If any of the following risks occur, our business, results of operations or financial condition could be materially adversely affected. You should carefully consider the risks discussed below, together with the financial and other information contained or incorporated by reference in this prospectus. In addition to the risk factors discussed below, you should read “Item 1A.—Risk Factors” in our 2013 Annual Report for more information about important risks that you should consider before exchanging old notes for new notes. You should also read the section captioned “Cautionary Note Regarding Forward-looking Statements” for a discussion of what types of statements are forward-looking as well as the significance of such statements in the context of this prospectus.
Risks Related to the Exchange Offer
If you choose not to exchange your old notes in the exchange offer, the transfer restrictions currently applicable to your old notes will remain in force and the market price of your old notes could decline.
If you do not exchange your old notes for notes in the exchange offer, then you will continue to be subject to the transfer restrictions on the old notes as set forth in the offering memorandum distributed in connection with the private offering of the old notes. In general, the old notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement entered into in connection with the private offering of the old notes, we do not intend to register resales of the old notes under the Securities Act. The tender of old notes under the exchange offer will reduce the principal amount of the old notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the old notes due to reduction in liquidity.
You must follow the exchange offer procedures carefully in order to receive the notes.
If you do not follow the procedures described in this prospectus, you will not receive any notes. If you want to tender your old notes in exchange for notes, you should allow sufficient time to ensure timely delivery. No one is under any obligation to give you notification of defects or irregularities with respect to tenders of old notes for exchange. For additional information, see the section captioned “The Exchange Offer” in this prospectus.
There are state securities law restrictions on the resale of the notes.
In order to comply with the securities laws of certain jurisdictions, the notes may not be offered or resold by any holder, unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and the requirements of such exemption have been satisfied. We currently do not intend to register or qualify the resale of the notes in any such jurisdictions. However, generally an exemption is available for sales to registered broker-dealers and certain institutional buyers. Other exemptions under applicable state securities laws also may be available.

Risks Related to the Notes
Our substantial indebtedness could adversely affect our financial condition, our cash flow, our ability to operate our business and could prevent us from fulfilling our obligations under our indebtedness, including the notes.
We have a substantial amount of indebtedness. As of December 31, 2013, our consolidated total debt, including the debt of our subsidiaries, was approximately $1,989 million (based on the carrying value of such indebtedness), excluding unused commitments of $98 million under our Combined Credit Agreements.
Our debt levels could have significant negative consequences, including:

•	making it more difficult to satisfy our obligations, including our obligations with respect to the notes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing;

•
requiring us to devote a substantial portion of our available cash flow from operations and cash on hand to make interest and principal payments on our debt, thereby reducing the amount of cash available to fund other capital expenditures and other general corporate uses;

•	limiting our financial and operating flexibility in responding to changing economic and competitive conditions or exploiting strategic business opportunities; and

•	placing us at a disadvantage compared to our competitors that have relatively less debt.
If our capital resources are insufficient to service our indebtedness, we may need to reduce our capital expenditures or seek other financing alternatives. We may not be able to obtain financing needed in the future on terms that would be acceptable to us, or at all.
Your ability to receive payments under the notes is subject to the prior rights of the holders of our secured indebtedness and the secured indebtedness of our subsidiary guarantors to the extent of the value of the collateral securing such indebtedness.
Our obligations under the notes will be unsecured, but our U.S. borrowings under our Combined Credit Agreements are secured by a majority of our and our subsidiary guarantors’ assets (including the majority of our domestic U.S. proved oil and gas properties and related assets) and our Canadian borrowings under our Combined Credit Agreements are secured by a majority of our and our subsidiary guarantors’ and Canadian subsidiaries’ assets (including all of our Canadian oil and gas properties and related assets). In addition, our $625 million term loan (the “Second Lien Term Loan”) and our $200 million aggregate principal amount of senior second priority secured notes (the “Second Lien Notes”) are secured on a second priority basis on the collateral that secures the Combined Credit Agreements (other than the collateral of our Canadian subsidiaries, but including a second priority lien on 65% of the capital stock of certain of our Canadian subsidiaries). In the event of our bankruptcy, liquidation or dissolution, or if we default under our Combined Credit Agreements, the Second Lien Term Loan, our existing unsecured notes, or the Second Lien Notes and the notes offered hereby, the lenders under our Combined Credit Agreements could declare all funds borrowed thereunder, together with accrued interest under our Combined Credit Agreements, immediately due and payable. In addition, in the event of our bankruptcy, liquidation or dissolution, if we default under the Second Lien Term Loan, the Second Lien Notes, the Combined Credit Agreements or our unsecured notes, including the notes offered hereby, and applicable lenders or holders accelerate their obligations thereunder, the lenders under our Second Lien Term Loan and holders of our Second Lien Notes could declare all funds borrowed thereunder, together with accrued interest thereunder, immediately due and payable. If we are unable to repay such indebtedness, the lenders could foreclose on the collateral securing such indebtedness to the exclusion of the holders of the notes, even if an event of default exists under the indenture at such time. In such event, because the notes will not be secured by any of our assets, it is possible that there would be no assets remaining from which claims of the holders of the notes could be satisfied or, if any assets remained, that such assets would be insufficient to satisfy such claims fully. See “Description of Other Indebtedness.”
As of December 31, 2013, our outstanding secured indebtedness was approximately $1,077.4 million (which includes letters of credit under our Combined Credit Agreements) and we had $97.6 million of remaining borrowing base capacity under our Combined Credit Agreements, which would be senior secured indebtedness if incurred. Although the indenture governing the notes contains limitations on the amount of additional indebtedness that we may incur, under certain circumstances the amount of such indebtedness could be substantial and, in any case, such indebtedness may be senior secured indebtedness. See “Description of Notes—Certain covenants— Limitation on indebtedness.”
The notes are not secured by our assets or the assets of our subsidiary guarantors.
The notes will be our general unsecured obligations and will be subject to prior rights of the holders of our secured indebtedness and that of our subsidiaries with respect to the collateral securing such indebtedness. If we become insolvent or are liquidated, our assets which serve as collateral under our secured indebtedness would be made available to satisfy our obligations under any secured debt before any payments are made on our unsecured debt, such as the notes. Our U.S. borrowings under our Combined Credit Agreements are secured by a majority of our and our subsidiary guarantors’ assets (including the majority of our domestic U.S. proved oil and gas properties and related assets) and our Canadian borrowings under our Combined Credit Agreements are secured on a senior basis by a majority of our and our subsidiary guarantors’ and Canadian subsidiaries’ assets (including all our Canadian oil and gas properties and related assets). In addition, the Second Lien Term Loan and the Second Lien Notes will be secured by second priority security interests on the collateral that secures the Combined Credit Agreements (other than the collateral of our Canadian subsidiaries, but including a second priority lien on 65% of the capital stock of certain of our Canadian subsidiaries).
The notes will be structurally subordinated to all indebtedness and other liabilities of our existing and future subsidiaries that are not guarantors of the notes.
You will not have any claim as a creditor against any of our subsidiaries that are not guarantors of the notes, including our Canadian subsidiaries or against any of our future subsidiaries that do not become guarantors of the notes. For the year ended and as of December 31, 2013, our non-guarantor subsidiaries and non-guarantor consolidating entities represented approximately 26% of our total revenue and approximately 35% of our total assets. As of December 31, 2013, our non-guarantor subsidiaries and non-guarantor consolidating entities had approximately $688.3 million of total liabilities to which the notes would have been structurally subordinated. In addition, these non-guarantor subsidiaries will be permitted to incur substantial indebtedness in compliance with the terms of our existing indebtedness, including the indenture governing the notes. Indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will be structurally senior to your claims against those subsidiaries. See also “Description of Notes—Ranking.”
In addition, the indenture governing the notes will, subject to certain limitations, permit our existing or future non-guarantor subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that these subsidiaries may incur.

If we undergo a change of control, we may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the notes, which would violate the terms of the notes.
Upon the occurrence of a change of control, holders of the notes will have the right to require us to purchase all or any part of such holders’ notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. The events that constitute a change of control under the indenture governing the notes would constitute a default under our Combined Credit Agreements, and would require us to make an offer to purchase our outstanding 2019 Senior Notes, the Second Lien Term Loan, the Second Lien Notes, the Subordinated Notes and any outstanding 2015 Senior Notes and 2016 Senior Notes, at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to the date of purchase. We can provide no assurance that either we or our subsidiary guarantors would have sufficient financial resources available to satisfy all of our or their obligations under our Combined Credit Agreements, the Second Lien Term Loan, the Second Lien Notes, our existing senior notes or subordinated notes and these notes in the event of a change in control. Our failure to purchase the notes as required under the indenture governing the notes would result in a default under the indenture and under our other indebtedness, each of which could have material adverse consequences for us and the holders of the notes. See “Description of Notes—Change of control.”
Servicing our debt will require a significant amount of cash. Our ability to generate sufficient cash depends on numerous factors beyond our control, and we may be unable to generate sufficient cash flow to service our debt obligations, including making payments on the notes.
We spend significant cash and capital resources on the development and exploration of our existing properties and assets, and may evaluate various opportunities to acquire, invest in or otherwise participate in assets, businesses and activities that complement our existing assets, businesses and activities. Many of these opportunities may not be provided for in our existing capital expenditure forecast, and could result in the incurrence of substantial amounts of additional indebtedness. Our cash flow from operating activities and other sources may not be sufficient to fund our liquidity needs. Our ability to make payments on and to refinance our existing and future indebtedness, including the notes, to fund planned capital expenditures and to pursue other acquisitions and investment opportunities will depend on our current and future ability to generate cash from operating, investing and financing activities. Our ability to generate cash from these activities is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Lower revenues, or uncollectible receivables, generally reduce our cash flow.
We can provide no assurance that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our Combined Credit Agreements or otherwise, in an amount sufficient to fund our liquidity needs, including the payment of principal and interest on the notes. We may not be able to obtain enough capital to service our debt and fund our planned capital expenditures and business plan.
Our ability to obtain future borrowings under our Combined Credit Agreements will depend in part on our ability to remain in compliance with the financial maintenance covenants in our Combined Credit Agreements, which may be affected by events beyond our control. While we believe that we will be able to comply with these covenants through December 31, 2014, we do not expect to exceed the required levels by a significant margin. Accordingly, even a modest decline in prices for natural gas and NGLs, our failure to achieve anticipated cost savings or operational efficiencies, our failure to execute certain asset purchases and/or repay certain debt or the inaccuracy in any material respect of any of the other assumptions underlying our forecast could cause us to fail to comply with the covenants contained in the Combined Credit Agreements. See “Item 1A. Risk Factors—Commodity prices fluctuate widely, and low prices could adversely affect our ability to borrow under and comply with our debt agreements and have a material adverse impact on our business, financial condition and results of operations” in our 2013 Annual Report. Any future inability to comply with these covenants, unless waived or amended by the requisite lenders, could materially and adversely affect our liquidity by rendering us unable to borrow further under our credit facilities and by accelerating the maturity of our debt. We can provide no assurance that we would be successful in obtaining any such waivers or amendments.
We anticipate that our 2014 capital program, contractual commitments and recurring operating needs will be funded by cash flow from operations or cash and other short-term securities on hand and supplemented by proceeds from asset sales, although we could also borrow under the Combined Credit Agreements. If our capital resources are insufficient to fund our needs, we will need to reduce our capital expenditures, implement further cost reductions and successfully renegotiate our contractual commitments or seek other financing alternatives. We may be unable to realize further cost reductions, renegotiate our contractual commitments or obtain financing needed in the future on acceptable terms, or at all. If we limit or defer our 2014 capital expenditure plan or are unsuccessful in developing reserves and adding production through that capital program or our cost-cutting efforts are too overreaching, we could adversely affect our ability to meet our forecasted results and the value of our oil and natural gas properties.
If our cash flows and capital resources are insufficient to service our indebtedness, we may be forced to reduce or delay capital expenditures, forego acquisition and investment opportunities, sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt agreements, including our Combined Credit Agreements, the Second Lien Term Loan and the indentures governing our existing notes, the Second Lien Notes and the notes, may restrict us from implementing some of these alternatives. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate these dispositions for fair market value or at all. Furthermore, any proceeds that we could realize from any dispositions may not be adequate to meet our debt service obligations then due.
If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.
Any default under the agreements governing our indebtedness and the remedies sought by the lenders or holders of such indebtedness as a result of such default could prohibit us from making or render us unable to make payments of principal, premium, if any, or interest on the notes and could substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, or interest on our indebtedness, including covenants in the indentures that govern our existing notes and that govern the notes and the Second Lien Notes, the Second Lien Term Loan and the Combined Credit Agreements, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest. More specifically, the lenders under our Combined Credit Agreements could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation.

Despite our current levels of debt, we may still incur substantially more debt and increase the risks associated with our proposed leverage.
As of December 31, 2013, we had $1,077.4 million of outstanding senior secured indebtedness (which includes letters of credit under our Combined Credit Agreements) and $641.6 million of outstanding senior unsecured indebtedness under the notes, the 2015 Senior Notes, the 2016 Senior Notes and the 2019 Senior Notes and $350.0 million of outstanding senior subordinated indebtedness under our Subordinated Notes. The provisions contained or to be contained in the agreements relating to our indebtedness may not completely prohibit us from incurring additional indebtedness, and the amount of indebtedness that we could incur could be substantial. Accordingly, we or our subsidiaries could incur significant additional indebtedness in the future, some of which could constitute senior secured indebtedness which would have priority in any proceeds distributed in connection with any bankruptcy, liquidation, reorganization or similar proceeding to the extent derived from the collateral securing such debt. If we incur additional senior unsecured indebtedness, the holders of that debt will be entitled to share ratably with the holders of the notes in any proceeds distributed in connection with any bankruptcy, liquidation, reorganization or similar proceedings. At December 31, 2013 and for all of 2013, we did not meet the incurrence test under our indentures, which limits our ability to incur additional debt, except for specific baskets, if we were to meet our incurrence test in the future or otherwise incur debt as permitted under the indentures, and new debt is added to our current debt levels, the related risks that we now face could intensify.
Variable rate indebtedness subjects us to the risk of higher interest rates, which could cause our debt service obligations to increase significantly.
Certain of our borrowings, primarily borrowings under our Combined Credit Agreements, the Second Lien Term Loan and the Second Lien Notes, will be at variable rates of interest and expose us to interest rate risk. As of December 31, 2013, we had $1 billion of variable rate indebtedness outstanding. If interest rates increase, our debt service obligations on the variable rate indebtedness may increase if the interest rate exceeds the applicable floors even though the amount borrowed remained the same, and our net income would decrease. In the future we may enter into interest rate swaps, involving the exchange of floating for fixed rate interest payments, to reduce interest rate volatility, although we cannot assure you that we will do so.
There are circumstances other than repayment or discharge of the notes under which the related guarantees will be automatically released, without the consent of the holders of the notes or the trustee under the indenture governing the notes.
The guarantee of a subsidiary guarantor will be released in connection with a sale or other disposition of such guarantor in a transaction in compliance with the indenture governing the notes so long as the obligations of such subsidiary under the Combined Credit Agreements or any other agreement relating to our restricted subsidiaries’ indebtedness are terminated. The indenture governing the notes will also permit us to designate one or more of our restricted subsidiaries that is a guarantor of the notes as an unrestricted subsidiary. If we designate a guarantor as an unrestricted subsidiary, any guarantees of the notes by such subsidiary or any of its subsidiaries will be released under the indenture governing the notes. The creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries. See “Description of Notes—Subsidiary guarantees.”

Fraudulent transfer statutes may limit your rights as a holder of the notes.
Federal and state fraudulent transfer laws as previously interpreted by various courts permit a court, if it makes certain findings, to:

•	avoid all or a portion of our obligations to holders of the notes;

•	subordinate our obligations to holders of the notes to our other existing and future creditors, entitling such creditors to be paid in full before any payment is made on the notes; and

•	take other action detrimental to holders of the notes, including invalidating the notes.
In that event, we cannot provide assurance that you would ever be repaid. There is also no assurance that amounts previously paid to you pursuant to the notes or guarantees would not be subject to return.
Under federal and state fraudulent transfer laws, in order to take any of those actions, courts will typically need to find that we or the guarantors received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the notes, and, at the time the notes were issued, we or any of the guarantors, as applicable:

•	were insolvent or were rendered insolvent by reason of the issuance of the notes;

•	were engaged, or were about to engage, in a business or transaction for which our capital was unreasonably small;

•	intended to incur, or believed or should have believed we would incur, indebtedness beyond our ability to pay as such indebtedness matures; or

•	were a defendant in an action for money damages, or had a judgment for money damages docketed against us or such guarantor if, in either case, after final judgment, the judgment was unsatisfied.
A court may also void an issuance of notes or a guarantee, without regard to the above factors, if the court found that we issued the notes or the guarantors entered into their respective guaranty agreements with actual intent to hinder, delay or defraud current or future creditors.
Many of the foregoing terms are defined in or interpreted under those fraudulent transfer statutes and as judicially interpreted. A court could find that we did not receive fair consideration or reasonably equivalent value for the incurrence of the indebtedness represented by the notes.
The measure of insolvency for purposes of the foregoing considerations will vary depending on the law of the jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it incurred the indebtedness:

•	the sum of its indebtedness (including contingent liabilities) is greater than its assets, at fair valuation;

•
the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing indebtedness and liabilities (including contingent liabilities) as they become absolute and matured; or

•	it could not pay its debts as they became due.
We cannot assure you what standard a court would apply in determining our solvency and whether it would conclude that we were solvent when we incurred our obligations under the notes.
In addition, the guarantees of the notes may also be subject to review under various laws for the protection of creditors. A court would likely find that we or a guarantor did not receive reasonably equivalent value or fair consideration for the notes or the guarantees, respectively, if we or a guarantor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void an issuance of the notes or the guarantees, you would no longer have a claim against us or the guarantors. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from us or the guarantors or with respect to the notes or any guarantee. In addition, any payment by us pursuant to the notes made at a time we were found to be insolvent could be voided and required to be returned to us or to a fund for the benefit of our creditors if such payment is made to an insider within a one-year period prior to a bankruptcy filing or within 90 days for any outside party and such payment would give the creditors more than such creditors would have received in a distribution under the United States Bankruptcy Code.
An active public market may not develop for the notes, which may hinder your ability to liquidate your investment.
The notes are a new issue of securities with no established trading market, and we do not intend to list them on any securities exchange or to seek approval for quotations through any automated quotation system. The initial purchasers have advised us that they intend to make a market in the notes, but the initial purchasers are not obligated to do so. The initial purchasers may discontinue any market-making in the notes at any time, at their sole discretion. We therefore cannot provide assurance that:

•	a liquid market for the notes will develop;

•	you will be able to sell your notes; or

•	you will receive any specific price upon any sale of the notes.
We also cannot assure you as to the level of liquidity of the trading market for the notes following the issue date of the notes. If a public market for the notes does develop, the notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes and our financial performance. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all.
If a bankruptcy petition were filed by or against us, holders of the notes would likely not be entitled to include the unamortized portion of any original issue discount as of the filing date in the amount of their claim.
If a bankruptcy case is commenced by or against us under the United States Bankruptcy Code after the issuance of the notes, the claim of a holder of any of the notes with respect to the principal amount thereof may be limited to an amount equal to the sum of: (x) the initial offering price allocable to the notes; and (y) that portion of the original issue discount which is not deemed to constitute “unmatured interest” for purposes of the Bankruptcy Code. Any original issue discount that was not amortized as of any such bankruptcy filing would likely constitute “unmatured interest.” Accordingly, holders of the notes under such circumstances may, even if sufficient funds are available, receive a lesser amount than they would be entitled to under the express terms of the Indenture. In addition, there can be no assurance that a bankruptcy court would compute the accrual of interest under the same rules as those used for the calculation of original issue discount under federal income tax law.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Certain statements contained in this prospectus, the documents we incorporate by reference and other materials we file with the SEC, or in other written or oral statements made or to be made by us, other than statements of historical fact, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements give our current expectations or forecasts of future events. Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include:

•	changes in general economic conditions;

•	failure to satisfy our short- or long-term liquidity needs, including the ability to access necessary capital resources;

•	fluctuations in natural gas, NGL and oil prices;

•	failure or delays in achieving expected production from exploration and development projects;

•	our ability to achieve anticipated cost savings and other spending reductions and operational efficiencies;

•
failure to comply with covenants under our Combined Credit Agreements and other indebtedness and the resulting acceleration of debt thereunder and inability to make necessary repayments or to make additional borrowings;

•	uncertainties inherent in estimates of natural gas, NGL and oil reserves and predicting natural gas, NGL and oil production and reservoir performance;

•	effects of hedging natural gas and NGL prices;

•	fluctuations in the value of certain of our assets and liabilities;

•	competitive conditions in our industry;

•	actions taken or non-performance by third parties, including suppliers, contractors, operators, processors, transporters, customers and counterparties;

•	changes in the availability and cost of capital;

•	delays in obtaining oilfield equipment and increases in drilling and other service costs;

•	delays in construction of transportation pipelines and gathering, processing and treating facilities;

•	operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control;

•	the effects of existing and future laws and governmental regulations, including environmental and climate change requirements;

•	failure or delay in completing strategic transactions, particularly in closing the proposed Southwestern Transaction or in contracting for a transaction involving our Horn River Asset;

•	failure to make the necessary expenditures under or related to our contractual commitments, including our spending requirement pursuant to Fortune Creek;

•	the effects of existing or future litigation; and

•	additional factors described elsewhere in this prospectus.

This list of factors is not exhaustive, and new factors may emerge or changes to these factors may occur that would impact our business. Additional information regarding these and other factors may be contained in our filings with the SEC, especially on Forms 10-K, 10-Q and 8-K including any amendments thereto. All such risk factors are difficult to predict, and are subject to material uncertainties that may affect actual results and may be beyond our control. The forward-looking statements included in this prospectus are made only as of the date of this prospectus, and we undertake no obligation to update any of these forward-looking statements to reflect subsequent events or circumstances except to the extent required by applicable law.
All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements.

USE OF PROCEEDS
We will not receive any cash proceeds from the issuance of the notes. The notes will be exchanged for old notes as described in this prospectus upon our receipt of old notes. We will cancel all of the old notes surrendered in exchange for the notes.
Our net proceeds from the sale of the old notes were approximately $302.4 million, after deduction of the initial purchasers’ discounts and commissions and other expenses of the offering. We used those net proceeds to, together with the proceeds of the Second Lien Term Loan and Second Lien Notes and cash on hand, to (i) repurchase a portion of the 2015 Senior Notes and the 2016 Senior Notes validly tendered in the tender offer as part of our refinancing transactions in 2013, and (ii) pay fees and expenses related to the refinancing transactions, including applicable consent solicitation fees, tender premiums and accrued interest on the 2015 Senior Notes, the 2016 Senior Notes and the 2019 Senior Notes.
RATIO OF EARNINGS TO FIXED CHARGES
The following table presents our ratio of earnings to fixed charges for the periods indicated:

	For the Year Ended December 31,
	2013	2012	2011	2010	2009
Ratio of earnings to fixed charges (1)	1.9x	—	1.9x	4.6x	—

(1)    The shortfall in the earnings available for fixed charges to achieve a ratio of earnings to fixed charges of at least 1.0 amounted to $2.7 billion and $920 million for 2012 and 2009, respectively.
For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes plus distributed income of equity method investments and fixed charges (less capitalized interest and net income attributable to noncontrolling interests). Fixed charges consist of interest on all indebtedness, amortization of debt discount and capitalized expenses related to indebtedness and that portion of rental expense which we believe to be representative of an interest factor.
SELECTED CONSOLIDATED FINANCIAL DATA
The following table sets forth our selected financial data as of the dates and for the periods indicated. The selected financial data for each of the years in the three year period ended December 31, 2013 and as of December 31, 2013 and 2012 have been derived from our audited consolidated financial statements incorporated by reference herein. The selected financial data for each of the years in the two year period ended December 31, 2010 and as of December 31, 2011, 2010 and 2009 have been derived from our audited consolidated financial statements not incorporated by reference herein. Our historical results are not necessarily indicative of our future results.
The selected consolidated financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the corresponding notes in our 2013 Annual Report, which is incorporated by reference in this prospectus.

	For the Year Ended December 31,
	2013	2012	2011	2010	2009
	(dollars in thousands)
Statement of operations information:
Revenue
Production	$463,491	$630,947	$800,543	$856,349	$796,698
Sales of purchased natural gas	64,913	62,405	86,645	64,089	23,654
Net derivative gains (losses)	29,928	11,444	51,780	(2,629)	—
Other	3,230	4,242	4,655	10,522	12,383
Total revenue	561,562	709,038	943,623	928,331	832,735
Operating expense
Lease operating	82,265	95,333	102,874	84,836	79,027
Gathering, processing and transportation	148,569	166,316	190,560	94,008	48,688
Production and ad valorem taxes	17,066	25,395	29,226	34,156	23,881
Costs of purchased natural gas	64,840	62,041	85,398	65,321	30,158
Depletion, depreciation and accretion	62,612	163,624	225,763	207,203	201,387
Impairment	1,863	2,625,928	107,059	47,997	979,540
General and administrative	55,306	75,697	79,582	80,107	77,243
Other operating	3,725	1,562	557	4,522	6,684
Total expense	436,246	3,215,896	821,019	618,150	1,446,608
Gain on Tokyo Gas Transaction	339,328	—	—	—	—
Crestwood earn-out	—	41,097	—	—	—
Gain on sale of KGS	—	—	—	493,953	—
Operating income (loss)	464,644	(2,465,761)	122,604	804,134	(613,873)
Income (loss) from earnings of BBEP	—	—	(8,439)	22,323	75,444
Impairment of investment in BBEP	—	—	—	—	(102,084)
Other income (expense)—net	(17,384)	1,108	219,768	75,724	(1,242)
Fortune Creek accretion	(19,245)	(19,472)	—	—	—
Interest expense	(251,847)	(164,051)	(186,024)	(188,353)	(195,101)
Income (loss) before income taxes	176,168	(2,648,176)	147,909	713,828	(836,856)
Income tax (expense) benefit	(14,550)	295,570	(57,863)	(258,538)	291,617
Net income (loss)	161,618	(2,352,606)	90,046	455,290	(545,239)
Net income attributable to noncontrolling interests	—	—	—	(9,724)	(12,234)
Net income (loss) attributable to Quicksilver	$161,618	$(2,352,606)	$90,046	$445,566	$(557,473)
Reclassification adjustments related to settlements of derivative contracts—net of income tax	(46,931)	(128,161)	(58,125)	(164,016)	(211,863)
Net change in derivative fair value—net of income tax	—	74,384	156,160	156,850	125,989
Foreign currency translation adjustment	(4,681)	412	(13,364)	16,017	22,106
Other comprehensive income (loss)	$(51,612)	$(53,365)	$84,671	$8,851	$(63,768)
Comprehensive income (loss)	$110,006	$(2,405,971)	$174,717	$454,417	$(621,241)
Balance sheet information (as of period end):
Property, plant and equipment—net	$860,805	$1,029,058	$3,460,519	$3,063,245	$2,542,845
Total assets	1,369,726	1,381,788	3,995,462	3,507,734	3,612,882
Long-term debt	1,988,946	2,063,206	1,903,431	1,746,716	2,427,523
All other long-term obligations	251,953	283,588	495,939	248,762	121,877
Total equity	(1,005,970)	(1,132,797)	1,261,919	1,069,905	696,822
Cash flow information:
Cash provided by (used in) operating activities	$(51,700)	$227,727	$253,053	$397,720	$612,303
Cash provided by (used in) investing activities	246,044	(371,657)	(413,479)	48,828	(472,864)
Cash provided by (used in) financing activities	(114,218)	137,089	119,556	(392,144)	(143,391)

DESCRIPTION OF OTHER INDEBTEDNESS
Combined Credit Agreements
We currently have our Combined Credit Agreements dated December 22, 2011, which were amended and restated, and were further amended from time to time, including, in April 2013 (the “April 2013 Amendment”). After giving effect to the April 2013 Amendment and the Tokyo Gas Transaction, the Combined Credit Agreements’ global borrowing base is $350 million, including the borrowing base available under the U.S. Credit Facility of $205 million. The lenders’ commitments under the Combined Credit Agreements are allocated between the U.S. Credit Facility and the Canadian Credit Facility, with the U.S. Credit Facility being available for borrowings by Quicksilver Resources Inc. and the Canadian Credit Facility being available for borrowings by our Canadian subsidiary, Quicksilver Resources Canada Inc. (“Quicksilver Canada”). At our option, loans may be prepaid, and revolving credit commitments may be reduced, in whole or in part, at any time in minimum amounts.
Following the April 2013 Amendment, amounts outstanding under the U.S. Credit Facility bear interest, at our election, at (i) adjusted LIBOR (as defined in the U.S. Credit Facility) plus an applicable margin between 2.75% to 3.75%, or (ii) alternate base rate (as defined in the U.S. Credit Facility), which is the greatest of (a) the prime rate announced by JPMorgan, (b) the federal funds rate plus 0.50% and (c) adjusted LIBOR for an interest period of one month plus 1.00%, plus, in each case under scenario (ii), an applicable margin between 1.75% to 2.75%. We also pay a per annum fee on the LC Exposure (as defined in the U.S. Credit Facility) of all letters of credit issued under the U.S. Credit Facility equal to the applicable margin, with respect to adjusted LIBOR loans, and a commitment fee on the unused availability under the U.S. Credit Facility of 0.50%.
Following the April 2013 Amendment, amounts outstanding under the Canadian Credit Facility bear interest, at our election, at (i) the CDOR Rate (as defined in the Canadian Credit Facility) plus an applicable margin between 2.75% and 3.75%, (ii) the Canadian Prime Rate (as defined in the Canadian Credit Facility) plus an applicable margin between 1.75% and 2.75%, (iii) the U.S. Prime Rate (as defined in the Canadian Credit Facility) plus an applicable margin between 1.75% and 2.75% and (iv) adjusted LIBOR (as defined in the Canadian Credit Facility) plus an applicable margin between 2.75% to 3.75%. We pay a per annum fee on the LC Exposure (as defined in the Canadian Credit Facility) of all letters of credit issued under the Canadian Credit Facility equal to the applicable margin, with respect to adjusted LIBOR loans, and a commitment fee on the unused availability under the Canadian Credit Facility of 0.50%.
We further amended our Combined Credit Agreements with amendments in June 2013 and November 2013. See Note 11 to our consolidated financial statements found in our 2013 Annual Report, which is incorporated by reference in this prospectus. Our ability to remain in compliance with the amended financial maintenance covenants in our Combined Credit Agreements may be affected by events beyond our control, including market prices for our products, the success of our drilling efforts and production volumes. While we believe that we are able to comply with these covenants through December 31, 2014, we do not expect to exceed the required levels by a significant margin. Accordingly, even a modest decline in prices for natural gas and NGLs, our failure to achieve anticipated cost savings or operational efficiencies, our failure to execute certain asset purchases and/or repay certain debt or the inaccuracy in any material respect of any of the other assumptions underlying our forecast could cause us to fail to comply with the covenants contained in the Combined Credit Agreements. See “Item 1a. Risk Factors - Risks Related to the Notes - Commodity prices fluctuate wildly, and low prices could adversely affect our ability to borrow under and comply with our debt agreements and have a material adverse impact on our business, financial condition and results of operations.” Any future inability to comply with these covenants, unless waived by the required lenders, could adversely affect our liquidity by rendering us unable to borrow further under our credit facilities and by accelerating the maturity of our indebtedness.
Borrowings under the U.S. Credit Facility are guaranteed by certain of our domestic subsidiaries and are secured by 100% of the equity interests of each of Cowtown Pipeline Management, Inc., Cowtown Pipeline Funding, Inc., Cowtown Gas Processing L.P., Cowtown Pipeline L.P., Barnett Shale Operating LLC, Silver Stream Pipeline Company LLC, QPP Parent LLC and QPP Holdings LLC (collectively, the “Domestic Pledged Equity”), 65% of the equity interests of Quicksilver Canada and Quicksilver Production Partners Operating Ltd. (on a ratable basis with borrowings under the Canadian Credit Facility) and the majority of our domestic proved oil and gas properties and related assets (the “Domestic Pledged Property”). Borrowings under the Canadian Credit Facility are guaranteed by us and certain of our domestic subsidiaries and are secured by the Domestic Pledged Equity, the Domestic Pledged Property, 100% of the equity interests of Quicksilver Canada (65% of which is on a ratable basis with the borrowings under the U.S. Credit Facility) and any Canadian restricted subsidiaries and 65% of the equity interests of Quicksilver Production Partners Operating Ltd. and all of Quicksilver Canada’s oil and gas properties and related assets. At December 31, 2013, we had $211.2 million of borrowings outstanding under our Combined Credit Agreements at an effective interest rate of 3.95%. Our borrowing base is subject to redetermination semi-annually and could be reduced further in the future.
Second Lien Term Loan
In June 2013, we entered into the Second Lien Term Loan of $625.0 million among Quicksilver Resources Inc., as borrower, the lenders party thereto from time to time and Credit Suisse, AG, as administrative agent (“Credit Suisse”). The Second Lien Term Loan has a six year original term, subject to prepayment under certain circumstances.
Amounts outstanding under the Second Lien Term Loan bear interest, at our election, at (i) adjusted LIBOR (as defined in the Second Lien Term Loan and subject to a “floor”) plus an applicable margin of 5.75% or (ii) alternate base rate (as defined in the Second Lien Term Loan and subject to a “floor”), which is the greatest of (a) Credit Suisse’s prime rate, (b) the federal funds effective rate plus 0.50% and (c) Adjusted LIBOR for an interest period of one month plus 1.00%, in each case, plus an applicable margin of 4.75%.
Loans under the Second Lien Term Loan are subject to mandatory prepayments and prepayment offers upon the occurrence of certain events (and subject to certain exceptions set forth in the Second Lien Term Loan), including non-ordinary course asset sales and sales of equity interests. At our option, loans under the Second Lien Term Loan may be prepaid, in whole or in part, at any time in minimum amounts, subject to payment of a prepayment premium in the case of a repricing transaction (as defined in the Second Lien Term Loan) during the first two years of the facility. Upon the occurrence of a change of control, we are required to make an offer to purchase the Second Lien Term Loans at a price equal to 101% of the principal amount plus accrued interest. Any prepayments are applied pro rata among the Second Lien Term Loan and the Second Lien Notes.
Subject to certain exceptions set forth in the Second Lien Term Loan, the representations and warranties and affirmative covenants under the Second Lien Term Loan are substantially consistent with the U.S. Credit Facility and the negative covenants and events of default substantially consistent with the notes being exchanged in this offering. There are no financial maintenance covenants under the Second Lien Term Loan.
Borrowings under the Second Lien Term Loan are guaranteed by certain of our domestic subsidiaries and are secured on a second priority basis (junior in priority to the liens securing the obligation under the U.S. Credit Facility and pari passu with the liens securing the Second Lien Notes) by the Domestic Pledged Equity, Domestic Pledged

Property and 65% of the equity interests of Quicksilver Canada and Quicksilver Production Partners Operating Ltd. We have an incurrence test under the indentures more fully described below.
Second Lien Notes
In June 2013, we conducted a private offering of $200.0 million aggregate principal amount of Second Lien Notes under an indenture (the “Second Lien Indenture”) among Quicksilver Resources Inc., as issuer, The Bank of New York Mellon Trust Company, N.A., as trustee and second lien collateral agent, relating to such notes.
The Second Lien Notes bear interest at a variable rate per annum equal to the Adjusted LIBOR (as defined in the Second Lien Indenture subject to a “floor”) plus an applicable margin. The applicable margin is equal to the applicable margin for an adjusted LIBOR loan under the Second Lien Term Loan. The interest on the Second Lien Notes is paid quarterly on the last business day of March, June, September and December. The Second Lien Notes have a six year original term, subject to mandatory redemption under certain circumstances set forth in the Second Lien Indenture. It is expected that the Second Lien Notes will come due at the same time as our Second Lien Term Loan.
The Second Lien Notes have substantially the same terms as the Second Lien Term Loan, including the same mandatory redemption requirements upon the occurrence of certain events (and subject to certain exceptions set forth in the Second Lien Indenture), including non-ordinary course asset sales and sales of equity interests. We are entitled to redeem the Second Lien Notes, in whole or in part, at any time, subject to payment of a prepayment premium in the case of a repricing event (as defined in the Second Lien Indenture) during the first two years after the issue date. Upon the occurrence of a change of control, we are required to make an offer to purchase the Second Lien Notes at a price equal to 101% of the principal amount, plus accrued interest. Any redemptions or prepayments are applied pro rata among the Second Lien Term Loan and the Second Lien Notes.
The affirmative covenants, the negative covenants and the events of default under the Second Lien Indenture are substantially consistent with the Second Lien Term Loan. The Second Lien Notes are fully and unconditionally guaranteed by the same subsidiaries that are guarantors under the Second Lien Term Loan and are secured on a second priority basis (junior in priority to the liens securing obligations under the U.S. Credit Facility and pari passu with liens securing the Second Lien Term Loan) by the Domestic Pledged Equity, Domestic Pledged Property and 65% of the equity interests of Quicksilver Canada and Quicksilver Production Partners Operating Ltd. We have an incurrence test under the indentures more fully described below.
2015 Senior Notes and 2016 Senior Notes
As of December 31, 2013, we had outstanding $10.5 million aggregate principal amount of the 2015 Senior Notes and $8.1 million aggregate principal amount of the 2016 Senior Notes. The 2015 Senior Notes and the 2016 Senior Notes are fully and unconditionally guaranteed on a senior basis by our subsidiary guarantors. The 2015 Senior Notes and the 2016 Senior Notes and the subsidiary guarantees thereof rank equal in right of payment to the notes and the subsidiary guarantees. In June 2013, we amended the 2015 Senior Notes and 2016 Notes to eliminate substantially all of the restrictive covenants and certain events of default. On March 28, 2014, we issued a notice of redemption for any and all of the 2015 Senior Notes and the 2016 Senior Notes. The redemption of the 2015 Senior Notes and the 2016 Senior Notes will be completed on or about April 28, 2014.

Senior Notes Due 2019
As of December 31, 2013, we had outstanding $298.0 million aggregate principal amount of the 2019 Senior Notes. The 2019 Senior Notes are fully and unconditionally guaranteed on a senior basis by our subsidiary guarantors. The 2019 Senior Notes and the subsidiary guarantees thereof rank equal in right of payment to the notes and the subsidiary guarantees. We have an incurrence test under the indentures more fully described below.
Subordinated Notes
As of December 31, 2013, we had outstanding $350.0 million aggregate principal amount of senior subordinated notes due 2016 (the “Subordinated Notes”). The Subordinated Notes are fully and unconditionally guaranteed on a senior subordinated basis by our subsidiary guarantors. The existing Subordinated Notes and the subsidiary guarantees thereof rank junior in right of payment to the notes and the subsidiary guarantees.
Incurrence Test under Certain of our Indebtedness
We have an incurrence test under the indentures that govern the Second Lien Term Loan, Second Lien Notes, 2019 Senior Notes, as well as the indenture that governs the Subordinated Notes, that requires EBITDA to exceed interest expense by 2.25 times. At December 31, 2013 and for all of 2013, we did not meet this test and, as a result, we are limited in our ability to, among other things, incur additional debt, except for specific baskets. We do retain, however, the ability to utilize the full borrowing capacity under our Combined Credit Agreements and to refinance existing debt. Not meeting this ratio does not represent an event of default under our indentures. We are unable to predict when or if our EBITDA will exceed interest expense by 2.25 times.

DESCRIPTION OF NOTES
In this Description of Notes, references to “the Company,” “we,” “our” and “us” refer only to Quicksilver Resources Inc. and not to any of its subsidiaries. You will find the definitions of capitalized terms used in this description under the heading “Certain definitions.”
The Company will issue the notes under an indenture (the “Indenture”), among the Company, the Subsidiary Guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The terms of the notes include those expressly stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).
The Indenture is unlimited in aggregate principal amount, although the issuance of notes in this offering will be limited to $325.0 million. We may issue an unlimited principal amount of additional notes having identical terms and conditions as the notes (the “Additional Notes”), but if the Additional Notes are not fungible with the notes for U.S. federal income tax purposes, the Additional Notes will have a separate CUSIP number. We will be permitted to issue such Additional Notes only if, at the time of such issuance, we are in compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same series as the notes that we are currently offering and will vote on all matters with the holders of the notes. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of notes,” references to the notes include any Additional Notes actually issued.
This description of notes is intended to be an overview of the material provisions of the notes and the Indenture. Because this description of notes is only a summary, you should refer to the Indenture for a complete description of the Company’s obligations and your rights in respect of the notes. You should read the Indenture carefully and in its entirety. You may request copies of these documents at the Company’s address set forth under “Where You Can Find More Information”.

General
The notes. The notes:

•	are general unsecured, senior obligations of the Company;

•	are limited to an aggregate principal amount of $325.0 million, subject to our ability to issue Additional Notes;

•	mature on July 1, 2021;

•	will be issued only in fully registered form, without coupons;

•	will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	will generally be represented by one or more registered notes in global form, but in certain circumstances may be represented by notes in definitive form;

•	rank senior in right of payment to all existing and future Subordinated Obligations of the Company; and

•
are unconditionally guaranteed on a senior basis by Cowtown Pipeline Funding, Inc., Cowtown Pipeline Management, Inc., Cowtown Pipeline L.P., Cowtown Gas Processing L.P., Barnett Shale Operating LLC, Silver Stream Pipeline Company LLC, QPP Parent LLC and QPP Holdings LLC, each a Domestic Subsidiary of the Company, as described under “—Subsidiary guarantees.”

Interest. Interest on the notes will compound semi-annually and will:

•	accrue at the rate of 11.000% per annum;

•	accrue from the most recent interest payment date to which interest has been paid or duly provided for on the old notes surrendered in exchange for the notes;

•	be payable in cash semi-annually in arrears on January 1 and July 1, commencing on July 1, 2014;

•	be payable to the holders of record at the close of business on the December 15 and June 15 (whether or not a business day) immediately preceding the related interest payment dates;

•	be computed on the basis of a 360-day year comprised of twelve 30-day months.
Payments on the notes; paying agent and registrar
We will pay principal of and premium, if any, and interest and additional interest, if any, on the notes at the office or agency designated by the Company in the Borough of Manhattan, The City of New York, except that we may, at our option, pay interest on the notes by check mailed to holders of the notes at their registered address as it appears in the security register for the notes. We have initially designated the corporate trust office of the Trustee in New York, New York to act as our paying agent and registrar in respect of the notes. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and the Company or any of its Restricted Subsidiaries may act as paying agent or registrar in respect of the notes.
We will pay principal of and premium, if any, and interest and additional interest, if any, on notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of the global notes.
Optional redemption
Except as described below, the notes are not redeemable until July 1, 2019. On and after July 1, 2019, the Company may redeem all or, from time to time, a part of the notes upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest and additional interest, if any, on the notes, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date occurring on or prior to the redemption date), if redeemed during the twelve-month period beginning on July 1 of the years indicated below:

Year	Percentage
2019	102.000%
2020 and thereafter	100.000%

Prior to July 1, 2016, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the notes (which includes Additional Notes, if any) with the Net Cash Proceeds of one or more equity offerings at a redemption price of 111.000% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date occurring on or prior to the redemption date); provided that:

(1)
at least 65% of such aggregate principal amount of the notes (which includes Additional Notes, if any) remains outstanding after each such redemption (other than notes held, directly or indirectly, by the Company or its Affiliates); and

(2)    each such redemption occurs within 90 days after the closing of such equity offering.
Interest and additional interest, if any, payable on a redemption date that occurs after an interest record date and before the related interest payment date will be paid to the person to whom principal is payable.
In the case of any partial redemption, selection of the notes for redemption will be made by the Trustee by such method as the Trustee in its sole discretion may deem to be fair and appropriate; provided, that if the notes are represented by global notes, beneficial interests in the notes will be selected for redemption by The Depository Trust Company in accordance with its standard procedures therefor.
No note of $2,000 in aggregate principal amount or less will be redeemed in part. Notices of redemption will be in writing and mailed, first-class postage prepaid, at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its address appearing in the securities register. If any note is to be redeemed in part only, the notice of redemption relating to such note will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.
In addition, at any time prior to July 1, 2019, the Company may redeem the notes, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date occurring on or prior to the redemption date).
The Company is not required to make mandatory redemption payments or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase notes as described under “—Change of control” and “—Certain covenants—Limitation on sales of assets and subsidiary stock.” We may at any time and from time to time purchase notes in the open market or otherwise.

Ranking
The indebtedness evidenced by these notes and the Subsidiary Guarantees will be unsecured and will rank equal in right of payment to the Senior Indebtedness of the Company and the Subsidiary Guarantors, as the case may be (subject to the prior rights of holders of secured indebtedness of the Company or the Subsidiary Guarantors, as the case may be, with respect to the collateral securing such indebtedness). The notes will be guaranteed by the Subsidiary Guarantors.
As of December 31, 2013, the Company’s Senior Indebtedness and the Senior Indebtedness of the Subsidiary Guarantors was approximately $1.8 billion, including approximately $1.1 billion of secured Indebtedness. Virtually all of the Senior Indebtedness of the Subsidiary Guarantors currently consists of their respective guarantees of the Senior Indebtedness of the Company under the Senior Secured Credit Agreement, the 2015 Senior Notes, the 2016 Senior Notes, the 2019 Notes, the notes, the Second Lien Term Loan and the Second Lien Notes.
The notes are unsecured obligations of the Company and are subject to the prior rights of the holders of the secured Indebtedness of the Company and its subsidiaries with respect to the collateral securing such Indebtedness. Our unsecured Indebtedness is not deemed to be subordinate or junior to secured Indebtedness merely because it is unsecured.
A substantial portion of our operations are conducted through our subsidiaries. Some of our subsidiaries are not guaranteeing the notes, and, as described below under “—Subsidiary guarantees,” Subsidiary Guarantees may be released under certain circumstances. In addition, our future subsidiaries may not be required to guarantee the notes. Claims of creditors of such non-guarantor subsidiaries, including trade creditors and creditors holding indebtedness or guarantees issued by such non-guarantor subsidiaries, and claims of preferred stockholders of such non-guarantor subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor subsidiaries over the claims of our creditors, including holders of the notes. Accordingly, the notes will be structurally subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor subsidiaries.
At December 31, 2013, the total liabilities of our subsidiaries (other than the Subsidiary Guarantors) were approximately $688.3 million, including trade payables and including intercompany liabilities. Although the Indenture limits the incurrence of Indebtedness and Preferred Stock by certain of our subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “—Certain covenants—Limitation on indebtedness.”
Subsidiary guarantees
The Subsidiary Guarantors will, jointly and severally, fully and unconditionally guarantee, on a senior basis, the Company’s obligations under the notes and all obligations under the Indenture. The Subsidiary Guarantors will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) Incurred by the Trustee or the holders in enforcing any rights under the Subsidiary Guarantees.
Each Subsidiary Guarantee will rank equally with all Guarantor Senior Indebtedness of that Subsidiary Guarantor and will be senior in right of payment to all existing and future Guarantor Subordinated Obligations of that Subsidiary Guarantor. The Subsidiary Guarantees will be subject to the prior rights of the holders of any secured Indebtedness of the applicable Subsidiary Guarantor with respect to the collateral securing such indebtedness. Unsecured Indebtedness of the Subsidiary Guarantors is not deemed to be subordinate or junior to secured Indebtedness merely because it is unsecured.

As of the date of this prospectus, the Guarantor Senior Indebtedness of the Subsidiary Guarantors consisted of the guarantees under the Senior Secured Credit Agreement and the Second Priority Term Loan and guarantees of the 2015 Senior Notes, the 2016 Senior Notes, the 2019 Senior Notes and the Senior Second Priority Notes and the Guarantor Subordinated Obligations of the Subsidiary Guarantors consisted of the guarantees of the 2016 Senior Subordinated Notes.
Although the Indenture will limit the amount of indebtedness that Restricted Subsidiaries may Incur, such indebtedness may be substantial.
The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See “Risk factors.”
In the event a Subsidiary Guarantor is sold or disposed of, whether by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease), and whether or not the Subsidiary Guarantor is the surviving entity in such transaction, to a Person that is not the Company or a Restricted Subsidiary, such Subsidiary Guarantor will be released from its obligations under its Subsidiary Guarantee if:

(1)
the sale or other disposition is in compliance with the Indenture, including the covenants “Limitation on sales of assets and subsidiary stock” and “Limitation on sale of capital stock of restricted subsidiaries;” and

(2)
all of the obligations of the Subsidiary Guarantor under any Credit Facility and related documentation and any other agreements relating to any other Indebtedness of the Company or its Restricted Subsidiaries terminate upon consummation of such transaction.

In addition, a Subsidiary Guarantor will be released from its obligations under the Indenture and its Subsidiary Guarantee if the Company designates the Subsidiary as an Unrestricted Subsidiary and the designation complies with the other applicable provisions of the Indenture.
Change of control
If a Change of Control occurs, unless the Company has exercised its right to redeem all of the notes as described under “—Optional redemption” by giving notice of such redemption to the holders of the notes, the Company will be required to offer to repurchase from each holder all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof; provided, that any unpurchased portion of a note must be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s notes at a purchase price in cash equal to 101% of the principal amount of the notes plus accrued and unpaid interest and additional interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).
Within 30 days following any Change of Control, unless the Company has exercised its right to redeem the notes as described under “—Optional redemption” by giving notice of such redemption to the holders of the notes, the Company will mail a notice (the “Change of Control Offer”) to each holder, with a copy to the Trustee, stating:

(1)
that a Change of Control has occurred and that the Company is offering to purchase the holder’s notes at a purchase price in cash equal to 101% of the principal amount of the notes plus accrued and unpaid interest and additional interest, if any, to the date of purchase (subject to the right of holders of record at the close of business on a record date to receive interest on the relevant interest payment date) (the “Change of Control Payment”);

(2)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”); and

(3)	the procedures determined by the Company, consistent with the Indenture, that a holder must follow in order to have its notes repurchased.
On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)	accept for payment all notes or portions of notes (equal to $2,000 or an integral multiple of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent for the notes an amount equal to the Change of Control Payment in respect of all notes or portions of notes so tendered; and

(3)
deliver or cause to be delivered to the Trustee the notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Company.

Our paying agent will promptly mail to each holder of notes so tendered the Change of Control Payment for the notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.
If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest and additional interest, if any, will be paid to the Person in whose name a note is registered at the close of business on the record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.
The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under the Change of Control Offer.
A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of the making of the Change of Control Offer.
The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will be deemed not to have breached its obligations described in the Indenture by virtue of such compliance.
The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers. The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that the

Company could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on the Company’s ability to Incur additional Indebtedness are contained in the covenants described under “—Certain covenants—Limitation on indebtedness”, “—Certain covenants —Limitation on liens” and “—Certain covenants —Limitation on sale/leaseback transactions.” Such restrictions can be waived only with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.
The Company’s ability to repurchase notes pursuant to a Change of Control Offer may be limited by a number of factors. The occurrence of any of the events that constitute a Change of Control may constitute a default under the Senior Secured Credit Agreement. In addition, certain events that may constitute a change of control under the Senior Secured Credit Agreement and cause a default under that agreement may not constitute a Change of Control under the Indenture. Other Indebtedness of the Company and its Subsidiaries may also contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company’s ability to pay cash to the holders upon a repurchase may be limited by the Company’s then-existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.
The definition of “Change of Control” includes a disposition of all or substantially all of the property and assets of the Company and its Restricted Subsidiaries taken as a whole to any Person other than a Permitted Holder. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property and assets of a Person. As a result, it may be unclear as to whether a Change of Control has occurred and the Company is obligated to make a Change of Control Offer.
Holders may not be entitled to require us to purchase their notes in certain circumstances involving a significant change in the composition of our Board of Directors, including in connection with a proxy contest in which our Board of Directors does not approve a dissident slate of directors but approves them as Continuing Directors, even if our Board of Directors initially opposed the directors.
Certain covenants
Effectiveness of covenants
From and after the first day on which:

(1)	the notes have an Investment Grade Rating from both of the Ratings Agencies; and

(2)	no Default has occurred and is continuing under the Indenture;
the Company and its Restricted Subsidiaries will cease to be subject to the provisions of the Indenture summarized under the subheadings below:

(1)    “—Limitation on indebtedness,”
(2)    “—Limitation on restricted payments,”
(3)    “—Limitation on restrictions on distributions from restricted subsidiaries,”
(4)    “—Limitation on sales of assets and subsidiary stock,”
(5)    “—Limitation on affiliate transactions,”
(6)    “—Limitation on sale of capital stock of restricted subsidiaries,”
(7)    “—Limitation on lines of business,” and
(8)    Clause (4) of “—Merger and consolidation”
(collectively, the “Suspended Covenants”). If at any time the credit rating of the notes is downgraded from an Investment Grade Rating by either Rating Agency, then the Suspended Covenants will thereafter be reinstated and again be applicable pursuant to the terms of the Indenture, unless and until the notes subsequently attain an Investment Grade Rating. Neither the failure of the Company or any of its Subsidiaries to comply with a Suspended Covenant after the notes attain an Investment Grade Rating and before any reinstatement of the Suspended Covenants nor compliance by the Company or any of its Subsidiaries with any contractual obligation entered into in compliance with the Indenture during that period will constitute a Default, Event of Default or breach of any kind under the Indenture, the notes or the Subsidiary Guarantees.
During any period when the Suspended Covenants are not in effect, the Board of Directors of the Company may not designate any of the Company’s Subsidiaries as Unrestricted Subsidiaries pursuant to the Indenture.
Limitation on indebtedness
The Company may not, and may not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness); except, that the Company and any Restricted Subsidiary may Incur Indebtedness if on the date thereof:

(1)	the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.25 to 1.0; and

(2)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of Incurring the Indebtedness or the transactions relating to such Incurrence.
The first paragraph of this covenant will not prohibit the Incurrence of the following Indebtedness:

(1)
Indebtedness of the Company and its Restricted Subsidiaries Incurred pursuant to a Credit Facility in an aggregate principal amount up to the greater of (x) $1.2 billion or (y) 30% of Adjusted Consolidated Net Tangible Assets, in each case, determined as of the date of the Incurrence of the Indebtedness;

(2)
Guarantees of Indebtedness Incurred in accordance with the provisions of the Indenture; provided that if the Indebtedness that is being Guaranteed is Guaranteed by a Subsidiary Guarantor and is (a) Senior Indebtedness or Guarantor Senior Indebtedness, then the related Guarantee shall rank equally in right of payment to the Subsidiary Guarantee of such Subsidiary Guarantors or (b) a Subordinated Obligation or a

Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Subsidiary Guarantee of such Subsidiary Guarantors;

(3)
Indebtedness of the Company owing to and held by any Wholly-Owned Subsidiary or Indebtedness of a Restricted Subsidiary owing to and held by the Company or any Wholly-Owned Subsidiary; provided, however, that:

(a)	if the Company is the obligor on the Indebtedness, the Indebtedness is subordinated in right of payment to all obligations with respect to the notes;

(b)
if a Subsidiary Guarantor is the obligor on the Indebtedness and the Company or a Subsidiary Guarantor is not the obligee, such Indebtedness is subordinated in right of payment to the Subsidiary Guarantees of that Subsidiary Guarantor; and

(c)
any subsequent issuance or transfer of Capital Stock, sale or other transfer of any such Indebtedness or other event that results in any such Indebtedness being held by a Person other than the Company or a Wholly-Owned Subsidiary of the Company shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Subsidiary, as the case may be, as of the date such Indebtedness first became held by such Person;

(4)
Indebtedness represented by (a) the notes issued on the Issue Date and the Subsidiary Guarantees and any exchange notes and related Subsidiary Guarantees issued pursuant to the Registration Rights Agreement, (b) any Indebtedness (other than the Indebtedness described in clauses (1), (2), (3), (6), (8), (9) and (10)) outstanding on the Issue Date and (c) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (4) or clause (5) or Incurred pursuant to the first paragraph of this covenant;

(5)
Indebtedness of a Restricted Subsidiary Incurred and outstanding on the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred (a) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary was acquired by the Company or (b) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that, at the time such Restricted Subsidiary is acquired by the Company, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant after giving effect to the Incurrence of such Indebtedness;

(6)
Indebtedness under Currency Agreements, Commodity Agreements and Interest Rate Agreements; provided that, in the case of Currency Agreements or Commodity Agreements, such Currency Agreements or Commodity Agreements are related to business transactions of the Company or its Restricted Subsidiaries entered into in the ordinary course of business and, in the case of Currency Agreements, Commodity Agreements and Interest Rate Agreements, such Currency Agreements, Commodity Agreements and Interest Rate Agreements are entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Company);

(7)
the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations with respect to assets other than Capital Stock or other Investments, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvements of property used in the business of the Company or the Restricted Subsidiary, in an aggregate principal amount not to exceed $20 million at any time outstanding;

(8)
Indebtedness Incurred in respect of workers’ compensation claims, self-insurance obligations, bid, reimbursement, performance, surety, appeal and similar bonds, completion guarantees provided by the Company or a Restricted Subsidiary in the ordinary course of business, or required by regulatory authorities in connection with the conduct by the Company and its Restricted Subsidiaries of their businesses, including supporting Guarantees and letters of credit (in each case other than for an obligation for money borrowed);

(9)
Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or Capital Stock of the Company or a Restricted Subsidiary;

(10)
Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of the Incurrence; and

(11)
in addition to the items referred to in clauses (1) through (10) above, Indebtedness of the Company and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (11) and then outstanding, will not exceed $40 million at any time outstanding.

The Company may not after the Issue Date Incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of the Company unless such Indebtedness will be subordinated to the notes to at least the same extent as such Subordinated Obligations. No Subsidiary Guarantor may Incur any Indebtedness under the preceding paragraph if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Obligations of such Subsidiary Guarantor unless such Indebtedness will be subordinated to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee to at least the same extent as such Guarantor Subordinated Obligations. Notwithstanding the foregoing, the subordination requirements of this paragraph shall not apply to any Indebtedness Incurred by the Company or any Subsidiary Guarantor under the preceding paragraph if the net proceeds thereof are used, directly or indirectly, to refinance the 2016 Senior Subordinated Notes.
For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant:

(1)
Indebtedness permitted by this covenant need not be permitted solely by one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;

(2)
in the event that Indebtedness meets the criteria of more than one of the provisions permitting the Incurrence of Indebtedness described in the first and second paragraphs above, the Company, in its sole discretion, may classify (or subsequently reclassify) such item of Indebtedness as being permitted by one or more such provisions;

(3)
all Indebtedness outstanding on the date of the Indenture under the Senior Secured Credit Agreement, the credit agreement governing the Second Priority Term Loan and the indenture governing the Senior Second Priority Notes shall be deemed initially Incurred on the Issue Date under clause (1) of the second paragraph above and not the first paragraph or clause (4) of the second paragraph above;

(4)	Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(5)
if obligations in respect of letters of credit are Incurred pursuant to a Credit Facility and are being treated as Incurred pursuant to clause (1) of the second paragraph above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

(6)
no item of Indebtedness will be given effect more than once in any calculation contemplated by this covenant and no individual item or related items of Indebtedness will be given effect at an aggregate amount in excess of the aggregate amount required to satisfy and discharge the principal amount of such item or related items of Indebtedness;

(7)
the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof; and

(8)	the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.
Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.
In addition, the Company will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this “Limitation on indebtedness” covenant, the Company shall be in Default of this covenant).
For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date the Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and the refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of the refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which the Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.
Limitation on restricted payments
The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1)
pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in respect of its Capital Stock in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) except:

(a)	dividends or distributions payable in Capital Stock of the Company (other than Disqualified Stock) or in options, warrants or other rights to purchase Capital Stock of the Company; and

(b)
dividends or distributions payable to the Company or a Restricted Subsidiary (and if the Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of Capital Stock on a pro rata basis);

(2)
purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary (other than in exchange for Capital Stock of the Company or any direct or indirect parent of the Company (other than Disqualified Stock));

(3)
purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations or Guarantor Subordinated Obligations (other than the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4)	make any Restricted Investment in any Person;
(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4) being referred to herein as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(a)	a Default shall have occurred and be continuing (or would result therefrom); or

(b)
the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to the first paragraph under “—Limitation on indebtedness” above after giving effect, on a pro forma basis, to the Restricted Payment; or

(c)	the aggregate amount of the Restricted Payment and all other Restricted Payments made subsequent to the Issue Date would exceed the sum of:

(i)
50% of Consolidated Net Income for the period (treated as one accounting period) from July 1, 2013 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are in existence (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(ii)
100% of the aggregate Net Cash Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) or other capital contributions subsequent to the Issue Date (other than Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination);

(iii)
the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries convertible into or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair market value of any other property, distributed by the Company upon such conversion or exchange); and

(iv)
the amount equal to payments received by the Company or any Restricted Subsidiary in respect of, or the net reduction in, Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from:

(A)
repurchases or redemptions of such Restricted Investments by the Person in which such Restricted Investments are made, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser or payments in respect of such Restricted Investment, whether through interest payments, principal payments, dividends, distributions or otherwise, by such Person to the Company or any Restricted Subsidiary; or

(B)
the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary;

which amount in each case under clause (iv) was included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under clause (iv) to the extent it is already included in Consolidated Net Income.
The provisions of the preceding paragraph will not prohibit:

(1)
any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock, Disqualified Stock or Subordinated Obligations or Guarantor Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that (a) such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments and (b) the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (c)(ii) of the preceding paragraph;

(2)
any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations made by exchange for or out of the proceeds of the substantially concurrent sale of Guarantor Subordinated Obligations that, in each case, is permitted to be Incurred as described under “—Limitation on indebtedness” and that in each case constitutes Refinancing Indebtedness; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments;

(3)
any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, that, in each case, is permitted to be Incurred pursuant to the covenant described under “—Limitation on indebtedness” and that in each case constitutes Refinancing Indebtedness; provided, however, that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments;

(4)
dividends paid within 60 days after the date of declaration if at such date of declaration the dividend would have complied with this provision; provided, however, that such dividends will be included in subsequent calculations of the amount of Restricted Payments;

(5)	so long as no Default or Event of Default has occurred and is continuing,

(a)
the purchase, redemption or other acquisition, cancellation or retirement for value of Capital Stock, or options, warrants, equity appreciation rights or other rights to purchase or acquire Capital Stock of the Company or any Restricted Subsidiary or any direct or indirect parent of the Company held by any existing or former employees or directors of the Company or any Subsidiary of the Company or their assigns, estates or heirs, in each case in accordance with the terms of employee stock option or stock purchase agreements or other agreements to compensate employees or directors; provided that such purchases, redemptions, acquisitions, cancellations or retirements pursuant to this clause will not exceed $2.0 million in the aggregate during any calendar year; provided further, however, that the amount of any such purchases, redemptions, acquisitions, cancellations or retirements will be included in subsequent calculations of the amount of Restricted Payments; and

(b)
loans or advances to employees or directors of the Company or any Subsidiary of the Company the proceeds of which are used to purchase Capital Stock of the Company, in an aggregate amount not in excess of $2.0 million at any one time outstanding; provided, however, that the amount of such loans and advances will be included in subsequent calculations of the amount of Restricted Payments;

(6)
so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of the Indenture to the extent such dividends are included in the definition of “Consolidated

Interest Expense;” provided, however, that the payment of such dividends will be excluded in subsequent calculations of the amount of Restricted Payments;

(7)
repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof; provided, however, that such repurchases will be excluded from subsequent calculations of the amount of Restricted Payments;

(8)
the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (i) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to the “Change of control” covenant described herein or (ii) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to the “Limitation on sales of assets and subsidiary stock” covenant described herein; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Company has made the Change of Control Offer or Asset Disposition Offer, as applicable, as required with respect to the notes and has completed the repurchase or redemption of all notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer; provided, however, that such purchases, repurchases, redemptions, defeasances or other acquisitions or retirements will be excluded from subsequent calculations of the amount of Restricted Payments;

(9)
any redemption of share purchase rights at a redemption price not to exceed $0.01 per right; provided, however, that such redemption will be included in subsequent calculations of the amount of Restricted Payments;

(10)
the payment of cash in lieu of fractional shares of Capital Stock in connection with any transaction otherwise permitted under the Indenture; provided, however, that such payment will be included in subsequent calculations of the amount of Restricted Payments;

(11)
payments to dissenting stockholders not to exceed $5 million (x) pursuant to applicable law or (y) in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger or transfer of assets in connection with a transaction that is not prohibited by the Indenture; provided, however that such payments will be included in subsequent calculations of the amount of Restricted Payments;

(12)
Restricted Payments in an amount not to exceed $25 million; provided, however, that the amount of the Restricted Payments will be included in subsequent calculations of the amount of Restricted Payments; and

(13)
if the Total Senior Leverage Ratio at such time is less than or equal to 4.0 to 1.0, any purchase, repurchase, redemption, defeasance or other acquisition or retirement of the 2016 Senior Subordinated Notes; provided that such purchase, repurchase, redemption, defeasance, acquisition or retirement will be excluded in subsequent calculations of the amount of Restricted Payments.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount and any non-cash Restricted Payment shall be determined conclusively by the Board of Directors of the Company acting in good faith, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value is estimated in good faith by the Board of Directors of the Company to exceed $25 million.
Limitation on liens
The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Restricted Subsidiaries), whether owned on the Issue Date or acquired after that date, which Lien secures any Indebtedness, unless contemporaneously with the Incurrence of such Lien effective provision is made to secure the Indebtedness due with respect to the notes or, with respect to Liens on any Restricted Subsidiary’s property or assets, any Subsidiary Guarantee of such Restricted Subsidiary, equally and ratably with (or prior to in the case of Liens with respect to Subordinated Obligations or Guarantor Subordinated Obligations, as the case may be) the Indebtedness secured by such Lien for so long as such Indebtedness is so secured.
Limitation on sale/leaseback transactions
The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

(1)
the Company or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction pursuant to the covenant described under “—Limitation on indebtedness” and (B) create a Lien on such property securing such Attributable Indebtedness without equally and ratably securing the notes pursuant to the covenant described under “—Limitation on liens;”

(2)
the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/ Leaseback Transaction are at least equal to the fair market value (as determined by the Board of Directors) of such property; and

(3)
to the extent that such Sale/Leaseback Transaction involves an Asset Disposition, the Company applies the proceeds of such transaction in compliance with the covenant described under “—Limitation on sales of assets and subsidiary stock.”

Limitation on restrictions on distributions from restricted subsidiaries
The Company may not, and may not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1)
pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock and any subordination of any such Indebtedness or other obligations being deemed not to constitute such encumbrances or restrictions);

(2)
make any loans or advances to the Company or any Restricted Subsidiary (the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary being deemed not to constitute such an encumbrance or restriction); or

(3)	transfer any of its property or assets to the Company or any Restricted Subsidiary.
The preceding provisions will not prohibit:

(a)
any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including, without limitation, the Indenture, the notes, the Senior Secured Credit Agreement, the credit agreement governing the Second Priority Term Loan and the indenture governing the Senior Second Priority Notes;

(b)
any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Capital Stock or Indebtedness Incurred by a Restricted Subsidiary on or before the date on which the Restricted Subsidiary was acquired by the Company (other than Capital Stock or Indebtedness Incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or in contemplation of the transaction or transactions) and outstanding on such date; provided that any such encumbrance or restriction shall not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property so acquired;

(c)
any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement effecting a refunding, replacement or refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (a) or (b) of this paragraph or this clause (c) or contained in any amendment to an agreement referred to in clause (a) or (b) of this paragraph or this clause (c), including successive refundings, replacements or refinancings; provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement are no less favorable in any material respect to the holders of the notes than the encumbrances and restrictions contained in such agreements referred to in clauses (a) or (b) of this paragraph on the Issue Date or the date such Restricted Subsidiary became a Restricted Subsidiary, whichever is applicable;

(d)	in the case of clause (3) of the first paragraph of this covenant, any encumbrance or restriction:

(i)
that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract;

(ii)
contained in mortgages, pledges or other security agreements permitted under the Indenture securing Indebtedness of the Company or a Restricted Subsidiary to the extent such encumbrances or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements; or

(iii)	pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(e)
(i) purchase money obligations for property acquired in the ordinary course of business and (ii) Capital Lease Obligations permitted under the Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of the first paragraph of this covenant on the property so acquired;

(f)
any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital

Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(g)	customary encumbrances or restrictions imposed pursuant to any agreement referred to in the definition of “Permitted Business Investment;”

(h)	net worth provisions in leases and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business; and

(i)	encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order.
Limitation on sales of assets and subsidiary stock
The Company may not, and may not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1)
the Company or the Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Disposition at least equal to the fair market value of the assets subject to the Asset Disposition (determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by senior management of the Company or, if the consideration with respect to such Asset Disposition exceeds $10 million, the Board of Directors of the Company (including as to the value of all non-cash consideration); and

(2)	at least 75% of the consideration from the Asset Disposition received by the Company or the Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents.
The Company or such Restricted Subsidiary, as the case may be, may elect to apply all or any portion of the Net Available Cash from such Asset Disposition either:

(1)
to prepay, repay, purchase, repurchase, redeem, defease or otherwise acquire or retire Senior Indebtedness of the Company (other than Disqualified Stock) or Indebtedness of a Wholly-Owned Subsidiary (other than any Disqualified Stock or Guarantor Subordinated Obligation of a Wholly-Owned Subsidiary Guarantor) (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided, however, that, in connection with any prepayment, repayment, purchase, repurchase, redemption, defeasance, or acquisition of Indebtedness pursuant to this clause (1), the Company or such Restricted Subsidiary will retire such Indebtedness and, in the case of revolving Indebtedness, will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so retired; or

(2)	to invest in Additional Assets or make Permitted Business Investments within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;
provided that, pending the final application of any such Net Available Cash in accordance with clauses (1) or (2) above, the Company and its Restricted Subsidiaries may temporarily reduce Senior Indebtedness or otherwise invest such Net Available Cash in any manner not prohibited by the Indenture.
Any Net Available Cash from Asset Dispositions that is not applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds.” On the 366th day after an Asset Disposition, if the aggregate amount of Excess Proceeds exceeds $20 million, the Company must make an offer (an “Asset Disposition Offer”) to all holders of notes and to the extent required by the terms of other Senior Indebtedness, to all holders of other Senior Indebtedness outstanding with similar provisions requiring the Company to make an offer to purchase such Senior Indebtedness with the proceeds from any Asset Disposition (“Pari Passu Notes”), to purchase the maximum principal amount of notes and any Pari Passu Notes to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the notes and Pari Passu Notes plus accrued and unpaid interest and additional interest, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Notes, as applicable, in the case of the notes, in amounts equal to $2,000 or an integral multiple of $1,000 in excess thereof; provided, that any unpurchased portion of a note must be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. To the extent that the aggregate amount of notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to the other covenants contained in the Indenture. If the aggregate principal amount of notes surrendered by holders thereof and other Pari Passu Notes surrendered by holders or lenders, collectively, exceeds the amount of Excess Proceeds, holders of tendered notes will receive their ratable portion of such proceeds and the Trustee shall select the notes to be purchased pro rata on the basis of the aggregate principal amount of tendered notes, subject to such adjustments as shall be permitted by the Indenture. Upon completion of the Asset Disposition Offer, the amount of Excess Proceeds will be reset at zero.
The Asset Disposition Offer must remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Company will purchase the principal amount of notes and Pari Passu Notes required to be purchased pursuant to the Asset Disposition Offer (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount has been so validly tendered, all notes and Pari Passu Notes validly tendered in response to the Asset Disposition Offer.
If the Asset Disposition Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest and additional interest, if any, will be paid to the Person in whose name a note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender notes pursuant to the Asset Disposition Offer.
On or before the Asset Disposition Purchase Date, the Company must, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Asset Disposition Offer Amount of notes and Pari Passu Notes or portions of notes and Pari Passu Notes so validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all notes and Pari Passu Notes so validly tendered and not properly withdrawn, in the case of the notes, in amounts equal to $2,000 or an integral multiple of $1,000 in excess thereof; provided, that any unpurchased portion of a note must be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof). The Company or the paying agent, as the case may be, must promptly (but in any case not later than seven Business Days after the termination of the Asset Disposition Offer Period) mail or deliver to each tendering holder of notes an amount equal to the purchase price of the notes so validly tendered and not properly withdrawn by such holder and accepted by the Company for purchase, and the Company must promptly issue a new note, and the Trustee, upon delivery of an Officer’s Certificate from the Company, must authenticate and mail or deliver such new note to such holder, in a principal amount equal to any unpurchased portion of the note surrendered; provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. In addition, the Company must take any and all other actions required by the agreements governing the Pari Passu Notes. Any note not so accepted must be promptly mailed or delivered by the Company to the holder thereof. The Company will publicly announce the results of the Asset Disposition Offer on the Asset Disposition Purchase Date.
For the purposes of this covenant, the following will be deemed to be cash:

(1)
the assumption by the transferee of Indebtedness (other than Subordinated Obligations or Disqualified Stock) of the Company or Indebtedness of a Wholly-Owned Subsidiary (other than Guarantor Subordinated Obligations or Disqualified Stock of any Wholly-Owned Subsidiary that is a Subsidiary Guarantor) and the release of the Company or the Restricted Subsidiary from all liability on such Indebtedness in connection with the Asset Disposition; and

(2)
securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 60 days after consummation of the Asset Disposition.

The Company may not, and may not permit any Restricted Subsidiary to, engage in any Asset Swaps, unless:

(1)
at the time of entering into the Asset Swap and immediately after giving effect to the Asset Swap, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2)
in the event the Asset Swap involves the transfer by the Company or any Restricted Subsidiary of assets having an aggregate fair market value, as determined by the Board of Directors of the Company in good faith, in excess of $10 million, the terms of the Asset Swap have been approved by a majority of the members of the Board of Directors of the Company; and

(3)
in the event the Asset Swap involves the transfer by the Company or any Restricted Subsidiary of assets having an aggregate fair market value, as determined by the Board of Directors of the Company in good faith, in excess of $25 million, the Company has received a written opinion from an independent investment banking firm of nationally recognized standing that the Asset Swap is fair to the Company or the Restricted Subsidiary, as the case may be, from a financial point of view.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will be deemed not to have breached its obligations under the Indenture by virtue of such compliance.
Limitation on affiliate transactions
The Company may not, and may not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless:

(1)
the terms of the Affiliate Transaction are not materially less favorable to the Company or the Restricted Subsidiary, as the case may be, than those that might reasonably have been obtained in a comparable transaction at the time of such transaction on an arm’s-length basis from a Person that is not an Affiliate of the Company;

(2)
in the event the Affiliate Transaction involves an aggregate consideration in excess of $10 million, the terms of the transaction have been approved by a majority of the members of the Board of Directors of the Company having no personal stake in the transaction, if any (and such majority determines that the Affiliate Transaction satisfies the criteria in clause (1) above); and

(3)
in the event the Affiliate Transaction involves an aggregate consideration in excess of $25 million, the Company has received a written opinion from an independent investment banking, accounting or appraisal firm of nationally recognized standing to the effect that the terms of the Affiliate Transaction are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at the time of such transaction on an arm’s-length basis from a Person that is not an Affiliate of the Company.

The preceding paragraph will not apply to:

(1)	any Restricted Payment (other than a Restricted Investment) permitted to be made pursuant to the covenant described under “—Limitation on restricted payments;”

(2)
any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee plans and/or insurance and indemnification arrangements provided to or for the benefit of employees and directors approved by the Board of Directors of the Company;

(3)
loans or advances to employees, officers or directors in the ordinary course of business of the Company or any of its Restricted Subsidiaries, but in any event not to exceed $2.5 million in the aggregate outstanding at any one time with respect to all loans or advances made since the Issue Date;

(4)
any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries and Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary, as the case may be, in accordance with the covenant described under “—Limitation on indebtedness”; and

(5)
the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of any agreement to which the Company or any of its Restricted Subsidiaries is a party as of or on the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time; provided, however, that any future amendment, modification, supplement, extension or renewal entered into after the Issue Date will be so excluded only if its terms are not more disadvantageous to the holders of the notes than the terms of the agreements in effect on the Issue Date.

Limitation on sale of capital stock of restricted subsidiaries
The Company may not, and may not permit any Restricted Subsidiary to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Restricted Subsidiary or issue any of the Capital Stock of a Restricted

Subsidiary (other than, if necessary, shares of its Voting Stock constituting directors’ qualifying shares) to any Person except:

(1)	to the Company or a Wholly-Owned Subsidiary; or

(2)
in compliance with the covenant described under “—Limitation on sales of assets and subsidiary stock” and if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would continue to be a Restricted Subsidiary.

Notwithstanding the preceding paragraph, the Company or any Restricted Subsidiary may sell all of the Capital Stock of a Restricted Subsidiary as long as the Company complies with the terms of the covenant described under “—Limitation on sales of assets and subsidiary stock.”
SEC reports
Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (to the extent the SEC will accept such filing), and make available to the Trustee and the registered holders of the notes, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act. If the SEC will not accept such filings, the Company will nevertheless make available such Exchange Act information to the Trustee and the holders of the notes as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.
If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and any such Unrestricted Subsidiary has $10 million of net assets and its assets exceed its liabilities by more than 5% of the amount by which the consolidated assets of the Company and its subsidiaries exceed consolidated liabilities of the Company and its subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries.
For so long as any of the notes remain outstanding and constitute “restricted securities” under Rule 144 under the Securities Act, the Company will furnish to the holders of the notes and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
Reports to Trustee.
The Company will deliver to the Trustee within 120 days after the end of each fiscal year ending after the Issue Date, an Officer’s Certificate signed by the principal executive officer, principal financial officer, or principal accounting officer of the Company stating whether or not to the knowledge of such Person, after due inquiry, the Company is in default in the performance and observance of any of the terms, provisions, and conditions of the Indenture (without regard to any period of grace or requirement of notice provided thereunder) and, if the Company is in default, specifying all such defaults and the nature and status thereof of which such Person may have such knowledge.
Merger and consolidation
The Company may not consolidate with or merge with or into any other Person, or sell, lease, convey, assign, transfer, or otherwise dispose of all or substantially all its properties and assets to another Person, unless:

(1)    the Company is the continuing or surviving Person in the consolidation or merger; or

(2)
the Person (if other than the Company) formed by the consolidation or into which the Company is merged or to which all or substantially all of the Company’s properties and assets are sold, leased, conveyed, assigned, transferred or otherwise disposed of is a corporation, partnership, limited liability company, business trust, trust or other legal entity organized and validly existing under the laws of the United States, any State thereof or the District of Columbia, and expressly assumes, by a supplemental indenture in form satisfactory to the Trustee, all of the Company’s obligations under the notes and the Indenture and assumes, by agreement, all of the Company’s obligations under the Registration Rights Agreement; and

(3)	immediately after the transaction and the Incurrence or anticipated Incurrence of any Indebtedness to be Incurred in connection therewith, no Event of Default exists; and

(4)
immediately after giving effect to such transaction, the continuing or surviving Person would be able to Incur at least an additional $1.00 of Indebtedness pursuant to the first paragraph under “—Limitation on indebtedness”; and

(5)
each Subsidiary Guarantor shall have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person’s obligations (if other than the Company) in respect of the Indenture and the notes shall continue to be in effect; and

(6)
an Officer’s Certificate is delivered to the Trustee to the effect that the conditions set forth above have been satisfied and an Opinion of Counsel has been delivered to the Trustee to the effect that the conditions set forth above have been satisfied.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of its Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of the Company.
The continuing, surviving or successor Person will succeed to and be substituted for the Company with the same effect as if it had been named in the Indenture as a party thereof, and thereafter the predecessor Person (except in the case of a lease) will be relieved of all obligations and covenants under the Indenture and the notes.
Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.
Notwithstanding the preceding clauses (3) and (4) above and clause (1)(b) below, (x) any Restricted Subsidiary may consolidate with, merge into or sell, lease, convey, assign, transfer or otherwise dispose of all or part of its properties and assets to the Company or another Restricted Subsidiary and (y) the Company may merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction; provided that, in the case of a Restricted Subsidiary that merges into the Company, the Company will not be required to comply with clause (5) above.

In addition, the Company may not permit any Subsidiary Guarantor to consolidate with or merge with or into any Person (other than another Subsidiary Guarantor) and may not permit the sale, conveyance, transfer, assignment or lease or other disposition of substantially all of the assets of any Subsidiary Guarantor (other than to another Subsidiary Guarantor) unless:

(1)
(a) the Person formed by the consolidation or into which the Subsidiary Guarantor merged or to which all or substantially all of the Subsidiary Guarantor’s properties and assets are sold, leased, conveyed, assigned, transferred or otherwise disposed of is a corporation, partnership, limited liability company, business trust, trust or other legal entity organized and validly existing under the laws of the United States, any State thereof, or the District of Columbia and such Person (if not such Subsidiary Guarantor) will expressly assume, by supplemental indenture in form satisfactory to the Trustee, all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee; (b) immediately after the transaction and the Incurrence or anticipated Incurrence of any Indebtedness to be Incurred in connection therewith, no Event of Default exists; and (c) the Company will deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that the conditions set forth above have been satisfied; or

(2)	the transaction is made in compliance with the covenant described under “—Limitation on sales of assets and subsidiary stock.”
Future subsidiary guarantors
The Company will cause each Restricted Subsidiary (other than a Foreign Subsidiary or a Special Entity) created or acquired by the Company or one or more of its Restricted Subsidiaries after the Issue Date to execute and deliver to the Trustee a Subsidiary Guarantee pursuant to which such Subsidiary Guarantor will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of and premium, if any and interest on the notes on a senior basis.
Limitation on lines of business
The Company may not, and may not permit any Restricted Subsidiary to, engage in any business other than the Oil and Gas Business.
Payments for consent
Neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fees or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid or is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.
Events of default
The following are “Events of Default” under the Indenture with respect to notes:

(1)	failure to pay principal of or premium, if any, on any note when due at its Stated Maturity;

(2)	failure to pay any interest on any note when due, which failure continues for 30 calendar days;

(3)	failure by the Company or any Subsidiary Guarantor to comply with its obligations under “—Certain covenants—Merger and consolidation”;

(4)
failure by the Company to comply with any of its obligations under the provisions described under “—Change of control” or under the covenants described under “—Certain covenants” (in each case, other than a failure to purchase notes which will constitute an Event of Default under clause (5) below and other than a failure to comply with “—Certain covenants—Merger and consolidation” which is covered by clause (3) above), which failure or breach continues for 30 calendar days after written notice thereof has been given to the Company as provided in the Indenture;

(5)	failure to redeem or repurchase any note when required to do so under the terms thereof;

(6)
failure to perform, or breach of, any other covenant of the Company in the Indenture, which failure or breach continues for 60 calendar days after written notice thereof has been given to the Company as provided in the Indenture;

(7)
any nonpayment at maturity or other default (beyond any applicable grace period) under any agreement or instrument relating to any other Indebtedness of the Company or a Significant Subsidiary, the unpaid principal amount of which is not less than $15 million, which default results in the acceleration of the maturity of the Indebtedness prior to its Stated Maturity or occurs at the final maturity thereof;

(8)	specified events of bankruptcy, insolvency or reorganization involving the Company or a Significant Subsidiary;

(9)
failure by the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $15 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days;

(10)
any Subsidiary Guarantee of a Significant Subsidiary or group of Subsidiary Guarantors that, taken together as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries, would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or is declared null and void in a judicial proceeding, or any Subsidiary Guarantor that is a Significant Subsidiary or group of Subsidiary Guarantors that, taken together as of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries, would constitute a Significant Subsidiary denies or disaffirms its obligations under the Indenture or its Subsidiary Guarantee; or

(11)
the purchase, repurchase, redemption, defeasance or other acquisition or retirement of more than $50 million in principal amount of the 2016 Senior Subordinated Notes within one year prior to the maturity if at such time the Total Senior Leverage Ratio is greater than 4.0 to 1.0 unless such purchase, repurchase, redemption, defeasance or other acquisition or retirement is designated by the Company to constitute a Restricted Payment and is permitted by the covenant described under “—Limitations on restricted payments” and included in the calculation of Restricted Payments or is made pursuant to clause (1), (2) or(12) of the covenant described under “—Limitations on restricted payments.”

Pursuant to the Trust Indenture Act, the Trustee is required, within 90 calendar days after the occurrence of a Default in respect of the notes known to it, to give to the holders of the notes notice of all uncured Defaults known to it, except that:

•
in the case of a Default in the performance of any covenant of the character contemplated in clause (4) or (6) above, no notice will be given until at least 30 or 60 calendar days, respectively, after the occurrence of the Default; and

•
other than in the case of a Default of the character contemplated in clause (1) or (2) above, the Trustee may withhold notice if and so long as it in good faith determines that the withholding of notice is in the interests of the holders of the notes.

If an Event of Default described in clause (8) above occurs, the principal of and premium, if any, and accrued interest on the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the notes. If any other Event of Default with respect to notes occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the notes may declare the principal amount of all notes to be due and payable immediately. However, at any time after a declaration of acceleration with respect to the notes has been made, but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the notes may, under specified circumstances, rescind and annul such acceleration.
Subject to the duty of the Trustee to act with the required standard of care during an Event of Default, the Trustee will have no obligation to exercise any of its rights or powers under the Indenture at the request or direction of the holders of the notes unless holders of the notes shall have furnished to the Trustee reasonable security or indemnity. Subject to the provisions of the Indenture, including those requiring security or indemnification of the Trustee, the holders of a majority in principal amount of the notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the notes.
No holder of a note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder unless:

•	the holder has previously given to the Trustee written notice of a continuing Event of Default;

•	the holders of at least 25% in aggregate principal amount of the outstanding notes have requested the Trustee to institute a proceeding in respect of the Event of Default;

•	the holder or holders have furnished reasonable indemnity to the Trustee to institute the proceeding as Trustee;

•	the Trustee has not received from the holders of a majority in principal amount of the outstanding notes a direction inconsistent with the request; and

•	the Trustee has failed to institute the proceeding within 60 calendar days.
However, the limitations described above do not apply to a suit instituted by a holder of a note for enforcement of payment of principal, premium, if any, or interest or additional interest on or after the applicable due dates for the payment of such principal and interest.
We are required to furnish to the Trustee annually a statement as to our performance of our obligations under the Indenture and as to any default in our performance.

Modification and waiver
In general, modifications and amendments of the Indenture or the notes may be made by the Company and the Trustee with the consent of the holders of not less than a majority in principal amount of the notes. However, no modification or amendment of the Indenture or the notes may, without the consent of each holder of an outstanding note affected thereby:

•	reduce the principal amount of, the rate of interest on, or the premium, if any, payable upon the redemption or repurchase of, the notes;

•	change the Stated Maturity of, or any installment of principal of, or interest on, the notes;

•	change the ranking or priority of the notes in a manner that would adversely affect the holders of the notes;

•
change the time at which any note may be redeemed or repurchased as described under “—Optional redemption,” “—Change of control” or “—Certain covenants—Limitation on sales of assets and subsidiary stock;”

•	change the place or currency of payment of principal of or premium, if any, or interest or additional interest on the notes;

•	impair the right to institute suit for the enforcement of any payment on or with respect to the notes on or after the Stated Maturity, redemption date or repurchase date thereof;

•
reduce the percentage in principal amount of the notes required for modification or amendment of the Indenture or the notes or for waiver of compliance with certain provisions of the Indenture or the notes or for waiver of certain defaults; or

•	modify the Subsidiary Guarantees in any manner adverse to the holders of the notes.
The holders of at least a majority in principal amount of the notes may, on behalf of the holders of all of the notes, waive our compliance with specified covenants of the Indenture. The holders of at least a majority in principal amount of the notes may, on behalf of the holders of all of the notes, waive any past default under the Indenture with respect to the notes, except:

•	a default in the payment of the principal of, or premium, if any, or interest or additional interest, on, the notes; or

•	a default in respect of a provision of the Indenture that cannot be modified or amended without the consent of each holder of the notes.
Defeasance
Upon compliance with the applicable requirements described below, the Company and all of the Subsidiary Guarantors:

(1)	will be deemed to have been discharged from their obligations with respect to the notes and the Guarantees; or

(2)
will be released from their obligations to comply with certain covenants in the Indenture with respect to the notes, and the occurrence of an event described in any of clauses (3), (4), (6) (except with respect to covenants not subject to defeasance), (7), (8), (9) and (10) under “—Events of default” above will no longer be an Event of Default with respect to the notes except to the limited extent described below.

Following any defeasance described in clause (1) or (2) above, the Company will continue to have specified obligations under the Indenture, including obligations to register the transfer or exchange of notes; replace destroyed, stolen, lost or mutilated notes; maintain an office or agency in respect of the notes; hold funds for payment to holders of notes in trust; and to compensate and indemnify the Trustee and to reimburse it for its expenses. The immunities and protections of the Trustee will also survive any said defeasance. In the case of any defeasance described in clause (2) above, any failure by the Company to comply with its continuing obligations may constitute an Event of Default with respect to the notes as described in clause (6) under “—Events of default” above.
In order to effect any defeasance described in clause (1) or (2) above, the Company must irrevocably deposit with the Trustee, in trust, money sufficient or specified government obligations (or depositary receipts therefor) that through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient (and without any reinvestment of the income therefrom) to pay all of the principal of and premium, if any, and interest and additional interest, if any, on the notes on the dates such payments are due in accordance with the terms of the notes. In addition:

•
no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under the Indenture shall have occurred and be continuing on the date of such deposit;

•
no Event of Default described in clause (8) under “—Events of default” above or event that with the giving of notice or lapse of time, or both, would become an Event of Default described in such clause (8) shall have occurred and be continuing at any time on or prior to the 90th calendar day following the date of deposit;

•
in the event of any defeasance described in clause (1) above, the Company shall have delivered an Opinion of Counsel, stating that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) there has been a change in applicable federal law, in either case to the effect that, among other things, the holders of the notes will not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be subject to United States federal income tax in the same manner as if such defeasance had not occurred;

•
in the event of any defeasance described in clause (2) above, the Company shall have delivered an Opinion of Counsel to the effect that, among other things, the holders of the notes will not recognize gain or loss for United States federal income tax purposes as a result of such deposit or defeasance and will be subject to United States federal income tax in the same manner as if such defeasance had not occurred;

•
the Company shall have delivered to the Trustee a certificate from a nationally recognized firm of independent accountants or other Person acceptable to the Trustee expressing its opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money (and without any reinvestment of the income therefrom) will provide the cash at such times and in such amounts as will be sufficient to pay the principal of and any premium and interest when due on the notes on the Stated Maturity of the notes or on any earlier date on which the notes shall be subject to redemption;

•	such defeasance must not result in a breach or violation of, or constitute a default under, any other agreement to which the Company is a party;

•
the Company shall have delivered to the Trustee an Opinion of Counsel and an Officer’s Certificate to the effect that all conditions precedent provided for in the Indenture to such defeasance have been complied with; and

•	if the notes being defeased are to be redeemed, the Company must have irrevocably designated the applicable redemption date.

If the Company fails to comply with its remaining obligations under the Indenture with respect to the notes following a defeasance described in clause (2) above and the notes are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and government obligations on deposit with the Trustee may be insufficient to pay amounts due on the notes at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable in respect of such payments.
No personal liability of directors, officers, employees and stockholders
No director, officer, employee, incorporator, partner, member or stockholder of the Company or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or any Subsidiary Guarantor under the notes, the Indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.
Concerning the trustee
The Bank of New York Mellon Trust Company, N.A. will be appointed as the Trustee under the Indenture and will be appointed by the Company as registrar and paying agent with regard to the notes.
Book-Entry, Delivery and Form
Except as set forth below, the notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.
The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.
Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes” below.
In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.
Depository Procedures
The following description of the operations of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We and the Trustee take no responsibility for these operations and procedures and urge you to contact the system or their participants directly to discuss these matters.
DTC has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”).
Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or the Indirect Participants. The ownership of interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and the Indirect Participants.
DTC has also advised us that, pursuant to procedures established by it, ownership of interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).
All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
Except as described below, owners of interests in the Global Notes will not have notes registered in their name, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.
Payments in respect of the principal of, and interest (including additional interest) and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and all other purposes. Consequently, neither we, the Trustee nor any agent of us or the Trustee has or will have any responsibility or liability for:
(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or
(2) any other matter relating to the actions or practices of DTC or any of its Participants or Indirect Participants.
DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between Participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.
Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counter-party in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets the settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same day fund settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.
Exchange of Global Notes for Certificated Notes
A Global Note is exchangeable for Certificated Notes if:
(1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes, and we fail to appoint a successor depositary, or (b) has ceased to be a clearing agency registered under the Exchange Act;
(2) at our option, we notify the Trustee in writing that we elect to cause the issuance of the Certificated Notes; or
(3) there has occurred and is continuing a Default or Event of Default with respect to the notes and DTC requests such exchange.
In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).
Same Day Settlement and Payment
We will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and liquidated damages, if any) through the paying agent by wire transfer of immediately available funds to the accounts specified by the Global Note holder. We will make all payments of principal, interest and premium and liquidated damages, if any, with respect to Certificated Notes through the paying agent by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no account is specified, by mailing a check to that holder’s registered address. The notes represented by the Global Notes are expected to trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in the notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.
Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited and any crediting of this type will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.
Governing law
The Indenture will provide that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.
Certain Definitions
For purposes of the definitions below, all amounts of Adjusted Consolidated Net Tangible Assets, Consolidated Coverage Ratio, Consolidated EBITDA, Consolidated Income Taxes, Consolidated Interest Expense, Consolidated Net Income or Net Working Capital (1) as of any date or (2) in relation to any period or portion thereof that, in either case, precedes the Issue Date, to the extent applicable, will be the amount thereof as calculated as of such date or in relation to such period or portion thereof under the indenture governing the 2016 Senior Subordinated Notes, as supplemented or amended prior to June 27, 2008 (whether or not remaining outstanding).
“2015 Senior Notes” means the Company’s 8 1⁄4% Senior Notes due 2015.
“2016 Senior Notes” means the Company’s 11 3⁄4% Senior Notes due 2016.
“2016 Senior Subordinated Notes” means the Company’s 7 1⁄8% Senior Subordinated Notes due 2016.
“2019 Senior Notes” means the Company’s 9 1⁄8% Senior Notes due 2019.
“Acquired Indebtedness” means Indebtedness (i) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Assets” means:

(1)	any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in the Oil and Gas Business;

(2)	capital expenditures by the Company or a Restricted Subsidiary in the Oil and Gas Business;

(3)	the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

(4)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;
provided, however, that, in the case of clauses (3) and (4), such Restricted Subsidiary is primarily engaged in the Oil and Gas Business.
“Adjusted Consolidated Net Tangible Assets” means (without duplication), as of the date of determination, the remainder of:
(a) the sum of:
(i) estimated discounted future net revenues from proved oil and gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any provincial, territorial, state, federal or foreign income taxes, as estimated by the Company in a reserve report prepared as of the end of the Company’s most recently completed fiscal year for which audited financial statements are available, as increased by, as of the date of determination, the estimated discounted future net revenues from

(A)	estimated proved oil and gas reserves acquired since such year end, which reserves were not reflected in such year end reserve report, and

(B)
estimated oil and gas reserves attributable to upward revisions of estimates of proved oil and gas reserves since such year end due to exploration, development, exploitation or other activities, in each case calculated in accordance with SEC guidelines (utilizing the prices for the fiscal quarter ending prior to the date of determination) and decreased by, as of the date of determination, the estimated discounted future net revenues from

(C)	estimated proved oil and gas reserves included therein that shall have been produced or disposed of since such year end, and

(D)
estimated oil and gas reserves included therein that are subsequently removed from the proved oil and gas reserves of the Company and its Restricted Subsidiaries as so calculated due to downward revisions of estimates of proved oil and gas reserves since such year end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated on a pre-tax basis and substantially in accordance with SEC guidelines (utilizing the prices for the fiscal quarter ending prior to the date of determination), in each case as estimated by the Company’s petroleum engineers or any independent petroleum engineers engaged by the Company for that purpose;

(ii)
the capitalized costs that are attributable to oil and gas properties of the Company and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company’s books and records as of a date no earlier than the date of the Company’s latest annual or quarterly consolidated financial statements;

(iii)	the Net Working Capital on a date no earlier than the date of the Company’s latest annual or quarterly consolidated financial statements; and

(iv)	the greater of

(A)
the net book value of other tangible assets of the Company and its Restricted Subsidiaries, as of a date no earlier than the date of the Company’s latest annual or quarterly consolidated financial statements, and

(B)
the appraised value, as estimated by independent appraisers, of other tangible assets of the Company and its Restricted Subsidiaries, as of a date no earlier than the date of the Company’s latest audited consolidated financial statements (provided that the Company shall not be required to obtain any appraisal of any assets); minus

(b)     the sum of:
(i) any amount included in (a)(i) through (a)(iv) above that is attributable to Minority Interests;

(ii)	any net gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company’s latest audited consolidated financial statements;

(iii)
to the extent included in (a)(i) above, the estimated discounted future net revenues, calculated in accordance with SEC guidelines (utilizing the prices utilized in the Company’s year end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto); and

(iv)
to the extent included in (a)(i) above, the estimated discounted future net revenues, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the estimated discounted future net revenues specified in (a)(i) above, would be necessary to fully satisfy the payment obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).

If the Company changes its method of accounting from the full cost method of accounting to the successful efforts or a similar method, “Adjusted Consolidated Net Tangible Assets” will continue to be calculated as if the Company were still using the full cost method of accounting.
“Affiliate” of any specified Person means any other Person, that directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person.
“Applicable Premium” means, with respect to a note at any redemption date, the greater of (i) 1.0% of the principal amount of such note and (ii) the excess of (A) the present value at such time of (1) the redemption price of such note at July 1, 2019 (such redemption price being described in the first paragraph of “—Optional redemption” exclusive of any accrued interest) plus (2) all required interest payments due on such note through July 1, 2019 (but excluding accrued and unpaid interest and additional interest, if any, to the redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the then outstanding principal amount of such note.
“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of the Oil and Gas Business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.
Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1)	a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly-Owned Subsidiary;

(2)	the sale of Cash Equivalents in the ordinary course of business;

(3)	a disposition of Hydrocarbons or mineral products in the ordinary course of the Oil and Gas Business;

(4)
a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

(5)	transactions permitted by the covenant described under “—Certain covenants—Merger and consolidation;”

(6)	an issuance of Capital Stock by a Restricted Subsidiary to the Company or to a Wholly-Owned Subsidiary;

(7)
for purposes of the covenant described under “—Certain covenants—Limitation on sales of assets and subsidiary stock” only, the making of a Permitted Investment or a disposition subject to the covenant described under “—Certain covenants—Limitation on restricted payments;”

(8)	an Asset Swap effected in compliance with the covenant described under “—Certain covenants— Limitation on sales of assets and subsidiary stock;”

(9)	dispositions of assets with an aggregate fair market value since the Issue Date of less than $5 million;

(10)	dispositions in connection with the creation, encumbrance or existence of Permitted Liens or the exercise of any rights or remedies with respect thereto;

(11)
dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(12)
the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property in the ordinary course of business and which do not materially interfere with the business of the Company and its Restricted Subsidiaries;

(13)
any Production Payments and Reserve Sales, provided that any such Production Payments and Reserve Sales, other than incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary, shall have been created, Incurred, issued, assumed or Guaranteed in connection with the acquisition or financing of, and no later than 60 days after the acquisition of, the property that is subject thereto;

(14)
the sale or transfer (whether or not in the ordinary course of the Oil and Gas Business) of oil and/or gas properties or direct or indirect interests in real property; provided that, at the time of such sale or transfer, such properties do not have associated with them any proved reserves capable of being produced in material economic quantities; and

(15)
the abandonment, farm-out, exchange, lease or sublease of developed or undeveloped oil and/or gas properties or interests therein in the ordinary course of business or in exchange for oil and/or gas properties or interests therein owned or held by another Person.

“Asset Swap” means any concurrent purchase and sale or exchange of oil and gas properties or interests therein or other assets or properties used or useful in the Oil and Gas Business, including Capital Stock of any Person who holds any such properties, interests or assets, between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash received must be applied in accordance with “Limitation on sales of assets and subsidiary stock.”
“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded semi-annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).
“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.
“Bank Indebtedness” means any and all amounts, whether outstanding on the Issue Date or Incurred after the Issue Date, payable by the Company under or in respect of a Credit Facility, and any related notes, collateral documents, letters of credit and guarantees and any Interest Rate Agreement entered into in connection with the Credit Facility, including principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company at the rate specified therein, whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.
“Board of Directors” means, as to any Person, the board of directors of such Person or a duly authorized committee of such board of directors.
“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City or in the city where the corporate trust office of the Trustee is located are authorized by law or executive order to close.

“Capital Lease” means, with respect to any Person, any lease of property (whether real, personal or mixed) by such Person or its Subsidiaries as lessee that would be capitalized on a balance sheet of such Person or its Subsidiaries prepared in conformity with GAAP, other than, in the case of such Person or its Subsidiaries, any such lease under which such Person or any of its Subsidiaries is the lessor.
“Capital Lease Obligations” means, with respect to any Person, the capitalized amount of all obligations of such Person and its Subsidiaries under Capital Leases, as determined on a consolidated basis in conformity with GAAP.
“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.
“Cash Equivalents” means:
(1)    securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof), having a maturity within one year after the date of acquisition thereof;
(2)    marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year after the date of acquisition thereof and, at the time of such acquisition, having a credit rating of at least “A” or the equivalent thereof from either Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc. (or an equivalent rating by another nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments);
(3)    certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year after the date of acquisition thereof issued by any commercial bank the long-term debt of which is rated at the time of acquisition at least “A” or the equivalent thereof by Standard & Poor’s Ratings Services or “A” or the equivalent thereof by Moody’s Investors Service, Inc. (or an equivalent rating by another nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments), and having combined capital and surplus in excess of $500 million;
(4)    repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) above entered into with any bank meeting the qualifications specified in clause (3) above;
(5)    commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by Standard & Poor’s Ratings Services or “P-2” or the equivalent thereof by Moody’s Investors Service, Inc. (or an equivalent rating by another nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments), and in any case maturing within one year after the date of acquisition thereof; and
(6)    interests in any investment company or money market fund which invests 95% or more of its assets in instruments of the type specified in clauses (1) through (5) above.
“Change of Control” means:

(1)
Any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in

Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of the Company held by a parent entity of the Company, if such person or group “beneficially owns” (as defined above), directly or indirectly, more than 50% of the voting power of the Voting Stock of such parent entity); or

(2)	the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(3)
the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder; or

(4)	the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.
“Commodity Agreements” means, in respect of any Person, any futures contract, forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement in respect of Hydrocarbons purchased, used, produced, processed or sold by such Person and designed to protect such Person against fluctuations in Hydrocarbon prices.
“Common Stock” means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of, such Person’s common stock whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.
“Consolidated Coverage Ratio” means, as of any date of determination, the ratio of (x) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are in existence to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:
(1)    if the Company or any Restricted Subsidiary:

(a)
has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b)
has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and the related commitment terminated), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2)
if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition or the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such an Asset Disposition:

(a)
the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period or increased by an amount equal to the absolute value of the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(b)
Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3)    if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary or is merged with or into the Company) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction giving rise to the need to calculate the Consolidated Coverage Ratio, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and
(4)    if since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have Incurred any Indebtedness or discharged any Indebtedness, made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such Asset Disposition or Investment or acquisition of assets occurred on the first day of such period.
For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.
“Consolidated EBITDA” for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1)	Consolidated Interest Expense;

(2)	Consolidated Income Taxes;

(3)	consolidated depletion, depreciation and amortization expenses;

(4)	consolidated impairment charges recorded in connection with the application of Financial Accounting Standard No. 142 “Goodwill and Other Intangibles;”

(5)	consolidated exploration expenses, if applicable;

(6)	(a) any write-off of deferred financing costs, (b) any capitalized interest and (c) the interest portion of any deferred payment obligations; and

(7)
other consolidated non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period not included in the calculation);

less, to the extent included in calculating such Consolidated Net Income and in excess of any costs or expenses attributable thereto that were deducted in calculating such Consolidated Net Income, the sum of (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments.
Notwithstanding the preceding sentence, the items described in clauses (2) through (6) above relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (2) through (6) above are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would not be prohibited at the date of determination to be dividended to the Company by such Restricted Subsidiary pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders, except for restrictions under any Credit Facility.
“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or other payments required to be made by such Person by any governmental authority which taxes or other payments are (x) calculated by reference to the income or profits of such Person or such Person and its Subsidiaries or (y) any franchise taxes or equity taxes (in each case to the extent included in computing Consolidated Net Income for such period), regardless of whether such taxes or payments are required to be remitted to any governmental authority.
“Consolidated Interest Expense” means, for any period, the consolidated interest expense of the Company and its consolidated Restricted Subsidiaries, whether paid or accrued, plus, to the extent not included in such interest expense:

(1)
interest expense attributable to Capital Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a Capital Lease in accordance with GAAP and the interest component of any deferred payment obligations;

(2)
amortization of debt discount and debt issuance cost (provided that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense);

(3)	non-cash interest expense;

(4)	commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5)
the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries;

(6)
costs associated with Hedging Obligations (including amortization of fees); provided, however, that if Hedging Obligations result in net benefits rather than costs, such net benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

(7)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(8)
the product of (a) all dividends paid or payable in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock of such Person or on Preferred Stock of its Restricted Subsidiaries, which dividends are payable to a party other than the Company or a Wholly-Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP;

(9)	Receivables Fees; and

(10)
the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

For the purpose of calculating the Consolidated Coverage Ratio in connection with the Incurrence of any Indebtedness described in the final paragraph of the definition of “Indebtedness,” the calculation of Consolidated Interest Expense shall include all interest expense (including any amounts described in clauses (1) through (10)

above) relating to any Indebtedness of the Company or any Restricted Subsidiary described in the final paragraph of the definition of “Indebtedness.”
For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income in the balance sheet of the Company.
Notwithstanding anything to the contrary contained herein, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which the Company or its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.
“Consolidated Net Income” means, for any period, the net consolidated income (loss) of the Company and its consolidated Restricted Subsidiaries determined in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income:
(1)    any net income (loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(a)
subject to the limitations contained in clauses (3), (4) and (5) below, the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b)
the Company’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

(2) any net income (but not loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:
(a)    subject to the limitations contained in clauses (3), (4) and (5) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); provided, however, that the net income of a Special Entity that does not Guarantee the notes will not be included in such Consolidated Net Income except for the amount of cash actually distributed by such Special Entity during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitation contained in this clause); and
(b)    the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;
(3) any after-tax gain (loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its consolidated Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person;
(4) any after-tax extraordinary gain or loss;
(5) the cumulative effect of a change in accounting principles;
(6) any asset impairment writedowns on Oil and Gas Properties under GAAP or SEC guidelines; and
(7) any unrealized non-cash gains or losses on charges in respect of Hedging Obligations (including those resulting from the application of SFAS 133).
“Consolidated Senior Debt” means, at any time, the aggregate amount of all outstanding Indebtedness of the Company and the Restricted Subsidiaries on a consolidated basis at such time consisting of obligations for borrowed money which obligations are senior to or pari passu in right of payment with the notes.
“Continuing Directors” means the individuals who, as of the Issue Date, are directors of the Company and any individual becoming a director of the Company subsequent to the Issue Date whose election, nomination for election by the Company’s stockholders or appointment, was approved by a majority of the then Continuing Directors (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for election as a director, without objection to such nomination).
“Control” of a Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlling” and “Controlled” have meanings correlative of the foregoing.
“Credit Facility” means, with respect to the Company or any Subsidiary Guarantor, one or more (a) credit facilities (including, without limitation, the Senior Secured Credit Agreement) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, (b) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances) or (c) instruments or agreements evidencing any other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including successive amendments, restatements, modifications, renewals, refunds, replacements or refinancings and whether or not with the original administrative agent and lenders or borrowers or issuers or another administrative agent or agents or other lenders or borrowers or issuers and whether provided under the original Senior Secured Credit Agreement or any other credit or other agreement or indenture).
“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.
“Default” means any event which, with notice or passage of time or both, would constitute an Event of Default.
“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:
(1)    matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)    is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary); or
(3)    is redeemable at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to the date that is 91 days after the earlier of the date (a) of the Stated Maturity of the notes or (b) the first date after the Issue Date on which there are no notes outstanding, provided that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset disposition (each defined in a substantially identical manner to the corresponding definitions in the Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provide that the Company may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Company with the provisions of the Indenture described under “—Change of control” and “—Certain covenants—Limitation on sales of assets and subsidiary stock” and such repurchase or redemption complies with “—Certain covenants—Limitation on restricted payments.”
“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.
“Domestic Subsidiary” means any Restricted Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Subsidiary of such Restricted Subsidiary.
“GAAP” means generally accepted accounting principles in the United States of America as in effect as of March 16, 2006, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP.
“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:
(1)    to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or
(2)    entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);
provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor Senior Indebtedness” means, with respect to a Subsidiary Guarantor, the following obligations, whether outstanding on the Issue Date or thereafter issued, without duplication:

(1)
any Guarantee of the Bank Indebtedness or the notes by such Subsidiary Guarantor and all other Guarantees by such Subsidiary Guarantor of Senior Indebtedness of the Company or Guarantor Senior Indebtedness of any other Subsidiary Guarantor; and

(2)
all obligations consisting of principal of and premium, if any, accrued and unpaid interest on, and fees and other amounts relating to, all other Indebtedness of the Subsidiary Guarantor. Guarantor Senior Indebtedness includes interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Subsidiary Guarantor regardless of whether post-filing interest is allowed in such proceeding.

Notwithstanding anything to the contrary in the preceding paragraph, Guarantor Senior Indebtedness will not include:

(1)	any Indebtedness Incurred in violation of the Indenture;

(2)	any obligations of such Subsidiary Guarantor to the Company or another Subsidiary;

(3)	any liability for federal, state, local, foreign or other taxes owed or owing by such Subsidiary Guarantor;

(4)	any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

(5)
any Indebtedness, Guarantee or obligation of such Subsidiary Guarantor that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of such Subsidiary Guarantor, including, without limitation, any Guarantor Subordinated Obligations of such Subsidiary Guarantor; or

(6)	any Capital Stock.
“Guarantor Subordinated Obligation” means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is expressly subordinate in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.
“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement or Commodity Agreement.
“Holder” means a Person in whose name a note is registered in the registrar’s books.
“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, and all products, by-products and all other substances refined, separated, settled or derived therefrom or the processing thereof, and all other minerals and substances, including, but not limited to, liquefied petroleum gas, natural gas, kerosene, sulphur, lignite, coal, uranium, thorium, iron, geothermal steam, water, carbon dioxide, helium, and any and all other minerals, ores, or substances of value, and the products and proceeds therefrom, including, without limitation, all gas resulting from the in-situ combustion of coal or lignite.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.
“Indebtedness” means, as applied to any Person, without duplication:

(1)	all obligations of such Person for borrowed money;

(2)
all obligations of such Person for the deferred purchase price of property or services (other than property and services purchased, and expense accruals and deferred compensation items arising, in the ordinary course of business);

(3)
all obligations of such Person evidenced by notes, bonds, debentures, mandatorily redeemable preferred stock or other similar instruments (other than performance, surety and appeals bonds arising in the ordinary course of business);

(4)
all payment obligations created or arising under any conditional sale, deferred price or other title retention agreement with respect to property acquired by such Person (unless the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

(5)	any Capital Lease Obligation of such Person, other than obligations under oil and gas leases entered into in the ordinary course of business;

(6)
all reimbursement, payment or similar obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities (other than letters of credit in support of trade obligations or incurred in connection with public liability insurance, workers’ compensation, unemployment insurance, old-age pensions and other social security benefits other than in respect of employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”));

(7)	all obligations of such Person, contingent or otherwise, under any guarantee by such Person of the obligations of another Person of the type referred to in clauses (1) through (6) above;

(8)
the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary that is not a Subsidiary Guarantor, any Preferred Stock (but excluding, in each case, any accrued dividends);

(9)
to the extent not otherwise included in this definition, net obligations of such Person under Commodity Agreements, Currency Agreements and Interest Rate Agreements (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time); and

(10)
all obligations referred to in clauses (1) through (6) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage or security interest in property (including without limitation accounts, contract rights and general intangibles) owned by such Person and as to which such Person has not assumed or become liable for the payment of such obligations other than to the extent of the property subject to such mortgage or security interest;

except that Indebtedness of the type referred to in clauses (7) and (10) above will be included within the definition of “Indebtedness” only to the extent of the least of (a) the amount of the underlying Indebtedness referred to in the applicable clause (1) through (6) above, (b) in the case of clause (7), the limit on recoveries, if any, from such Person under obligations of the type referred to in clause (7) above and (c) in the case of clause (10), the aggregate value (as determined in good faith by the board of directors or similar governing body of such Person) of the property of such Person subject to such mortgage or security interest.
In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(1)	such Indebtedness is the obligation of a partnership or joint venture that is not a Restricted Subsidiary (a “Joint Venture”);

(2)	such Person or a Restricted Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and

(3)	there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Restricted Subsidiary of such Person;
in which case, such Indebtedness shall be included in an amount not to exceed:

(a)
the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Restricted Subsidiary of such Person; or

(b)
if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Restricted Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate futures contract, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.
“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to employees, directors or customers in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property or any payment for property or services), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1)	Hedging Obligations Incurred in the ordinary course of business and in compliance with the Indenture;

(2)	endorsements of negotiable instruments and documents in the ordinary course of business; and

(3)	an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company.

For purposes of “Certain covenants—Limitation on restricted payments,”

(1)
“Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as conclusively determined by the Board of Directors of the Company in good faith) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary; and

(2)
any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s Investors Service, Inc. and BBB- (or the equivalent) by Standard & Poor’s Ratings Services (or an equivalent rating by another nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments), in each case, with a stable or better outlook.
“Issue Date” means June 21, 2013.
“Lien” means any mortgage, pledge, security interest, encumbrance, lien or similar charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).
“Minority Interest” means the percentage interest represented by any shares of stock of any class of Capital Stock of a Restricted Subsidiary that are not owned by the Company or a Restricted Subsidiary.
“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1)
all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP (after taking into account any available tax credits or deductions and any tax sharing agreements), as a consequence of such Asset Disposition;

(2)
all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3)	all distributions and other payments required to be made to Minority Interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and

(4)
amounts accrued in accordance with GAAP in respect of liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition or liabilities incurred in connection with such Asset Disposition.

“Net Cash Proceeds” means, with respect to any issuance or sale of Capital Stock, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credit or deductions and any tax sharing arrangements).
“Net Working Capital” means (a) all current assets of the Company and its Restricted Subsidiaries except current assets under Commodity Agreements less (b) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness and any current liabilities under Commodity Agreements, in each case as set forth in the consolidated financial statements of the Company prepared in accordance with GAAP.
“Non-Recourse Debt” means Indebtedness of a Person:

(1)
as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise);

(2)
no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3)	the explicit terms of which provide there is no recourse against any of the assets of the Company or its Restricted Subsidiaries.
“Officer’s Certificate” means a certificate executed on behalf of the Company by any one of the Chief Executive Officer, the President, the Chief Financial Officer, the Vice President-General Counsel, the Vice President-Controller, or the Treasurer of the Company, and delivered to the Trustee.
“Oil and Gas Business” means (a) the business of acquiring, exploring, exploiting, developing, producing, operating and disposing of interests in oil, gas, liquid natural gas and other hydrocarbon properties, (b) the business of gathering, marketing, treating, processing, storing, refining, selling and transporting any production from such interests or properties and products produced therefrom or in association therewith and (c) any business or activity relating to, arising from or necessary, appropriate or incidental to the activities described in the foregoing clauses (a) and (b) of this definition.
“Oil and Gas Properties” means all properties, including equity or other ownership interests therein, owned by such Person which contain or are believed to contain “proved oil and gas reserves” as defined in Rule 4-10 of Regulation S-X of the Securities Act.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.
“Permitted Business Investment” means any Investment made in the ordinary course of the business of the Company or any Restricted Subsidiary or that is of a kind or character that is customarily made in the conduct of the Oil and Gas Business, including investments or expenditures for actively exploiting, exploring for, acquiring, developing, producing, processing, refining, gathering, marketing or transporting Hydrocarbons through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including:

(1)
ownership interests in oil and gas properties, liquid natural gas facilities, refineries, drilling operations, processing facilities, gathering systems, pipelines or ancillary real property interests; and

(2)
Investments in the form of or pursuant to oil and gas leases, operating agreements, gathering agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization or pooling designations, declarations, orders and agreements, gas balancing or deferred production agreements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), subscription agreements, stock purchase agreements and other similar agreements (including for limited liability companies) with third parties.

“Permitted Holders” means the following:

(1)	the Company or any Subsidiary of the Company;

(2)	a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary of the Company; and

(3)
Mercury Exploration Company, Quicksilver Energy, L.P., The Discovery Fund, Pennsylvania Avenue Limited Partnership, Pennsylvania Management Company, the estate of Frank Darden, Lucy Darden, Anne Darden Self, Glenn Darden or Thomas Darden, and their respective successors, assigns, designees, heirs, beneficiaries, trusts, estates or Controlled affiliates.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1)
a Restricted Subsidiary (other than a Special Entity that does not Guarantee the notes) or a Person which will, upon the making of such Investment, become a Restricted Subsidiary (other than a Special Entity that does not Guarantee the notes); provided, however, that the primary business of such Restricted Subsidiary is the Oil and Gas Business;

(2)
another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person’s primary business is the Oil and Gas Business;

(3)	cash and Cash Equivalents;

(4)
receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of the Oil and Gas Business and payable or dischargeable in accordance with customary trade terms;

provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)
payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	loans or advances to employees and directors made in the ordinary course of business of the Company or such Restricted Subsidiary;

(7)
Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(8)
Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with “—Certain covenants— Limitation on sales of assets and subsidiary stock;”

(9)	Investments in existence on the Issue Date or made pursuant to agreements or commitments in effect on the Issue Date;

(10)
Commodity Agreements, Currency Agreements, Interest Rate Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with “—Certain covenants— Limitation on indebtedness;”

(11)
Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (11), in an aggregate amount not to exceed $10 million outstanding at any one time (with the fair market value of such Investment being measured at the time made and without giving effect to subsequent changes in value);

(12)	Guarantees made in accordance with “—Certain covenants—Limitations on indebtedness;”

(13)
Investments in a Special Entity that does not Guarantee the notes in an aggregate amount not to exceed 10% of Adjusted Consolidated Net Tangible Assets (with Adjusted Consolidated Net Tangible Assets and the fair market value of such Investment being measured at the time such Investment is made and without giving effect to subsequent changes in value);

(14)
Permitted Business Investments in an aggregate amount not to exceed 5% of Adjusted Consolidated Net Tangible Assets (with Adjusted Consolidated Net Tangible Assets and the fair market value of such Investment being measured at the time such Investment is made and without giving effect to subsequent changes in value); and

(15)	any Asset Swap made in accordance with “—Certain covenants—Limitation on sales of assets and subsidiary stock.”
In order to be a Permitted Investment, an Investment need not be permitted solely by one subsection of this definition but may be permitted in part by one such subsection and in part by one or more other subsections of this definition. In the event an Investment meets the criteria of one or more of the subsections of this definition, the

Company, in its sole discretion, may classify (or subsequently reclassify) all or any portion of such Investment as being permitted by any one or more of such subsections.
“Permitted Liens” means, with respect to any Person:

(1)
Liens securing Indebtedness and related obligations of the Company or any Restricted Subsidiary Incurred pursuant to a Credit Facility outstanding on June 27, 2008 or permitted to be Incurred under the Indenture under the covenant described in clause (1) of the second paragraph under “—Certain covenants—Limitation on indebtedness;”

(2)
pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or earnest money, good faith or similar deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public, regulatory or statutory obligations of such Person or deposits of cash or Cash Equivalents to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3)
Liens imposed by law, including carriers’, warehousemen’s, suppliers’, materialmen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if appropriate reserves or other provisions required by GAAP, if any, shall have been made in respect thereof;

(4)
Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings if appropriate reserves or other provisions required by GAAP shall have been made in respect thereof;

(5)
Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(6)
encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, servitudes, permits, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or surface leases and other similar rights in respect of surface operations or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7)	Liens securing Hedging Obligations;

(8)
leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(9)
judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10)
Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capital Lease Obligations, purchase money obligations or other payments Incurred to finance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that:

(a)
the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Indenture and does not exceed the cost of the assets or property so acquired or constructed; and

(b)
such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(11)
Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a)
such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b)	such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(12)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(13)	Liens existing on the Issue Date;

(14)
Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

(15)
Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(16)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or a Wholly-Owned Subsidiary;

(17)	Liens securing the notes and Subsidiary Guarantees;

(18)
Liens securing Refinancing Indebtedness Incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(19)	any interest or title of a lessor under any Capital Lease Obligation or operating lease;

(20)	Liens in respect of Production Payments and Reserve Sales, which Liens shall be limited to the oil and gas property or other interest that is subject to such Production Payments and Reserve Sales;

(21)
Liens arising under oil and gas leases, farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of Hydrocarbons, partnership agreements, joint venture agreements, unitizations and pooling designations, declarations, orders and agreements, development agreements, operating agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements which are customary in the Oil and Gas Business; provided, however, in all instances, that such Liens are limited to the assets that are subject to the relevant agreement, program, order or contract;

(22)	Liens on pipelines or pipeline facilities that arise by operation of law; and

(23)	Liens securing Indebtedness (other than Subordinated Obligations and Guarantor Subordinated Obligations) in an aggregate principal amount outstanding at any one time not to exceed $10 million.
“Person” means any individual, partnership, corporation, limited liability company, joint stock company, business trust, trust, unincorporated association, joint venture or government or political subdivision or agency or any other entity.
“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.
“Production Payments and Reserve Sales” means the grant or transfer by the Company or a Restricted Subsidiary to any Person of a royalty, overriding royalty, net profits interest, production payment (whether volumetric or dollar denominated), partnership or other interest in oil and gas properties or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties, under which the grantee or transferee thereof has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause to be operated and maintained, the related oil and gas properties or other related interests in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists or other providers of technical services to the Company or a Restricted Subsidiary.
“Rating Agency” means Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc. or if Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc. or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors or a committee thereof) which shall be substituted for Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both, as the case may be.

“Receivables” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.
“Receivables Fees” means any fees or interest paid to purchasers or lenders providing the financing in connection with a factoring agreement or other similar agreement, including any such amounts paid by discounting the face amount of Receivables or participations therein transferred in connection with a factoring agreement or other similar arrangement, regardless of whether any such transaction is structured as on-balance sheet or off-balance sheet or through a Restricted Subsidiary or an Unrestricted Subsidiary.
“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances,” and “refinanced” shall have a correlative meaning) any Indebtedness existing on the Issue Date or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, provided, however, that:

(1)
(a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the notes, the Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the notes;

(2)	the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3)
such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay interest or premiums required by the instruments governing such existing Indebtedness and fees and expenses Incurred in connection therewith); and

(4)
if the Indebtedness being refinanced is subordinated in right of payment to the notes or the Subsidiary Guarantees, such Refinancing Indebtedness is subordinated in right of payment to the notes or the Subsidiary Guarantees on terms at least as favorable to the holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded. Notwithstanding the foregoing, the subordination requirements of this clause (4) shall not apply to any Refinancing Indebtedness Incurred by the Company or any Subsidiary Guarantor if the net proceeds thereof are used, directly or indirectly, to refinance the 2016 Senior Subordinated Notes.

“Registration Rights Agreement” means (i) the Registration Rights Agreement dated on or about the Issue Date between the Company and the initial purchasers party thereto with respect to the notes, and (ii) with respect to any Additional Notes, any registration rights agreements between the Company and the initial purchasers party thereto relating to rights given by the Company to the purchasers of Additional Notes to register such Additional Notes or exchange them for notes registered under the Securities Act.
“Restricted Investment” means any Investment other than a Permitted Investment.
“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.
“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Senior Indebtedness” means the notes and, whether outstanding on the Issue Date or thereafter issued, created, Incurred or assumed, the 2015 Senior Notes, the 2016 Senior Notes, the 2019 Notes, the Bank Indebtedness (including the Indebtedness under the Senior Secured Credit Agreement, the Second Priority Term Loan and the Senior Second Priority Notes) and all amounts payable by the Company under or in respect of all other Indebtedness of the Company, including premiums and accrued and unpaid interest (including additional interest and interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company at the rate specified in the documentation with respect thereto whether or not a claim for post-filing interest is allowed in such proceeding) and fees relating thereto; provided, however, that Senior Indebtedness will not include:

(1)	any Indebtedness Incurred in violation of the Indenture;

(2)	any obligation of the Company to any Subsidiary;

(3)	any liability for federal, state, foreign, local or other taxes owed or owing by the Company;

(4)	any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

(5)
any Indebtedness, Guarantee or obligation of the Company that is expressly subordinate or junior in right of payment to any other Indebtedness, Guarantee or obligation of the Company, including, without limitation, any Subordinated Obligations; or

(6)	any Capital Stock.
“Senior Secured Credit Agreement” means (1) the Amended and Restated Credit Agreement, dated as of December 22, 2011, among the Company, as borrower, JPMorgan Chase Bank, N.A., as global administrative agent, and the other agents and financial institutions from time to time party thereto, as amended, supplemented or otherwise modified from time to time and (2) the Amended and Restated Credit Agreement, dated as of December 22, 2011, among the Company, as parent, Quicksilver Resources Canada Inc., as borrower, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian administrative agent, JPMorgan Chase Bank, N.A., as global administrative agent, and the other agents and financial institutions from time to time party thereto, as amended, supplemented or otherwise modified from time to time.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.
“Special Entity” means any Restricted Subsidiary that is not a Wholly-Owned Subsidiary that (i) is classified as a pass-through entity for U.S. federal, state, local and foreign income tax purposes and (ii) has no Indebtedness.
“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.
“Subordinated Obligation” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the notes pursuant to a written agreement.
“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.
“Subsidiary Guarantee” means, individually, any Guarantee of payment of the notes by a Subsidiary Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed by the Indenture.
“Subsidiary Guarantor” means (i) each of Cowtown Pipeline Funding, Inc., Cowtown Pipeline Management, Inc., Cowtown Pipeline L.P., Cowtown Gas Processing L.P., Barnett Shale Operating LLC, Silver Stream Pipeline Company LLC, QPP Parent LLC and QPP Holdings LLC and (ii) any Restricted Subsidiary (other than a Foreign Subsidiary and, except to the extent it Guarantees the notes, a Special Entity) created or acquired by the Company or one or more of its Restricted Subsidiaries after the Issue Date.
“Total Senior Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Senior Debt as of the end of the then most recent fiscal quarter for which consolidated financial statements for the Company are in existence to (y) the aggregate amount of Consolidated EBITDA for the four quarter period ending at the end of such fiscal quarter; provided that the pro forma adjustments described in the proviso to the definition of “Consolidated Coverage Ratio” will apply to the calculation of the Total Senior Leverage Ratio and Consolidated Senior Debt to the same extent and in the same manner as such adjustments apply to the calculation of Consolidated Coverage Ratio and Consolidated Interest Expense.
“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to July 1, 2019; provided, however, that if the period from the redemption date to July 1, 2019 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to July 1, 2019 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
“Unrestricted Subsidiary” means (1) each of Makarios Midstream Inc., 1622834 Alberta Inc., Quicksilver Production Partners GP LLC, Quicksilver Production Partners LP, Makarios Resources International Holdings LLC and Makarios Resources International Inc.; (2) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and (3) any Subsidiary of an Unrestricted Subsidiary.
The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly-acquired or newly-formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) to be an Unrestricted Subsidiary only if:

(1)
such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2) all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation and at all times thereafter, consist of Non-Recourse Debt;
(3) such designation and the Investment of the Company in such Subsidiary complies with “Certain covenants—Limitation on restricted payments;”
(4) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Company and its Subsidiaries;

(5)	such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(a)	to subscribe for additional Capital Stock of such Person; or

(b)	to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(6)
on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary with terms materially less favorable to the Company than those that might have been reasonably obtained from Persons that are not Affiliates of the Company.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture, and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company could Incur at least $1.00 of additional Indebtedness under the first paragraph under “Certain covenants—Limitation on indebtedness” on a pro forma basis taking into account such designation.
“U.S. Government Obligations” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.
“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.
“Voting Stock” of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.
“Wholly-Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary.

THE EXCHANGE OFFER
General
We hereby offer to exchange a like principal amount of notes for any or all outstanding old notes on the terms and subject to the conditions set forth in this prospectus and accompanying letter of transmittal. We often refer to this offer as the “exchange offer.” You may tender some or all of your outstanding old notes pursuant to this exchange offer. As of the date of this prospectus, $325,000,000 aggregate principal amount of the old notes are outstanding. Our obligation to accept old notes for exchange pursuant to the exchange offer is subject to certain conditions set forth hereunder.
Purpose and Effect of the Exchange Offer
In connection with the offering of the old notes, which was consummated on June 21, 2013, we entered into a registration rights agreement with the representatives of the initial purchasers of the old notes, under which we agreed to use our reasonable best efforts:

(1)
to cause to be filed a registration statement on or prior to 365 days after the closing of the offering of the old notes with respect to an offer to exchange the old notes for a new issue of notes, with terms substantially the same as of the old notes but registered under the Securities Act;

(2)	to have such registration statement to be declared effective by the SEC; and

(3)	to complete the exchange offer and issue the new notes not later than 60 days after the registration statement is declared effective.
The registration rights agreement provides that if (i) (a) the exchange offer is not completed or (b) a shelf registration statement providing for the sale of the old notes has not been declared effective, in each case on or prior to the date that is 365 days following the issuance of the old notes, (ii) a shelf registration statement providing for the sale of old notes that are ineligible to be exchanged in the exchange offer has not been declared effective by the later of (a) 365 days following the issuance of the old notes and (b) 90 days after delivery of a request from an initial purchaser requesting such shelf registration statement, (iii) a shelf registration statement, if required under the terms of the registration rights agreement, has become effective and (a) thereafter ceases to be effective or the prospectus contained therein ceases to be usable for resales of the old notes at any time during the 18-month period from its effectiveness, subject to certain exceptions, and such failure to remain effective or usable exists for more than 60 days (whether or not consecutive) in any 12-month period or (b) thereafter, on more than two occasions in any 12-month period during the 18-month period from its effectiveness, ceases to be effective or the prospectus contained therein ceases to be usable for resales of the old notes (each such event referred to in clauses (i) through (iii) above, a “Registration Default”), we will pay additional interest to each holder of such notes in an amount equal to 0.25% per annum of the aggregate principal amount of the old notes for the period immediately following the occurrence of the Registration Default until such time as no Registration Default is in effect, which rate shall increase by 0.25% per annum for each subsequent 90-day period during which such Registration Default continues up to a maximum of 0.50% per annum. Subject to the requirement to file a shelf registration statement in the circumstances contemplated in clause (ii)(b) above, once we complete this exchange offer, we will no longer be required to pay additional interest on the old notes.
The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or acceptance of the exchange offer would violate the securities or blue sky laws of that jurisdiction.

Terms of the Exchange Offer; Period for Tendering Old Notes
This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together are the exchange offer, we will accept for exchange old notes which are properly tendered on or prior to the expiration date, unless you have previously withdrawn them.

◦
When you tender to us old notes as provided below, our acceptance of the old notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal.

◦
For each $2,000 principal amount of old notes (and $1,000 principal amount of the old notes in excess thereof) surrendered to us in the exchange offer, we will give you $2,000 principal amount of notes (and $1,000 principal amount of the notes in excess thereof).

◦
We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date that we first mail notice of the exchange offer to the holders of the old notes. We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus to all of the registered holders of old notes at their addresses listed in the trustee’s security register with respect to the old notes.

◦
The exchange offer expires at 5:00 p.m., New York City time, on , 2014; provided, however, that we, in our sole discretion, may extend the period of time for which the exchange offer is open. The term “expiration date” means , 2014 or, if extended by us, the latest time and date to which the exchange offer is extended.

◦
As of the date of this prospectus, $325,000,000.00 in aggregate principal amount of the old notes were outstanding. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered.

◦	Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions that we describe in the section called “Conditions to the Exchange Offer” below.

◦
We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any old notes, by giving oral (promptly confirmed in writing) or written notice of an extension to the exchange agent and notice of that extension to the holders as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly following the expiration or termination of the exchange offer.

◦
We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes that we have not yet accepted for exchange, if any of the conditions of the exchange offer specified below under “Conditions to the Exchange Offer” are not satisfied. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

◦
We will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the old notes promptly. If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service.

◦	Holders of old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

◦
Old notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement.

◦	We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

◦	By executing, or otherwise becoming bound by, the letter of transmittal, you will be making the representations described below to us. See “—Resales of the Notes.”
Important rules concerning the exchange offer
You should note that:

◦
All questions as to the validity, form, eligibility, time of receipt and acceptance of old notes tendered for exchange will be determined by Quicksilver in its sole discretion, which determination shall be final and binding.

◦
We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful.

◦
We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. Unless we agree to waive any defect or irregularity in connection with the tender of old notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

◦	Our interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date shall be final and binding on all parties.

◦
Neither Quicksilver, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of them incur any liability for failure to give any notification.

Procedures for Tendering Old Notes
What to submit and how
If you, as the registered holder of an old security, wish to tender your old notes for exchange in the exchange offer, you must transmit a properly completed and duly executed letter of transmittal to The Bank of New York Mellon Trust Company, N.A. at the address set forth below under “Exchange Agent” unless an agent's message (as described below) is transmitted in lieu thereof on or prior to the expiration date.
In addition,

(1)	certificates for old notes must be received by the exchange agent along with the letter of transmittal, or

(2)
a timely confirmation of a book-entry transfer of old notes, if such procedure is available, into the exchange agent’s account at DTC using the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date, or

(3)	you must comply with the guaranteed delivery procedures described below.

The method of delivery of old notes, letters of transmittal and notices of guaranteed delivery is at your election and risk. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No letters of transmittal or old notes should be sent to Quicksilver.
How to sign your letter of transmittal and other documents
Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes being surrendered for exchange are tendered

(1)	by a registered holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or

(2)	for the account of an eligible institution.
If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by any of the following eligible institutions:

◦	a firm which is a member of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc. or

◦	a commercial bank or trust company having an office or correspondent in the United States
If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, the old notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old notes and with the signature guaranteed.
If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by Quicksilver, proper evidence satisfactory to Quicksilver of its authority to so act must be submitted.
Acceptance of Old Notes for Exchange; Delivery of Notes
Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the notes promptly after the expiration of the exchange offer. See “Conditions to the Exchange Offer” below. For purposes of the exchange offer, our giving of oral (promptly confirmed in writing) or written notice of our acceptance to the exchange agent will be considered our acceptance of the exchange offer.
In all cases, we will issue notes in exchange for old notes that are accepted for exchange only after timely receipt by the exchange agent of:

◦	certificates for old notes, or

◦	a timely book-entry confirmation of transfer of old notes into the exchange agent’s account at DTC using the book-entry transfer procedures described below, and

◦	a properly completed and duly executed letter of transmittal or an agent's message in lieu thereof.
If we do not accept any tendered old notes for any reason included in the terms and conditions of the exchange offer or if you submit certificates representing old notes in a greater principal amount than you wish to exchange, we will return any unaccepted or non-exchanged old notes without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC using the book-entry transfer procedures described below, non-exchanged old notes will be credited to an account maintained with DTC promptly following the expiration or termination of the exchange offer.
Book-Entry Transfer
The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of old notes by causing DTC to transfer old notes into the exchange agent’s account in accordance with DTC’s Automated Tender Offer Program procedures for transfer. However, the exchange for the old notes so tendered will only be made after timely confirmation of book-entry transfer of old notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation. The agent’s message must state that DTC has received an express acknowledgment from the participant tendering old notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the agreement against that participant.
Although delivery of old notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal, or a facsimile copy, properly completed and duly executed, with any required signature guarantees, must in any case be delivered to and received by the exchange agent at its address listed under “—Exchange Agent” on or prior to the expiration date unless an agent's message is transmitted in lieu thereof.
If your old notes are held through DTC, you must complete a form called “instructions to registered holder and/or book-entry participant,” which will instruct the DTC participant through whom you hold your old notes of your intention to tender your old notes or not tender your old notes. Please note that delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent and we will not be able to accept your tender of old notes until the exchange agent receives a letter of transmittal and a book-entry confirmation from DTC with respect to your old notes. A copy of that form is available from the exchange agent.
Guaranteed Delivery Procedures
If you are a registered holder of old notes and you want to tender your old notes but your old notes are not immediately available, or time will not permit your old notes to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if

(1)	the tender is made through an eligible institution,

(2)
prior to the expiration date, the exchange agent receives, by facsimile transmission, mail or hand delivery, from that eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, stating:

◦	the name and address of the holder of old notes;

◦	the amount of old notes tendered; and

◦
the tender is being made by delivering that notice and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates of all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a duly executed letter of transmittal or an agent's message in lieu thereof will be deposited by that eligible institution with the exchange agent, and

(3)
the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a duly executed letter of transmittal or an agent's message in lieu thereof are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights
You can withdraw your tender of old notes at any time on or prior to the expiration date.
For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at the address listed below under “Exchange Agent.” Any notice of withdrawal must specify:

◦	the name of the person having tendered the old notes to be withdrawn,

◦	the old notes to be withdrawn,

◦	the principal amount of the old notes to be withdrawn,

◦	if certificates for old notes have been delivered to the exchange agent, the name in which the old notes are registered, if different from that of the withdrawing holder,

◦
if certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution, and

◦
if old notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of that facility.

Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer.
If you have properly withdrawn old notes and wish to re-tender them, you may do so by following one of the procedures described under “Procedures for Tendering Old Notes” above at any time on or prior to the expiration date.
Conditions to the Exchange Offer
Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the acceptance of old notes for exchange or the exchange of the notes for old notes, that acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.
That condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. Our rights described in the prior paragraph are ongoing rights which we may assert at any time and from time to time.
In addition, we will not accept for exchange any old notes tendered, and no notes will be issued in exchange for any old notes, if at that time any stop order shall be threatened or in effect with respect to the exchange offer to which this prospectus relates or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent
The Bank of New York Mellon Trust Company, N.A. has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance with respect to the procedures for tendering and withdrawing tenders of old notes, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:
The Bank of New York Mellon Trust Company, N.A.
c/o The Bank of New York Mellon Corporation
111 Sanders Creek Parkway
East Syracuse, NY 13057
Attn: Adam DeCapio
Facsimile Transmissions:
732-667-9408
To Confirm by Telephone
or for Information:
315-414-3360
Delivery to an address other than as listed above or transmission of a letter of transmittal via facsimile other than as listed above does not constitute a valid delivery.
Fees and Expenses
The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any of our officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.
The estimated cash expenses to be incurred in connection with the exchange offer, including legal, accounting, SEC filing, printing and exchange agent expenses, will be paid by us and are estimated in the aggregate to be $ .
Transfer Taxes
Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.
Resale of the Notes
Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the notes would in general be freely transferable after the exchange offer without further registration under the Securities Act. The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988, and the Morgan Stanley & Co. Incorporated letter, made available on June 5, 1991.

However, any purchaser of old notes who is an “affiliate” of Quicksilver or who intends to participate in the exchange offer for the purpose of distributing the notes

(1)	will not be able to rely on the interpretation of the staff of the SEC,

(2)	will not be able to tender its old notes in the exchange offer and

(3)
must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the securities unless that sale or transfer is made using an exemption from those requirements.

By executing, or otherwise becoming bound by, the Letter of Transmittal each holder of the old notes will represent that:

(1)	it is not our “affiliate”;

(2)	any notes to be received by it were acquired in the ordinary course of its business; and

(3)
it has no arrangement or understanding with any person to participate, and is not engaged in and does not intend to engage, in the “distribution,” within the meaning of the Securities Act, of the notes.

In addition, in connection with any resales of notes, any broker-dealer participating in the exchange offer who acquired securities for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position in the Shearman & Sterling no-action letter, which it made available on July 2, 1993, that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the notes, other than a resale of an unsold allotment from the original sale of the old notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of notes.
Accounting Treatment
The notes will be recorded as carrying the same value as the old notes, which is face value, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. The expenses of the exchange offer will be expensed.
Failure to Exchange
Holders of old notes who do not exchange their old notes for new notes under the exchange offer will remain subject to the restrictions on transfer of such old notes as set forth in the legend printed on the notes as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws, and otherwise set forth in the confidential offering memorandum distributed in connection with the private offering of the old notes.
Other
Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are strongly urged to consult your financial, legal and tax advisors in making your own decision on what action to take.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER
The exchange of old notes for notes in the exchange offer will not result in any United States federal income tax consequences to holders. When a holder exchanges an old note for a note in the exchange offer, the holder will have the same adjusted basis and holding period in the note as in the old note immediately before the exchange.
PLAN OF DISTRIBUTION
Each broker-dealer that receives notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of notes received in exchange for old notes where old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of notes received by it in exchange for old notes.
We will not receive any proceeds from any sale of notes by broker-dealers.
Notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions

◦	in the over-the-counter market

◦	in negotiated transactions

◦	through the writing of options on the notes or

◦	a combination of those methods of resale
at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices.
Any resale may be made

◦	directly to purchasers or

◦	to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any notes.
Any broker-dealer that resells notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of those notes may be considered to be an “underwriter” within the meaning of the Securities Act. Any profit on any resale of those notes and any commission or concessions received by any of those persons may be considered to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act.
For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the securities, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities, including any broker-dealers, against some liabilities, including liabilities under the Securities Act.

VALIDITY OF SECURITIES
Davis Polk & Wardwell LLP, New York, New York will opine for us on whether the notes and guarantees are valid and binding obligations of Quicksilver and certain of the guarantors, respectively, and Fulbright & Jaworski LLP will opine for us on whether the guarantees are valid and binding obligations of the remaining guarantors.
EXPERTS
The consolidated financial statements of Quicksilver Resources Inc. included in Quicksilver Resources Inc.'s Annual Report (Form 10-K/A) for the year ended December 31, 2013, and the effectiveness of Quicksilver Resources Inc.'s internal control over financial reporting as of December 31, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which conclude, among other things, that Quicksilver Resources Inc. did not maintain effective internal control over financial reporting as of December 31, 2013, based on Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, because of the effects of the material weaknesses described therein, included therein, and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
The 2011 consolidated financial statements incorporated in this prospectus by reference from Quicksilver Resources Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2013, as amended, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
RESERVE ENGINEERS
Certain information contained in the documents we incorporate by reference regarding estimated quantities of natural gas and crude oil reserves owned by us, the future net revenues from those reserves and their present value is based on estimates of the reserves and present values prepared by or derived from estimates prepared by PetroTechnical Services Division of Schlumberger Technology Corporation and LaRoche Petroleum Consultants, Ltd. All of such information has been incorporated by reference into this prospectus in reliance upon the authority of these firms as experts in such matters.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and special reports, proxy statements and other information with the SEC. We have filed with the SEC, Washington, D.C. 20549, a registration statement on Form S-4 under the Securities Act with respect to our offering of the new notes. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the company and the new notes, reference is made to the registration statement, the exhibits and any schedules filed therewith and the documents incorporated by reference herein. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement and the documents incorporated by reference herein, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public

Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is at http://www.sec.gov.
If for any reason we are not required to comply with the reporting requirements of the Exchange Act, as amended, we are still required under the indenture to furnish the holders of the new notes with the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders of the notes and to securities analysts and prospective investors, upon their request, the information required to be delivered by Rule 144A(d)(4) under the Securities Act. Any such requests should be directed to us at:
Quicksilver Resources Inc.
801 Cherry Street, Suite 3700, Unit 19
Fort Worth, Texas
Phone: (817) 665-5000
Attention: Treasurer
We also maintain an Internet site at http://www.qrinc.com/. Our website and the information contained therein or connected thereto shall not be deemed to be a part of this prospectus or the registration statement of which it forms a part.

QUICKSILVER RESOURCES INC.

Offer to Exchange
11.000% Senior Notes due 2021
for
New 11.000% Senior Notes due 2021

Until , 2014, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PROSPECTUS

, 2014

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers.
Quiksilver Resources Inc.
Cowtown Pipeline Funding, Inc.
Each of Quicksilver Resources Inc. and Cowtown Pipeline Funding, Inc. is a Delaware corporation (each, a “DE Corporation”).
Under Section 145 of the Delaware General Corporation Law (the “DGCL”), a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses and liabilities incurred in any such action, suit or proceedings so long as they acted in good faith and in a manner that they reasonably believed to be in, or not opposed to, the best interests of such corporation, and with respect to any criminal action if they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of such corporation, however, indemnification is generally limited to attorneys’ fees and other expenses and is not available if such person is adjudged to be liable to such corporation unless the court determines that indemnification is appropriate. A Delaware corporation also has the power to purchase and maintain insurance for such persons. Each DE Corporation amended and restated certificate of incorporation and bylaws provide for indemnification of directors and officers to the fullest extent permitted by Section 145 of the DGCL.
Additionally, we have acquired directors and officers insurance which includes coverage for liability under the federal securities laws.
Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation contains such a provision.
The above discussion of our amended and restated certificate of incorporation, bylaws and Sections 102(b)(7) and 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by such amended and restated certificate of incorporation, bylaws and statutes.
Barnett Shale Operating LLC
Silver Stream Pipeline Company LLC
QPP Parent LLC
QPP Holdings LLC
Each of Barnett Shale Operating LLC, Silver Stream Pipeline Company LLC, QPP Parent LLC and QPP Holdings LLC is a Delaware limited liability company (each, a “DE LLC”).

Section 18-108 of the Delaware Limited Liability Company Act (the “DLLCA”) states that subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.
Section 15(a) of the operating agreement of each of Barnett Shale Operating LLC and Silver Stream Pipeline Company LLC provides for indemnification of each person who is a member or officer of the company to the fullest extent permitted by the laws of the State of Delaware, except in the case of bad faith, gross negligence or willful misconduct, for any loss damage or claim incurred by reason of any act or omission performed or omitted by such member or officer in good faith on behalf of the company and in a manner reasonably believed to be within the scope of the authority conferred on such member by the operating agreement. Section 15(b) of the operating agreement of each of Barnett Shale Operating LLC and Silver Stream Pipeline Company LLC provides for indemnification of each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a member or officer.
Section 13(a) of the operating agreement of each of QPP Parent LLC and QPP Holdings LLC provides for indemnification of each member to the fullest extent permitted by the laws of the State of Delaware, except in the case of bad faith, gross negligence or willful misconduct, for any loss damage or claim incurred by reason of any act or omission performed or omitted by such member in good faith on behalf of the company and in a manner reasonably believed to be within the scope of the authority conferred on such member by the operating agreement. Section 13(b) of the operating agreement of each of QPP Parent LLC and QPP Holdings LLC provides for indemnification of each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a member.
Cowtown Pipeline Management, Inc.
Cowtown Pipeline Management, Inc. is a Texas corporation.
Chapter 8 of the Texas Business Organizations Code (the “TBOC”) authorizes a Texas corporation to indemnify a governing person, former governing person or delegate who was, is, or is threatened to be made a named defendant or respondent in a proceeding, including any threatened, pending or completed action or other proceeding, whether civil, criminal, administrative, arbitrative, or investigative, or an appeal of such action or proceeding, or an inquiry or investigation that could lead to such an action or proceeding. The TBOC provides that, unless a court of competent jurisdiction determines that the person is entitled to indemnification, indemnification is permitted only if it is determined that such person (a) acted in good faith; (b) reasonably believed (i) in the case of conduct in his official capacity, that the person’s conduct was in the enterprise’s best interests; and (ii) in any other cases, that the person’s conduct was not opposed to the enterprise’s best interests; and (c) in the case of any criminal proceeding, did not have a reasonable cause to believe the person’s conduct was unlawful. To the extent consistent with other law, the TBOC authorizes a Texas corporation to indemnify and advance expenses to a person who is not a governing person, including an officer, employee, or agent, as provided by: (1) the enterprise’s governing documents; (2) general or specific action of the enterprise’s governing authority; (3) resolution of the enterprise’s owners or members; (4) contract; or (5) common law. The certificate of formation of a corporation may restrict the circumstances under which the enterprise must or may indemnify a person under Chapter 8 of the TBOC.

2

Section 4 of Article VII of the by-laws of Cowtown Pipeline Management, Inc. states that the corporation shall to the fullest extent to which it is empowered to do so by the TBOC or any other applicable laws as may from time to time be in effect, indemnify any person who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietary, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.
Cowtown Pipeline L.P.
Cowtown Gas Processing L.P.
Each of Cowtown Pipeline L.P. and Cowtown Gas Processing L.P. is a Texas limited partnership.
Chapter 8 of the TBOC authorizes a Texas limited partnership to indemnify a governing person, former governing person or delegate who was, is, or is threatened to be made a named defendant or respondent in a proceeding, including any threatened, pending or completed action or other proceeding, whether civil, criminal, administrative, arbitrative, or investigative, or an appeal of such action or proceeding, or an inquiry or investigation that could lead to such an action or proceeding. The TBOC provides that, unless a court of competent jurisdiction determines that the person is entitled to indemnification, indemnification is permitted only if it is determined that such person (a) acted in good faith; (b) reasonably believed (i) in the case of conduct in his official capacity, that the person’s conduct was in the enterprise’s best interests; and (ii) in any other cases, that the person’s conduct was not opposed to the enterprise’s best interests; and (c) in the case of any criminal proceeding, did not have a reasonable cause to believe the person’s conduct was unlawful. To the extent consistent with other law, the TBOC authorizes a Texas limited partnership to indemnify and advance expenses to a person who is not a governing person, including an officer, employee, or agent, as provided by: (1) the enterprise’s governing documents; (2) general or specific action of the enterprise’s governing authority; (3) resolution of the enterprise’s owners or members; (4) contract; or (5) common law. The partnership agreement of a limited partnership may restrict the circumstances under which the enterprise must or may indemnify a person under Chapter 8 of the TBOC.
Article VIII of each of (i) the Amended and Restated Agreement of Limited Partnership of Cowtown Pipeline L.P. and (ii) the Agreement of Limited Partnership of Cowtown Gas Processing L.P. provide that the partnership shall indemnify and hold harmless its general partner and such general partner’s officers, directors, agents, and representatives from and against any loss, damage, liability, cost or expense arising out of any act or failure to act by such general partner, specifically including its sole, partial, or concurrent negligence, to the greatest extent permitted under the Texas Revised Limited Partnership Act.
The Registration Rights Agreement filed as Exhibit 4.28 to this Registration Statement provides for indemnification of directors and officers of Quicksilver Resources Inc. by the initial purchasers against certain liabilities.

3

Item 21. Exhibits and Financial Statement Schedules

		Incorporated by Reference				Filed (†) or Furnished (‡) Herewith (as indicated)
Exhibit No.	Exhibit Description	Form	SEC File No.	Exhibit	Filing Date
2.1*	Purchase Agreement, dated as of July 22, 2010, among First Reserve Crestwood Holdings LLC, Cowtown Gas Processing L.P., Cowtown Pipeline L.P. and Quicksilver Resources Inc.	8-K	001-14837	2.1	7/23/2010
2.2*	Purchase Agreement Amendment No. 1, dated as of September 17, 2010, among First Reserve Crestwood Holdings LLC, Cowtown Gas Processing L.P., Cowtown Pipeline L.P. and Quicksilver Resources Inc.	10-Q	001-14837	2.2	11/8/2010
2.3*	Purchase and Sale Agreement, dated March 28, 2013, between Quicksilver Resources Inc., as Seller, and TG Barnett Resources LP, as Buyer	8-K	001-14837	2.1	5/6/2013
3.1	Amended and Restated Certificate of Incorporation of Quicksilver Resources Inc. filed with the Secretary of State of the State of Delaware on May 21, 2008	S-3	333-151847	4.1	6/23/2008
3.2	Amended and Restated Certificate of Designation of Series A Junior Participating Preferred Stock of Quicksilver Resources Inc.	10-Q	001-14837	3.3	5/8/2006
3.3	Amended and Restated Bylaws of Quicksilver Resources Inc.	8-K	001-14837	3.1	5/16/2013
3.4	Certificate of Amendment to the Certificate of Incorporation of Cowtown Pipeline Funding, Inc. filed with the Secretary of State of the State of Delaware on February 22, 2005					†
3.5	Bylaws of Cowtown Pipeline Funding, Inc.					†
3.6	Articles of Incorporation of Cowtown Pipeline Management, Inc. filed with the Secretary of State of the State of Texas on July 27, 2004					†
3.7	Bylaws of Cowtown Pipeline Management, Inc.					†
3.8	Certificate of Limited Partnership of Cowtown Pipeline L.P. filed with the Secretary of State of the State of Texas on July 28, 2004					†
3.9	Amended and Restated Agreement of Limited Partnership of Cowtown Pipeline L.P.					†
3.10	Certificate of Limited Partnership of Cowtown Gas Processing L.P. filed with the Secretary of State of the State of Texas on February 24, 2005					†
3.11	Agreement of Limited Partnership of Cowtown Gas Processing L.P.					†
3.12	Certificate of Amendment of Certificate of Formation of Barnett Operating LLC filed with the Secretary of State of the State of Delaware on January 4, 2012					†
3.13	First Amended and Restated Limited Liability Company Agreement of Barnett Shale Operating LLC					†
3.14	Certificate of Formation of Silver Stream Pipeline Company LLC filed with the Secretary of State of the State of Delaware on February 28, 2012					†
3.15	Limited Liability Company Agreement of Silver Stream Pipeline Company LLC					†
3.16	Certificate of Formation of QPP Parent LLC filed with the Secretary of State of the State of Delaware on June 13, 2012					†
3.17	Limited Liability Company Agreement of QPP Parent LLC					†
3.18	Certificate of Formation of QPP Holdings LLC filed with the Secretary of State of the State of Delaware on June 13, 2012					†

		Incorporated by Reference				Filed (†) or Furnished (‡) Herewith (as indicated)
Exhibit No.	Exhibit Description	Form	SEC File No.	Exhibit	Filing Date
3.19	Limited Liability Company Agreement of QPP Holdings LLC					†
4.1	Indenture, dated as of December 22, 2005, between Quicksilver Resources Inc. and The Bank of New York, as Trustee (as successor in interest to JPMorgan Chase Bank, National Association)	S-3	333-130597	4.7	12/22/2005
4.2	First Supplemental Indenture, dated as of March 16, 2006, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York, as Trustee (as successor in interest to JPMorgan Chase Bank, National Association)	8-K	001-14837	4.1	3/21/2006
4.3	Second Supplemental Indenture, dated as of July 31, 2006, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York, as Trustee (as successor in interest to JPMorgan Chase Bank, National Association)	10-K	001-14837	4.5	3/15/2010
4.4	Third Supplemental Indenture, dated as of September 26, 2006, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York, as Trustee (as successor in interest to JPMorgan Chase Bank, National Association)	10-Q	001-14837	4.1	11/7/2006
4.5	Fourth Supplemental Indenture, dated as of October 31, 2007, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York, as Trustee (as successor in interest to JPMorgan Chase Bank, National Association)	10-K	001-14837	4.7	3/15/2010
4.6	Fifth Supplemental Indenture, dated as of June 27, 2008, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York Trust Company, N.A., as trustee	8-K	001-14837	4.1	6/30/2008
4.7	Sixth Supplemental Indenture, dated as of July 10, 2008, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee	8-K	001-14837	4.1	7/10/2008
4.8	Seventh Supplemental Indenture, dated as of June 25, 2009, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee	8-K	001-14837	4.1	6/26/2009
4.9	Eighth Supplemental Indenture, dated as of August 14, 2009, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee	8-K	001-14837	4.1	8/17/2009
4.10	Ninth Supplemental Indenture, dated as of December 23, 2011, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee	10-K	001-14837	4.12	4/16/2012
4.11	Tenth Supplemental Indenture, dated as of December 23, 2011, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee	10-K	001-14837	4.13	4/16/2012
4.12	Eleventh Supplemental Indenture, dated as of December 23, 2011, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee	10-K	001-14837	4.14	4/16/2012
4.13	Twelfth Supplemental Indenture, dated as of December 23, 2011, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee	10-K	001-14837	4.15	4/16/2012
4.14	Thirteenth Supplemental Indenture, dated as of February 28, 2012, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee	10-Q	001-14837	4.1	5/10/2012

		Incorporated by Reference				Filed (†) or Furnished (‡) Herewith (as indicated)
Exhibit No.	Exhibit Description	Form	SEC File No.	Exhibit	Filing Date
4.15	Fourteenth Supplemental Indenture, dated as of February 28, 2012, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee	10-Q	001-14837	4.2	5/10/2012
4.16	Fifteenth Supplemental Indenture, dated as of February 28, 2012, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee	10-Q	001-14837	4.3	5/10/2012
4.17	Sixteenth Supplemental Indenture, dated as of February 28, 2012, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee	10-Q	001-14837	4.4	5/10/2012
4.18	Seventeenth Supplemental Indenture, dated as of June 13, 2012, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee	10-Q	001-14837	4.1	8/9/2012
4.19	Eighteenth Supplemental Indenture, dated as of June 13, 2012, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee	10-Q	001-14837	4.2	8/9/2012
4.20	Nineteenth Supplemental Indenture, dated as of June 13, 2012, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee	10-Q	001-14837	4.3	8/9/2012
4.21	Twentieth Supplemental Indenture, dated as of June 13, 2012, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee	10-Q	001-14837	4.4	8/9/2012
4.22	Twenty-first Supplemental Indenture, dated as of June 12, 2013, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee	8-K	001-14837	4.1	6/12/2013
4.23	Twenty-second Supplemental Indenture, dated as of June 12, 2013, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee	8-K	001-14837	4.2	6/12/2013
4.24	Twenty-third Supplemental Indenture, dated as of June 12, 2013, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee	8-K	001-14837	4.3	6/12/2013
4.25	Twenty-fourth Supplemental Indenture, dated as of June 21, 2013, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee	8-K/A	001-14837	4.4	7/1/2013
4.26	Indenture, dated as of June 21, 2013, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee	8-K/A	001-14837	4.1	7/1/2013
4.27	Indenture, dated as of June 21, 2013, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee and second lien collateral agent	8-K/A	001-14837	4.2	7/1/2013
4.28	Registration Rights Agreement, dated as of June 21, 2013, among Quicksilver Resources Inc., the subsidiary guarantors named therein and Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as representatives of the initial purchasers	8-K/A	001-14837	4.3	7/1/2013
4.29	Amended and Restated Rights Agreement, dated as of December 20, 2005, between Quicksilver Resources Inc. and Computershare Shareowner Services LLC (f/k/a Mellon Investor Services LLC), as Rights Agent	8-A/A	001-14837	4.1	12/21/2005

		Incorporated by Reference				Filed (†) or Furnished (‡) Herewith (as indicated)
Exhibit No.	Exhibit Description	Form	SEC File No.	Exhibit	Filing Date
4.30	Amendment dated as of February 23, 2011 to the Amended and Restated Rights Agreement between Quicksilver Resources Inc. and Computershare Shareowner Services LLC (f/k/a Mellon Investor Services LLC), as Rights Agent	8-K	001-14837	4.1	2/24/2011
4.31	Amendment No. 2, dated as of March 8, 2013, to the Amended and Restated Rights Agreement between Quicksilver Resources Inc. and Computershare Shareowner Services LLC (f/k/a Mellon Investor Services LLC), as Rights Agent	8-K	001-14837	4.1	3/8/2013
5.1	Opinion of Davis Polk & Wardwell LLP					†
5.2	Opinion of Fulbright & Jaworski LLP					†
10.1	Wells Agreement dated as of December 15, 1970, between Union Oil Company of California and Montana Power Company	S-4/A	333-29769	10.5	8/21/1997
10.2**	Quicksilver Resources Inc. Amended and Restated 2004 Non-Employee Director Equity Plan	8-K	001-14837	10.4	5/25/2007
10.3**	Form of Non-Qualified Stock Option Agreement pursuant to the Quicksilver Resources Inc. Amended and Restated 2004 Non-Employee Director Equity Plan	8-K	001-14837	10.4	1/28/2005
10.4**	Quicksilver Resources Inc. Seventh Amended and Restated 2006 Equity Plan	10-Q	001-14837	10.1	8/8/2013
10.5**	Form of Restricted Share Award Agreement pursuant to the Quicksilver Resources Inc. 2006 Equity Plan, as amended	8-K	001-14837	10.2	5/25/2006
10.6**	Form of Restricted Stock Unit Award Agreement pursuant to the Quicksilver Resources Inc. 2006 Equity Plan, as amended	8-K	001-14837	10.2	11/24/2008
10.7**	Form of Quicksilver Resources Canada Inc. Restricted Stock Unit Award Agreement (Cash Settlement) pursuant to the Quicksilver Resources Inc. 2006 Equity Plan, as amended	8-K	001-14837	10.3	11/24/2008
10.8**	Form of Quicksilver Resources Canada Inc. Restricted Stock Unit Award Agreement (Stock Settlement) pursuant to the Quicksilver Resources Inc. 2006 Equity Plan, as amended	8-K	001-14837	10.4	11/24/2008
10.9**	Form of Incentive Stock Option Agreement pursuant to the Quicksilver Resources Inc. 2006 Equity Plan, as amended	10-K	001-14837	10.9	4/16/2012
10.10**	Form of Nonqualified Stock Option Agreement pursuant to the Quicksilver Resources Inc. 2006 Equity Plan, as amended	10-K	001-14837	10.10	4/16/2012
10.11**	Form of Non-Employee Director Nonqualified Stock Option Agreement pursuant to the Quicksilver Resources Inc. 2006 Equity Plan, as amended (One-Year Vesting)	8-K	001-14837	10.8	5/25/2006
10.12**	Form of Non-Employee Director Nonqualified Stock Option Agreement pursuant to the Quicksilver Resources Inc. 2006 Equity Plan, as amended (Three-Year Vesting)	8-K	001-14837	10.5	11/24/2008
10.13**	Form of Non-Employee Director Restricted Share Award Agreement pursuant to the Quicksilver Resources Inc. 2006 Equity Plan, as amended (One-Year Vesting)	8-K	001-14837	10.7	5/25/2006
10.14**	Form of Non-Employee Director Restricted Share Award Agreement pursuant to the Quicksilver Resources Inc. 2006 Equity Plan, as amended (Three-Year Vesting)	8-K	001-14837	10.2	5/25/2007
10.15**	Quicksilver Resources Inc. 2011 Executive Bonus Plan	8-K	001-14837	10.1	2/25/2011
10.16**	Quicksilver Resources Inc. 2012 Executive Bonus Plan	8-K	001-14837	10.1	4/19/2012
10.17**	Description of 2011 Cash Bonuses	10-K	001-14837	10.17	4/16/2012
10.18**	Quicksilver Resources Inc. Amended and Restated Change in Control Retention Incentive Plan	8-K	001-14837	10.9	11/24/2008

		Incorporated by Reference				Filed (†) or Furnished (‡) Herewith (as indicated)
Exhibit No.	Exhibit Description	Form	SEC File No.	Exhibit	Filing Date
10.19**	Quicksilver Resources Inc. Second Amended and Restated Key Employee Change in Control Retention Incentive Plan	8-K	001-14837	10.8	11/24/2008
10.20**	Quicksilver Resources Inc. Amended and Restated Executive Change in Control Retention Incentive Plan	8-K	001-14837	10.7	11/24/2008
10.21**	Form of Director and Officer Indemnification Agreement	10-Q	001-14837	10.2	11/8/2010
10.22**	Letter to John C. Regan dated April 16, 2012	10-K	001-14837	10.22	3/22/2013
10.23**	Letter to Jeff Cook dated July 20, 2012	10-Q	001-14837	10.1	11/8/2012
10.24**	Employment Separation Settlement Agreement, dated August 9, 2012, between Quicksilver Resources Inc. and Jeff Cook	10-K	001-14837	10.24	3/22/2013
10.25**	Agreement, dated as of May 15, 2013 between Quicksilver Resources Inc. and Thomas F. Darden	10-Q	001-14837	10.2	8/8/2013
10.26**	Letter to John C. Regan dated July 15, 2013	10-Q	001-14837	10.1	11/6/2013
10.27**	Letter to Stan G. Page dated July 15, 2013	10-Q	001-14837	10.2	11/6/2013
10.28	Credit Agreement, dated as of September 6, 2011, among Quicksilver Resources Inc. and the agents and lenders identified therein	10-Q	001-14837	10.1	11/9/2011
10.29	Amended and Restated U.S. Credit Agreement, dated as of December 22, 2011, among Quicksilver Resources Inc. and the agents and lenders identified therein	8-K	001-14837	10.1	12/27/2011
10.30	Amended and Restated Canadian Credit Agreement, dated as of December 22, 2011, among Quicksilver Resources Canada Inc. and the agents and lenders identified therein	8-K	001-14837	10.2	12/27/2011
10.31	Omnibus Amendment No. 1 to Combined Credit Agreements, dated as of May 23, 2012, among Quicksilver Resources Inc., Quicksilver Resources Canada Inc. and the agents and lenders identified therein	10-Q	001-14837	10.3	8/9/2012
10.32	Omnibus Amendment No. 2 to Combined Credit Agreements, dated as of August 6, 2012, among Quicksilver Resources Inc., Quicksilver Resources Canada Inc. and the agents and lenders identified therein	10-Q	001-14837	10.4	8/9/2012
10.33	Omnibus Amendment No. 3 to Combined Credit Agreements, dated as of October 5, 2012, among Quicksilver Resources Inc., Quicksilver Resources Canada Inc. and the agents and lenders identified therein	10-K	001-14837	10.31	3/22/2013
10.34	Omnibus Amendment No. 4 to Combined Credit Agreements, dated as of April 30, 2013, among Quicksilver Resources Inc., Quicksilver Resources Canada Inc. and the agents and lenders identified therein	10-Q	001-14837	10.3	8/8/2013
10.35	Omnibus Amendment No. 5 to Combined Credit Agreements, dated as of June 21, 2013, among Quicksilver Resources Inc., Quicksilver Resources Canada Inc. and the agents and lenders identified therein	8-K/A	001-14837	10.2	7/1/2013
10.36	Omnibus Amendment No. 6 to Combined Credit Agreements, dated as of November 15, 2013, among Quicksilver Resources Inc., Quicksilver Resources Canada Inc. and the agents and lenders identified therein	8-K	001-14837	10.1	11/18/2013
10.37	Second Lien Credit Agreement, dated as of June 21, 2013, among Quicksilver Resources Inc., the lenders party thereto and Credit Suisse AG, as administrative agent	8-K/A	001-14837	10.1	7/1/2013
10.38	Asset Purchase Agreement, dated as of May 15, 2009, among Quicksilver Resources Inc., as Seller, and ENI US Operating Co. Inc. and ENI Petroleum US LLC, as Buyers	8-K	001-14837	10.1	5/19/2009

		Incorporated by Reference				Filed (†) or Furnished (‡) Herewith (as indicated)
Exhibit No.	Exhibit Description	Form	SEC File No.	Exhibit	Filing Date
10.39	Project and Expenditure Authorization, dated as of April 6, 2011, between Quicksilver Resources Canada Inc. and Nova Gas Transmission Ltd.	8-K	001-14837	10.1	4/14/2011
10.40	PEA Amending Agreement, dated as of August 28, 2012, between Quicksilver Resources Canada Inc. and Nova Gas Transmission Ltd.	8-K	001-14837	10.1	9/10/2012
10.41	Commitment Letter Agreement, dated as of April 6, 2011, between Quicksilver Resources Canada Inc. and Nova Gas Transmission Ltd.	8-K	001-14837	10.2	4/14/2011
10.42	Amendment to Commitment Letter Agreement, dated as of August 28, 2012, between Quicksilver Resources Canada Inc. and Nova Gas Transmission Ltd.	8-K	001-14837	10.2	9/10/2012
10.43***	Contribution Agreement dated December 23, 2011 among Quicksilver Resources Canada Inc., Fortune Creek Gathering and Processing Partnership and 0927530 B.C. Unlimited Liability Company	8-K/A	001-14837	10.1	12/16/2013
10.44	Guaranty dated December 23, 2011 among Quicksilver Resources Inc., Fortune Creek Gathering and Processing Partnership and 0927530 B.C. Unlimited Liability Company	8-K	001-14837	10.2	12/27/2011
10.45	Gas Gathering Agreement, effective December 1, 2009, between Cowtown Pipeline L.P. and Quicksilver Resources Inc.	8-K	001-33631	10.1	1/8/2010
10.46	Amendment to Gas Gathering Agreement, dated as of October 1, 2010, by and between Quicksilver Resources Inc. and Cowtown Pipeline Partners L.P.	10-K	001-33631	10.2	2/25/2011
10.47	Sixth Amendment and Restated Gas Gathering and Processing Agreement, dated September 1, 2008, among Quicksilver Resources Inc., Cowtown Pipeline Partners L.P. and Cowtown Gas Processing Partners L.P.	10-Q	001-33631	10.1	11/6/2008
10.48	Addendum and Amendment to Gas Gathering and Processing Agreement Mash Unit Lateral, effective January 1, 2009, among Quicksilver Resources Inc., Cowtown Pipeline Partners L.P. and Cowtown Processing Partners L.P.	10-K	001-33631	10.2	3/15/2010
10.49	Second Amendment to Sixth Amendment and Restated Gas Gathering and Processing Agreement, date as of October 1, 2010, by and among Quicksilver Resources Inc., Cowtown Pipeline Partners L.P. and Cowtown Gas Processing Partners L.P.	10-K	001-33631	10.2	2/25/2011
10.50	Amended and Restated Gas Gathering Agreement, effective September 1, 2008, between Cowtown Pipeline L.P. and Quicksilver Resources Inc.	10-K	001-14837	10.54	4/16/2012
10.51	First Amendment to Amended and Restated Gas Gathering Agreement, dated September 29, 2009, between Cowtown Pipeline L.P. and Quicksilver Resources Inc.	10-K	001-14837	10.55	4/16/2012
10.52	Second Amendment to Gas Gathering Agreement, dated October 1, 2010, between Cowtown Pipeline L.P. and Quicksilver Resources Inc.	10-K	001-14837	10.56	4/16/2012
10.53***	Acquisition and Exploration Agreement, dated September 20, 2012, between Quicksilver Resources Inc. and SWEPI LP	8-K/A	001-14837	10.1	2/8/2013
10.54	First Amendment to Acquisition and Exploration Agreement, dated November 20, 2012, between Quicksilver Resources Inc. and SWEPI LP	10-K	001-14837	10.48	3/22/2013
12.1	Computation of Ratio of Earnings to Fixed Charges					†
21.1	List of subsidiaries of Quicksilver Resources Inc.	10-K/A	001-14837	21.1	3/18/2014
23.1	Consent of Ernst & Young LLP					†
23.2	Consent of Deloitte & Touche LLP					†
23.3	Consent of Schlumberger Technology Corporation					†
23.4	Consent of LaRoche Petroleum Consultants, Ltd.					†

		Incorporated by Reference				Filed (†) or Furnished (‡) Herewith (as indicated)
Exhibit No.	Exhibit Description	Form	SEC File No.	Exhibit	Filing Date
23.5	Consent of Davis Polk &Wardwell LLP (contained in their opinion filed as Exhibit 5.1).					†
24.1	Power of Attorney (included on signature page)					†
25.1	Statement of Eligibility of The Bank of New York Mellon Trust Company, N.A., as Trustee, on Form T-1.					†
99.1	Form of Letter of Transmittal					†
99.2	Form of Notice of Guaranteed Delivery					†
99.3	Form of Letter to Clients					†
99.4	Form of Letter to Nominees					†
99.5	Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from Owner					†
99.6	Report of Schlumberger Technology Corporation	10-K/A	001-14837	99.1	3/18/2014
99.7	Report of LaRoche Petroleum Consultants, Ltd.	10-K/A	001-14837	99.2	3/18/2014
* Excludes schedules and exhibits we agree to furnish supplementally to the SEC upon request.
** Indicates a management contract or compensatory plan or arrangement.
*** Portions of exhibit deleted pursuant to request for confidential treatment. These portions have been furnished separately to the Securities and Exchange Commission.

Item 22. Undertakings
(a)    The undersigned hereby undertakes:
(1)    To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(c)    The undersigned hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(d)    The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction , and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on April 1, 2014.

Quicksilver Resources Inc.

By:	/s/ John C. Regan
John C. Regan
Senior Vice President - Chief Financial Officer and Chief Accounting Officer

BARNETT SHALE OPERATING LLC SILVER STREAM PIPELINE COMPANY LLC QPP PARENT LLC
By:	Quicksilver Resources Inc., its sole member

By:	/s/ John C. Regan
John C. Regan
Senior Vice President - Chief Financial Officer and Chief Accounting Officer

QPP HOLDINGS LLC
By:	Quicksilver Resources Inc., its sole member

By:	/s/ John C. Regan
John C. Regan
Senior Vice President - Chief Financial Officer and Chief Accounting Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Glenn Darden, John C. Regan and Francisco J. Villamar, and each of them, the true and lawful attorneys-in-fact of the undersigned, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities, in the locations and on the dates indicated.

Signature	Title	Date

/s/ W. Yandell Rogers, III	Chairman of the Board; Director	April 1, 2014
W. Yandell Rogers, III

/s/ Glenn Darden	President and Chief Executive Officer	April 1, 2014
Glenn Darden	(Principal Executive Officer); Director

Senior Vice President - Chief Financial Officer
/s/ John C. Regan	and Chief Accounting Officer	April 1, 2014
John C. Regan	(Principal Financial and Accounting Officer)

/s/ Thomas F. Darden	Chairman Emeritus; Director	April 1, 2014
Thomas F. Darden

/s/ Anne Darden Self	Director	April 1, 2014
Anne Darden Self

/s/ W. Byron Dunn	Director	April 1, 2014
W. Byron Dunn

/s/ Michael Y. McGovern	Director	April 1, 2014
Michael Y. McGovern

/s/ Steven M. Morris	Director	April 1, 2014
Steven M. Morris

/s/ Mark J. Warner	Director	April 1, 2014
Mark J. Warner

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, Cowtown Gas Processing L.P. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on April 1, 2014.

COWTOWN GAS PROCESSING L.P.

By its general partner,

COWTOWN PIPELINE MANAGEMENT, INC.

By:	/s/ John C. Regan
John C. Regan
Senior Vice President - Chief Financial Officer and Chief Accounting Officer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President and Chief Executive Officer	April 1, 2014
Glenn Darden	(Principal Executive Officer); Director

Senior Vice President - Chief Financial Officer
/s/ John C. Regan	and Chief Accounting Officer	April 1, 2014
John C. Regan	(Principal Financial and Accounting Officer)

*
The undersigned, by signing his name hereto, signs and executes this Registration Statement pursuant to the Powers of Attorney executed by the above-named officers and directors and filed with the Securities and Exchange Commission.

By:	/s/ John C. Regan
John C. Regan
Attorney-in-Fact

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that the undersigned, each being an officer or director, or both, as the case may be, of Cowtown Pipeline Management, Inc., a Texas corporation and the general partner of Cowtown Gas Processing L.P. and Cowtown Pipeline L.P., each a Texas limited partnership, hereby constitutes and appoints Glenn Darden the true and lawful attorney-in-fact of the undersigned, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments to this Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rules 413 or 462 under the Securities Act of 1933, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney or attorney-in-fact or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Glenn Darden	President and Chief Executive Officer	April 1, 2014
Glenn Darden	(Principal Executive Officer); Director

Senior Vice President - Chief Financial Officer
/s/ John C. Regan	and Chief Accounting Officer	April 1, 2014
John C. Regan	(Principal Financial and Accounting Officer)

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, Cowtown Pipeline Funding, Inc. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on April 1, 2014.

COWTOWN PIPELINE FUNDING, INC.

By:	/s/ John C. Regan
John C. Regan
Senior Vice President - Chief Financial Officer and Chief Accounting Officer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President and Chief Executive Officer	April 1, 2014
Glenn Darden	(Principal Executive Officer); Director

Senior Vice President - Chief Financial Officer
/s/ John C. Regan	and Chief Accounting Officer	April 1, 2014
John C. Regan	(Principal Financial and Accounting Officer)

*
The undersigned, by signing his name hereto, signs and executes this Registration Statement pursuant to the Powers of Attorney executed by the above-named officers and directors and filed with the Securities and Exchange Commission.

By:	/s/ John C. Regan
John C. Regan
Attorney-in-Fact

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that the undersigned, each being an officer or director, or both, as the case may be, of Cowtown Pipeline Funding, Inc., a Delaware corporation, hereby constitutes and appoints Glenn Darden the true and lawful attorney-in-fact of the undersigned, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments to this Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rules 413 or 462 under the Securities Act of 1933, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney or attorney-in-fact or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Glenn Darden	President and Chief Executive Officer	April 1, 2014
Glenn Darden	(Principal Executive Officer); Director

Senior Vice President - Chief Financial Officer
/s/ John C. Regan	and Chief Accounting Officer	April 1, 2014
John C. Regan	(Principal Financial and Accounting Officer)

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, Cowtown Pipeline Management, Inc. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on April 1, 2014.

COWTOWN PIPELINE MANAGEMENT, INC.

By:	/s/ John C. Regan
John C. Regan
Senior Vice President - Chief Financial Officer and Chief Accounting Officer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President and Chief Executive Officer	April 1, 2014
Glenn Darden	(Principal Executive Officer); Director

Senior Vice President - Chief Financial Officer
/s/ John C. Regan	and Chief Accounting Officer	April 1, 2014
John C. Regan	(Principal Financial and Accounting Officer)

*
The undersigned, by signing his name hereto, signs and executes this Registration Statement pursuant to the Powers of Attorney executed by the above-named officers and directors and filed with the Securities and Exchange Commission.

By:	/s/ John C. Regan
John C. Regan
Attorney-in-Fact

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that the undersigned, each being an officer or director, or both, as the case may be, of Cowtown Pipeline Management, Inc., a Texas corporation and the general partner of Cowtown Gas Processing L.P. and Cowtown Pipeline L.P., each a Texas limited partnership, hereby constitutes and appoints Glenn Darden the true and lawful attorney-in-fact of the undersigned, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments to this Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rules 413 or 462 under the Securities Act of 1933, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney or attorney-in-fact or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Glenn Darden	President and Chief Executive Officer	April 1, 2014
Glenn Darden	(Principal Executive Officer); Director

Senior Vice President - Chief Financial Officer
/s/ John C. Regan	and Chief Accounting Officer	April 1, 2014
John C. Regan	(Principal Financial and Accounting Officer)

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, Cowtown Pipeline L.P. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on April 1, 2014.

COWTOWN PIPELINE L.P.

By its general partner,

COWTOWN PIPELINE MANAGEMENT, INC.

By:	/s/ John C. Regan
John C. Regan
Senior Vice President - Chief Financial Officer and Chief Accounting Officer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President and Chief Executive Officer	April 1, 2014
Glenn Darden	(Principal Executive Officer); Director

Senior Vice President - Chief Financial Officer
/s/ John C. Regan	and Chief Accounting Officer	April 1, 2014
John C. Regan	(Principal Financial and Accounting Officer)

*
The undersigned, by signing his name hereto, signs and executes this Registration Statement pursuant to the Powers of Attorney executed by the above-named officers and directors and filed with the Securities and Exchange Commission.

By:	/s/ John C. Regan
John C. Regan
Attorney-in-Fact

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that the undersigned, each being an officer or director, or both, as the case may be, of Cowtown Pipeline Management, Inc., a Texas corporation and the general partner of Cowtown Gas Processing L.P. and Cowtown Pipeline L.P., each a Texas limited partnership, hereby constitutes and appoints Glenn Darden the true and lawful attorney-in-fact of the undersigned, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments to this Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rules 413 or 462 under the Securities Act of 1933, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney or attorney-in-fact or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Glenn Darden	President and Chief Executive Officer	April 1, 2014
Glenn Darden	(Principal Executive Officer); Director

Senior Vice President - Chief Financial Officer
/s/ John C. Regan	and Chief Accounting Officer	April 1, 2014
John C. Regan	(Principal Financial and Accounting Officer)

EXHIBIT INDEX

		Incorporated by Reference				Filed (†) or Furnished (‡) Herewith (as indicated)
Exhibit No.	Exhibit Description	Form	SEC File No.	Exhibit	Filing Date
2.1*	Purchase Agreement, dated as of July 22, 2010, among First Reserve Crestwood Holdings LLC, Cowtown Gas Processing L.P., Cowtown Pipeline L.P. and Quicksilver Resources Inc.	8-K	001-14837	2.1	7/23/2010
2.2*	Purchase Agreement Amendment No. 1, dated as of September 17, 2010, among First Reserve Crestwood Holdings LLC, Cowtown Gas Processing L.P., Cowtown Pipeline L.P. and Quicksilver Resources Inc.	10-Q	001-14837	2.2	11/8/2010
2.3*	Purchase and Sale Agreement, dated March 28, 2013, between Quicksilver Resources Inc., as Seller, and TG Barnett Resources LP, as Buyer	8-K	001-14837	2.1	5/6/2013
3.1	Amended and Restated Certificate of Incorporation of Quicksilver Resources Inc. filed with the Secretary of State of the State of Delaware on May 21, 2008	S-3	333-151847	4.1	6/23/2008
3.2	Amended and Restated Certificate of Designation of Series A Junior Participating Preferred Stock of Quicksilver Resources Inc.	10-Q	001-14837	3.3	5/8/2006
3.3	Amended and Restated Bylaws of Quicksilver Resources Inc.	8-K	001-14837	3.1	5/16/2013
3.4	Certificate of Amendment to the Certificate of Incorporation of Cowtown Pipeline Funding, Inc. filed with the Secretary of State of the State of Delaware on February 22, 2005					†
3.5	Bylaws of Cowtown Pipeline Funding, Inc.					†
3.6	Articles of Incorporation of Cowtown Pipeline Management, Inc. filed with the Secretary of State of the State of Texas on July 27, 2004					†
3.7	Bylaws of Cowtown Pipeline Management, Inc.					†
3.8	Certificate of Limited Partnership of Cowtown Pipeline L.P. filed with the Secretary of State of the State of Texas on July 28, 2004					†
3.9	Amended and Restated Agreement of Limited Partnership of Cowtown Pipeline L.P.					†
3.10	Certificate of Limited Partnership of Cowtown Gas Processing L.P. filed with the Secretary of State of the State of Texas on February 24, 2005					†
3.11	Agreement of Limited Partnership of Cowtown Gas Processing L.P.					†
3.12	Certificate of Amendment of Certificate of Formation of Barnett Operating LLC filed with the Secretary of State of the State of Delaware on January 4, 2012					†
3.13	First Amended and Restated Limited Liability Company Agreement of Barnett Shale Operating LLC					†
3.14	Certificate of Formation of Silver Stream Pipeline Company LLC filed with the Secretary of State of the State of Delaware on February 28, 2012					†
3.15	Limited Liability Company Agreement of Silver Stream Pipeline Company LLC					†
3.16	Certificate of Formation of QPP Parent LLC filed with the Secretary of State of the State of Delaware on June 13, 2012					†
3.17	Limited Liability Company Agreement of QPP Parent LLC					†

		Incorporated by Reference				Filed (†) or Furnished (‡) Herewith (as indicated)
Exhibit No.	Exhibit Description	Form	SEC File No.	Exhibit	Filing Date
3.18	Certificate of Formation of QPP Holdings LLC filed with the Secretary of State of the State of Delaware on June 13, 2012					†
3.19	Limited Liability Company Agreement of QPP Holdings LLC					†
4.1	Indenture, dated as of December 22, 2005, between Quicksilver Resources Inc. and The Bank of New York, as Trustee (as successor in interest to JPMorgan Chase Bank, National Association)	S-3	333-130597	4.7	12/22/2005
4.2	First Supplemental Indenture, dated as of March 16, 2006, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York, as Trustee (as successor in interest to JPMorgan Chase Bank, National Association)	8-K	001-14837	4.1	3/21/2006
4.3	Second Supplemental Indenture, dated as of July 31, 2006, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York, as Trustee (as successor in interest to JPMorgan Chase Bank, National Association)	10-K	001-14837	4.5	3/15/2010
4.4	Third Supplemental Indenture, dated as of September 26, 2006, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York, as Trustee (as successor in interest to JPMorgan Chase Bank, National Association)	10-Q	001-14837	4.1	11/7/2006
4.5	Fourth Supplemental Indenture, dated as of October 31, 2007, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York, as Trustee (as successor in interest to JPMorgan Chase Bank, National Association)	10-K	001-14837	4.7	3/15/2010
4.6	Fifth Supplemental Indenture, dated as of June 27, 2008, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York Trust Company, N.A., as trustee	8-K	001-14837	4.1	6/30/2008
4.7	Sixth Supplemental Indenture, dated as of July 10, 2008, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee	8-K	001-14837	4.1	7/10/2008
4.8	Seventh Supplemental Indenture, dated as of June 25, 2009, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee	8-K	001-14837	4.1	6/26/2009
4.9	Eighth Supplemental Indenture, dated as of August 14, 2009, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee	8-K	001-14837	4.1	8/17/2009
4.10	Ninth Supplemental Indenture, dated as of December 23, 2011, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee	10-K	001-14837	4.12	4/16/2012
4.11	Tenth Supplemental Indenture, dated as of December 23, 2011, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee	10-K	001-14837	4.13	4/16/2012
4.12	Eleventh Supplemental Indenture, dated as of December 23, 2011, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee	10-K	001-14837	4.14	4/16/2012
4.13	Twelfth Supplemental Indenture, dated as of December 23, 2011, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee	10-K	001-14837	4.15	4/16/2012
4.14	Thirteenth Supplemental Indenture, dated as of February 28, 2012, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee	10-Q	001-14837	4.1	5/10/2012

		Incorporated by Reference				Filed (†) or Furnished (‡) Herewith (as indicated)
Exhibit No.	Exhibit Description	Form	SEC File No.	Exhibit	Filing Date
4.15	Fourteenth Supplemental Indenture, dated as of February 28, 2012, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee	10-Q	001-14837	4.2	5/10/2012
4.16	Fifteenth Supplemental Indenture, dated as of February 28, 2012, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee	10-Q	001-14837	4.3	5/10/2012
4.17	Sixteenth Supplemental Indenture, dated as of February 28, 2012, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee	10-Q	001-14837	4.4	5/10/2012
4.18	Seventeenth Supplemental Indenture, dated as of June 13, 2012, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee	10-Q	001-14837	4.1	8/9/2012
4.19	Eighteenth Supplemental Indenture, dated as of June 13, 2012, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee	10-Q	001-14837	4.2	8/9/2012
4.20	Nineteenth Supplemental Indenture, dated as of June 13, 2012, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee	10-Q	001-14837	4.3	8/9/2012
4.21	Twentieth Supplemental Indenture, dated as of June 13, 2012, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee	10-Q	001-14837	4.4	8/9/2012
4.22	Twenty-first Supplemental Indenture, dated as of June 12, 2013, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee	8-K	001-14837	4.1	6/12/2013
4.23	Twenty-second Supplemental Indenture, dated as of June 12, 2013, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee	8-K	001-14837	4.2	6/12/2013
4.24	Twenty-third Supplemental Indenture, dated as of June 12, 2013, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee	8-K	001-14837	4.3	6/12/2013
4.25	Twenty-fourth Supplemental Indenture, dated as of June 21, 2013, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee	8-K/A	001-14837	4.4	7/1/2013
4.26	Indenture, dated as of June 21, 2013, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee	8-K/A	001-14837	4.1	7/1/2013
4.27	Indenture, dated as of June 21, 2013, among Quicksilver Resources Inc., the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee and second lien collateral agent	8-K/A	001-14837	4.2	7/1/2013
4.28	Registration Rights Agreement, dated as of June 21, 2013, among Quicksilver Resources Inc., the subsidiary guarantors named therein and Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as representatives of the initial purchasers	8-K/A	001-14837	4.3	7/1/2013
4.29	Amended and Restated Rights Agreement, dated as of December 20, 2005, between Quicksilver Resources Inc. and Computershare Shareowner Services LLC (f/k/a Mellon Investor Services LLC), as Rights Agent	8-A/A	001-14837	4.1	12/21/2005

		Incorporated by Reference				Filed (†) or Furnished (‡) Herewith (as indicated)
Exhibit No.	Exhibit Description	Form	SEC File No.	Exhibit	Filing Date
4.30	Amendment dated as of February 23, 2011 to the Amended and Restated Rights Agreement between Quicksilver Resources Inc. and Computershare Shareowner Services LLC (f/k/a Mellon Investor Services LLC), as Rights Agent	8-K	001-14837	4.1	2/24/2011
4.31	Amendment No. 2, dated as of March 8, 2013, to the Amended and Restated Rights Agreement between Quicksilver Resources Inc. and Computershare Shareowner Services LLC (f/k/a Mellon Investor Services LLC), as Rights Agent	8-K	001-14837	4.1	3/8/2013
5.1	Opinion of Davis Polk & Wardwell LLP					†
5.2	Opinion of Fulbright & Jaworski LLP					†
10.1	Wells Agreement dated as of December 15, 1970, between Union Oil Company of California and Montana Power Company	S-4/A	333-29769	10.5	8/21/1997
10.2**	Quicksilver Resources Inc. Amended and Restated 2004 Non-Employee Director Equity Plan	8-K	001-14837	10.4	5/25/2007
10.3**	Form of Non-Qualified Stock Option Agreement pursuant to the Quicksilver Resources Inc. Amended and Restated 2004 Non-Employee Director Equity Plan	8-K	001-14837	10.4	1/28/2005
10.4**	Quicksilver Resources Inc. Seventh Amended and Restated 2006 Equity Plan	10-Q	001-14837	10.1	8/8/2013
10.5**	Form of Restricted Share Award Agreement pursuant to the Quicksilver Resources Inc. 2006 Equity Plan, as amended	8-K	001-14837	10.2	5/25/2006
10.6**	Form of Restricted Stock Unit Award Agreement pursuant to the Quicksilver Resources Inc. 2006 Equity Plan, as amended	8-K	001-14837	10.2	11/24/2008
10.7**	Form of Quicksilver Resources Canada Inc. Restricted Stock Unit Award Agreement (Cash Settlement) pursuant to the Quicksilver Resources Inc. 2006 Equity Plan, as amended	8-K	001-14837	10.3	11/24/2008
10.8**	Form of Quicksilver Resources Canada Inc. Restricted Stock Unit Award Agreement (Stock Settlement) pursuant to the Quicksilver Resources Inc. 2006 Equity Plan, as amended	8-K	001-14837	10.4	11/24/2008
10.9**	Form of Incentive Stock Option Agreement pursuant to the Quicksilver Resources Inc. 2006 Equity Plan, as amended	10-K	001-14837	10.9	4/16/2012
10.10**	Form of Nonqualified Stock Option Agreement pursuant to the Quicksilver Resources Inc. 2006 Equity Plan, as amended	10-K	001-14837	10.10	4/16/2012
10.11**	Form of Non-Employee Director Nonqualified Stock Option Agreement pursuant to the Quicksilver Resources Inc. 2006 Equity Plan, as amended (One-Year Vesting)	8-K	001-14837	10.8	5/25/2006
10.12**	Form of Non-Employee Director Nonqualified Stock Option Agreement pursuant to the Quicksilver Resources Inc. 2006 Equity Plan, as amended (Three-Year Vesting)	8-K	001-14837	10.5	11/24/2008
10.13**	Form of Non-Employee Director Restricted Share Award Agreement pursuant to the Quicksilver Resources Inc. 2006 Equity Plan, as amended (One-Year Vesting)	8-K	001-14837	10.7	5/25/2006
10.14**	Form of Non-Employee Director Restricted Share Award Agreement pursuant to the Quicksilver Resources Inc. 2006 Equity Plan, as amended (Three-Year Vesting)	8-K	001-14837	10.2	5/25/2007
10.15**	Quicksilver Resources Inc. 2011 Executive Bonus Plan	8-K	001-14837	10.1	2/25/2011
10.16**	Quicksilver Resources Inc. 2012 Executive Bonus Plan	8-K	001-14837	10.1	4/19/2012
10.17**	Description of 2011 Cash Bonuses	10-K	001-14837	10.17	4/16/2012
10.18**	Quicksilver Resources Inc. Amended and Restated Change in Control Retention Incentive Plan	8-K	001-14837	10.9	11/24/2008

		Incorporated by Reference				Filed (†) or Furnished (‡) Herewith (as indicated)
Exhibit No.	Exhibit Description	Form	SEC File No.	Exhibit	Filing Date
10.19**	Quicksilver Resources Inc. Second Amended and Restated Key Employee Change in Control Retention Incentive Plan	8-K	001-14837	10.8	11/24/2008
10.20**	Quicksilver Resources Inc. Amended and Restated Executive Change in Control Retention Incentive Plan	8-K	001-14837	10.7	11/24/2008
10.21**	Form of Director and Officer Indemnification Agreement	10-Q	001-14837	10.2	11/8/2010
10.22**	Letter to John C. Regan dated April 16, 2012	10-K	001-14837	10.22	3/22/2013
10.23**	Letter to Jeff Cook dated July 20, 2012	10-Q	001-14837	10.1	11/8/2012
10.24**	Employment Separation Settlement Agreement, dated August 9, 2012, between Quicksilver Resources Inc. and Jeff Cook	10-K	001-14837	10.24	3/22/2013
10.25**	Agreement, dated as of May 15, 2013 between Quicksilver Resources Inc. and Thomas F. Darden	10-Q	001-14837	10.2	8/8/2013
10.26**	Letter to John C. Regan dated July 15, 2013	10-Q	001-14837	10.1	11/6/2013
10.27**	Letter to Stan G. Page dated July 15, 2013	10-Q	001-14837	10.2	11/6/2013
10.28	Credit Agreement, dated as of September 6, 2011, among Quicksilver Resources Inc. and the agents and lenders identified therein	10-Q	001-14837	10.1	11/9/2011
10.29	Amended and Restated U.S. Credit Agreement, dated as of December 22, 2011, among Quicksilver Resources Inc. and the agents and lenders identified therein	8-K	001-14837	10.1	12/27/2011
10.30	Amended and Restated Canadian Credit Agreement, dated as of December 22, 2011, among Quicksilver Resources Canada Inc. and the agents and lenders identified therein	8-K	001-14837	10.2	12/27/2011
10.31	Omnibus Amendment No. 1 to Combined Credit Agreements, dated as of May 23, 2012, among Quicksilver Resources Inc., Quicksilver Resources Canada Inc. and the agents and lenders identified therein	10-Q	001-14837	10.3	8/9/2012
10.32	Omnibus Amendment No. 2 to Combined Credit Agreements, dated as of August 6, 2012, among Quicksilver Resources Inc., Quicksilver Resources Canada Inc. and the agents and lenders identified therein	10-Q	001-14837	10.4	8/9/2012
10.33	Omnibus Amendment No. 3 to Combined Credit Agreements, dated as of October 5, 2012, among Quicksilver Resources Inc., Quicksilver Resources Canada Inc. and the agents and lenders identified therein	10-K	001-14837	10.31	3/22/2013
10.34	Omnibus Amendment No. 4 to Combined Credit Agreements, dated as of April 30, 2013, among Quicksilver Resources Inc., Quicksilver Resources Canada Inc. and the agents and lenders identified therein	10-Q	001-14837	10.3	8/8/2013
10.35	Omnibus Amendment No. 5 to Combined Credit Agreements, dated as of June 21, 2013, among Quicksilver Resources Inc., Quicksilver Resources Canada Inc. and the agents and lenders identified therein	8-K/A	001-14837	10.2	7/1/2013
10.36	Omnibus Amendment No. 6 to Combined Credit Agreements, dated as of November 15, 2013, among Quicksilver Resources Inc., Quicksilver Resources Canada Inc. and the agents and lenders identified therein	8-K	001-14837	10.1	11/18/2013
10.37	Second Lien Credit Agreement, dated as of June 21, 2013, among Quicksilver Resources Inc., the lenders party thereto and Credit Suisse AG, as administrative agent	8-K/A	001-14837	10.1	7/1/2013
10.38	Asset Purchase Agreement, dated as of May 15, 2009, among Quicksilver Resources Inc., as Seller, and ENI US Operating Co. Inc. and ENI Petroleum US LLC, as Buyers	8-K	001-14837	10.1	5/19/2009

		Incorporated by Reference				Filed (†) or Furnished (‡) Herewith (as indicated)
Exhibit No.	Exhibit Description	Form	SEC File No.	Exhibit	Filing Date
10.39	Project and Expenditure Authorization, dated as of April 6, 2011, between Quicksilver Resources Canada Inc. and Nova Gas Transmission Ltd.	8-K	001-14837	10.1	4/14/2011
10.40	PEA Amending Agreement, dated as of August 28, 2012, between Quicksilver Resources Canada Inc. and Nova Gas Transmission Ltd.	8-K	001-14837	10.1	9/10/2012
10.41	Commitment Letter Agreement, dated as of April 6, 2011, between Quicksilver Resources Canada Inc. and Nova Gas Transmission Ltd.	8-K	001-14837	10.2	4/14/2011
10.42	Amendment to Commitment Letter Agreement, dated as of August 28, 2012, between Quicksilver Resources Canada Inc. and Nova Gas Transmission Ltd.	8-K	001-14837	10.2	9/10/2012
10.43***	Contribution Agreement dated December 23, 2011 among Quicksilver Resources Canada Inc., Fortune Creek Gathering and Processing Partnership and 0927530 B.C. Unlimited Liability Company	8-K/A	001-14837	10.1	12/16/2013
10.44	Guaranty dated December 23, 2011 among Quicksilver Resources Inc., Fortune Creek Gathering and Processing Partnership and 0927530 B.C. Unlimited Liability Company	8-K	001-14837	10.2	12/27/2011
10.45	Gas Gathering Agreement, effective December 1, 2009, between Cowtown Pipeline L.P. and Quicksilver Resources Inc.	8-K	001-33631	10.1	1/8/2010
10.46	Amendment to Gas Gathering Agreement, dated as of October 1, 2010, by and between Quicksilver Resources Inc. and Cowtown Pipeline Partners L.P.	10-K	001-33631	10.2	2/25/2011
10.47	Sixth Amendment and Restated Gas Gathering and Processing Agreement, dated September 1, 2008, among Quicksilver Resources Inc., Cowtown Pipeline Partners L.P. and Cowtown Gas Processing Partners L.P.	10-Q	001-33631	10.1	11/6/2008
10.48	Addendum and Amendment to Gas Gathering and Processing Agreement Mash Unit Lateral, effective January 1, 2009, among Quicksilver Resources Inc., Cowtown Pipeline Partners L.P. and Cowtown Processing Partners L.P.	10-K	001-33631	10.2	3/15/2010
10.49	Second Amendment to Sixth Amendment and Restated Gas Gathering and Processing Agreement, date as of October 1, 2010, by and among Quicksilver Resources Inc., Cowtown Pipeline Partners L.P. and Cowtown Gas Processing Partners L.P.	10-K	001-33631	10.2	2/25/2011
10.50	Amended and Restated Gas Gathering Agreement, effective September 1, 2008, between Cowtown Pipeline L.P. and Quicksilver Resources Inc.	10-K	001-14837	10.54	4/16/2012
10.51	First Amendment to Amended and Restated Gas Gathering Agreement, dated September 29, 2009, between Cowtown Pipeline L.P. and Quicksilver Resources Inc.	10-K	001-14837	10.55	4/16/2012
10.52	Second Amendment to Gas Gathering Agreement, dated October 1, 2010, between Cowtown Pipeline L.P. and Quicksilver Resources Inc.	10-K	001-14837	10.56	4/16/2012
10.53***	Acquisition and Exploration Agreement, dated September 20, 2012, between Quicksilver Resources Inc. and SWEPI LP	8-K/A	001-14837	10.1	2/8/2013
10.54	First Amendment to Acquisition and Exploration Agreement, dated November 20, 2012, between Quicksilver Resources Inc. and SWEPI LP	10-K	001-14837	10.48	3/22/2013
12.1	Computation of Ratio of Earnings to Fixed Charges					†
21.1	List of subsidiaries of Quicksilver Resources Inc.	10-K/A	001-14837	21.1	3/18/2014
23.1	Consent of Ernst & Young LLP					†
23.2	Consent of Deloitte & Touche LLP					†
23.3	Consent of Schlumberger Technology Corporation					†
23.4	Consent of LaRoche Petroleum Consultants, Ltd.					†

		Incorporated by Reference				Filed (†) or Furnished (‡) Herewith (as indicated)
Exhibit No.	Exhibit Description	Form	SEC File No.	Exhibit	Filing Date
23.5	Consent of Davis Polk &Wardwell LLP (contained in their opinion filed as Exhibit 5.1).					†
24.1	Power of Attorney (included on signature page)					†
25.1	Statement of Eligibility of The Bank of New York Mellon Trust Company, N.A., as Trustee, on Form T-1.					†
99.1	Form of Letter of Transmittal					†
99.2	Form of Notice of Guaranteed Delivery					†
99.3	Form of Letter to Clients					†
99.4	Form of Letter to Nominees					†
99.5	Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from Owner					†
99.6	Report of Schlumberger Technology Corporation	10-K/A	001-14837	99.1	3/18/2014
99.7	Report of LaRoche Petroleum Consultants, Ltd.	10-K/A	001-14837	99.2	3/18/2014
* Excludes schedules and exhibits we agree to furnish supplementally to the SEC upon request.
** Indicates a management contract or compensatory plan or arrangement.
*** Portions of exhibit deleted pursuant to request for confidential treatment. These portions have been furnished separately to the Securities and Exchange Commission.